Exhibit 10.3

EXECUTION VERSION

$610,000,000

CREDIT AGREEMENT

dated as of May 8, 2018

among

MAVENIR PRIVATE HOLDINGS II LTD,

as Holdings,

MAVENIR SYSTEMS, INC.,

as the Borrower,

the Several Lenders and the Issuing Lenders from Time to Time Parties Hereto,

GOLDMAN SACHS LENDING PARTNERS LLC,

as Administrative Agent and Collateral Agent,

and

GOLDMAN SACHS LENDING PARTNERS LLC, DEUTSCHE BANK SECURITIES INC.,

JPMORGAN CHASE BANK, N.A.

and

RBC CAPITAL MARKETS1,

as Joint Lead Arrangers and Joint Bookrunners

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

i

(continued)

(continued)

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		Page
10.20	Interest Rate Limitation	176
10.21	No Advisory or Fiduciary Relationship	176
10.22	Conflicts	177

APPENDICES:

A-1	Initial Revolving Commitments
A-2	Initial Term Commitments
A-3	L/C Commitments

SCHEDULES:

4.1(a)	Company Financial Statement Disclosures
4.1(b)	Historical Annual Financial Statement Disclosures
4.4	Consents, Authorizations, Filings and Notices
4.8	Excepted Property; Owned Property
4.14	Subsidiaries
4.17(a)	UCC Filing Jurisdictions
6.15	Post-closing Schedule
7.2(c)	Existing Indebtedness
7.3(f)	Existing Liens
7.5(f)	Certain Dispositions
7.7	Existing Investments
7.9	Existing Transactions with Affiliates
7.10	Existing Negative Pledge Clauses

EXHIBITS:

A-1	Form of Notice of Borrowing
A-2	Form of Conversion/Continuation Notice
A-3	Form of Notice of Swingline Borrowing
B	Form of Guarantee and Collateral Agreement
C	Form of Compliance Certificate
D-1	Form of Closing Certificate
D-2	Form of Officer’s Certificate
E	Form of Assignment and Assumption
F	Form of Exemption Certificate
G	Form of Solvency Certificate
H	Form of Prepayment Notice
I	Form of Promissory Note
J	Form of Joinder Agreement
K	Form of Perfection Certificate
L	Form of Affiliated Lender Assignment Agreement
M	Form of Intercompany Subordination Agreement
N	Form of Administrative Agent Questionnaire

CREDIT AGREEMENT, dated as of May 8, 2018 (this “Agreement”), among MAVENIR PRIVATE HOLDINGS II LTD, a limited liability company formed under the laws of England and Wales (“Holdings”), MAVENIR SYSTEMS, INC., a Delaware corporation (the “Company”), the several banks and other financial institutions or Persons from time to time parties to this Agreement as lenders (collectively, the “Lenders”), GOLDMAN SACHS LENDING PARTNERS LLC (“Goldman Sachs”), as administrative agent (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”) and collateral agent (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”).

PRELIMINARY STATEMENTS

1. The Borrower is currently party to that certain Financing Agreement, dated as of August 19, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Existing Credit Agreement”), by and among Holdings, the Borrower, certain Subsidiaries of Holdings party thereto, the lenders from time to time party thereto and Cerberus Business Finance, LLC, as the administrative agent for the lenders and as collateral agent for the lenders.

2. Mavenir Private Finance Ltd., a private limited company organized under the laws of the United Kingdom, and a Parent Company of the Borrower is the issuer of that certain Promissory Note, dated as of February 28, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Mitel Promissory Note”) for the benefit of Mitel US Holdings, Inc.

3. The Borrower wishes for the obligations under the Existing Credit Agreement to be repaid, redeemed, defeased, discharged, refinanced, replaced or terminated, as applicable, and all commitments to extend credit thereunder and all security interests related thereto to be terminated (other than provisions that by the express terms thereof survive the termination thereof).

4. Under the terms of the Mitel Promissory Note, the obligations thereunder will become due upon payment in full of the Existing Credit Agreement and, as such, the Borrower wishes to make certain intercompany loans to one or more Parent Companies to allow the obligations under the Mitel Promissory Note to be repaid, redeemed, defeased, discharged, refinanced, replaced or terminated, as applicable (other than provisions that by the express terms thereof survive the termination thereof).

5. The Borrower has requested, substantially simultaneously with the consummation of the Refinancing, that certain Lenders extend credit to the Borrower in the form of (a) Initial Term Loans in an initial aggregate principal amount equal to $550 million and (b) Initial Revolving Commitments in an initial aggregate principal amount of $60 million.

6. The Lenders are willing to extend such credit referred to in Preliminary Statement (5) above to the Borrower on the terms set forth herein and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1 DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR” means, for any day, a fluctuating rate per annum equal to the greatest of (a) rate of interest publicly announced by the Administrative Agent as its “prime rate” in effect at its principal office in New York City (or, if such rate ceases to be so announced, as quoted from such other generally available and recognizable national publication as Administrative Agent may select), (b) the Federal Funds Effective Rate plus 1⁄2 of 1.00%, (c) the one-month Eurodollar Base Rate determined on such day plus 1.00% and (d) with respect to the Initial Term Loans only, 2.00%; provided, that solely for purposes of determining the Eurodollar Base Rate for purposes of the foregoing, the Eurodollar Base Rate for any day shall be determined using the Eurodollar Base Rate as otherwise determined by the Administrative Agent in accordance with the definition of Eurodollar Base Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the Eurodollar Base Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Notwithstanding the foregoing, ABR will be deemed to be 0% per annum if the ABR calculated pursuant to the foregoing provisions would otherwise be less than 0% per annum.

“ABR Loans” means Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Intercreditor Agreement” means a Market Intercreditor Agreement or another intercreditor agreement that is reasonably satisfactory to the Administrative Agent.

“Additional Debt Requirements” means the following requirements:

(a) such Indebtedness shall not be the obligation of, or subject to any guarantee by, any Person who is not also a Loan Party (or who becomes a Loan Party substantially concurrently with the incurrence or issuance of such Indebtedness, except as set forth in Section 7.2(h)(i) and/or Section 7.2(i)(i));

(b) the obligations of the applicable Loan Party in respect of such Indebtedness shall not be secured by (x) any Lien on any Property in which the Collateral Agent does not have a Lien (or Property in which the Collateral Agent is not granted a Lien substantially concurrently with the grant of a Lien securing such Indebtedness) or (y) any perfected Lien on any Property in which the Collateral Agent does not have a perfected Lien (or Property in which a Lien in favor of the Collateral Agent is not perfected substantially concurrently with the perfection of a Lien securing such Indebtedness);

(c) such Indebtedness shall not (x) provide for any final maturity date prior to the Latest Term Loan Maturity Date (other than revolving Indebtedness and customary bridge loans with an initial maturity date of not longer than one year (provided, in the case of Indebtedness which is secured on a junior lien or unsecured basis, such Indebtedness shall mature no earlier than ninety one (91) days after the Latest Term Loan Maturity Date); provided, that any loans, notes, securities or other Indebtedness (other than revolving Indebtedness) which are exchanged for or otherwise replace such bridge loans shall be subject to the requirement of this clause (c)(x)) or the Latest Revolving Maturity Date (in the case of revolving Indebtedness), in each case, as of the date of the issuance or incurrence, as applicable, thereof, (y) have a shorter Weighted Average Life to Maturity than the then-existing Term Loans (other than, revolving Indebtedness and customary bridge loans with an initial maturity date of not longer than one year; provided, that any loans, notes, securities or other Indebtedness (other than revolving Indebtedness) which are exchanged for or otherwise replace such bridge loans shall be subject to the requirement of this clause (c)(y)) or require scheduled amortization or mandatory commitment reduction (in the case of revolving Indebtedness) prior to the Latest Revolving Maturity Date as of the date of the issuance or incurrence thereof, as applicable, and (z) in the case of Indebtedness that is unsecured or is secured by Liens that are junior in priority to the Liens securing the Initial Facilities, provide for any mandatory repayment, redemption or sinking fund prior to the date that is 91 days after the Latest Term Loan Maturity Date as of the date of issuance or incurrence, as applicable, thereof, other than mandatory repayments or redemptions from asset sales, casualty or condemnation events or excess cash flow to the extent that prepayments are made first to the Initial Term Loans and to other Indebtedness secured by Liens that are pari passu with the Lien securing the Initial Facilities (to the extent required by the Loan Documents or the terms of such other Indebtedness) or such prepayments are declined by any holder of such Term Loans or such other Indebtedness;

(d) in the case of any such Indebtedness which is pari passu in right of payment and security with the Initial Term Loans and constitutes term loans (and not notes or securities), the Effective Yield applicable thereto shall not be more than 0.50% per annum higher than the Effective Yield in respect of the Initial Term Loans unless the Effective Yield with respect to the Initial Term Loans is adjusted to be equal to the Effective Yield applicable to such Indebtedness, minus 0.50% per annum; and

(e) the other material covenants, terms and conditions (excluding (1) pricing, interest rate margins, rate floors, discounts, premiums, fees, and prepayment or redemption terms and premiums and (2) covenants or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in the case of term loans or notes) or the Latest Revolving Maturity Date (in the case of revolving Indebtedness), in each case, at the time of incurrence or issuance of such Indebtedness) applicable to such Indebtedness shall not be materially more restrictive (when taken as a whole) than the terms and conditions of the Loan Documents (when taken as a whole), as reasonably determined by the Borrower, unless such terms and conditions constitute then-current market terms for the applicable type of Indebtedness; provided, that such terms shall not be deemed to be more restrictive solely as a result of the inclusion in the documentation governing such Indebtedness of any more restrictive terms (including any Previously Absent Financial Maintenance Covenant) so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such more restrictive terms for the benefit of each Facility to the extent applicable in the documentation governing such Indebtedness (but if the applicable Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant applicable only to revolving Indebtedness, the Previously Absent Financial Maintenance Covenant shall be automatically included in this Agreement only for the benefit of each Revolving Facility and not for the benefit of any Facility in respect of Term Loans hereunder); provided, further, that any Indebtedness in the form of (A) term loans that are pari passu with the Initial Term Loans in right of payment and with respect to security may provide for the ability of the holders thereof to decline to participate in any voluntary prepayments of such term loans and/or to receive on a pro rata or less than pro rata basis any mandatory prepayments of such term loans or (B) revolving loans that are pari passu with the Initial Revolving Loans in right of payment and with respect to security may provide for the lenders thereof to elect lesser payments or commitment reductions in respect of such revolving loans; and

(f) in the case of any Specified Junior Debt described in clause (a) of the definition thereof or any Indebtedness incurred under clauses (h)(i)(2), (i)(i) or (r) (with respect to Incremental Equivalent Debt described in clause (a) of the definition thereof) of Section 7.2, except as otherwise agreed by the providers of such Indebtedness in connection with a Limited Condition Acquisition or other Investment permitted hereunder, after giving effect thereto on a Pro Forma Basis, subject to Section 1.5(c) and, in the case of Incremental Equivalent Debt, Section 2.25, no Event of Default has occurred or is continuing or would result therefrom.

“Additional Lender” has the meaning specified in Section 2.25(d).

“Additional/Replacement Revolving Commitments” has the meaning specified in Section 2.25(a).

“Additional/Replacement Revolving Facility” means each Class of Additional/Replacement Revolving Commitments established pursuant to Section 2.25.

“Additional/Replacement Revolving Loans” means any revolving loans made under an Additional/Replacement Revolving Facility.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent substantially similar to Exhibit N.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise. No Person shall be an “Affiliate” of Holdings or any Subsidiary thereof solely because it is an unrelated portfolio company of any Investor and none of the Administrative Agent, the Lead Arrangers, any Lender (other than any Investor Affiliated Lender or Debt Fund Affiliate) or any of their respective Affiliates shall be considered an Affiliate of Holdings or any Subsidiary thereof.

“Affiliated Lender” has the meaning specified in Section 10.6(c)(i).

“Affiliated Lender Assignment Agreement” has the meaning specified in Section 10.6(c)(i)(B).

“Agent-Related Persons” means each Agent and sub-agent of an Agent, together with its Related Parties.

“Agents” means the collective reference to the Collateral Agent and the Administrative Agent.

“Agreement” has the meaning specified in the preamble hereto.

“Alternative Interest Rate Election Event” has the meaning specified in Section 2.17(b).

“Anti-Corruption Laws” has the meaning specified in Section 4.20(a).

“Applicable Commitment Fee Rate” means, for any day, 0.50%; provided, that for any period ending on and after the financial statements and Compliance Certificate are delivered with respect to the fiscal quarter ending July 31, 2018, the Applicable Commitment Fee Rate shall be reduced to 0.375% per annum if the First Lien Leverage Ratio for the Test Period ending on the last day of the applicable fiscal quarter shall be less than or equal to 4.20:1.00, which decrease shall become effective as of the second Business Day immediately following the date on which financial statements to be delivered pursuant to Section 6.1(a) or (b), as applicable, and the Compliance Certificate with respect to such period are delivered; provided, further, that, if the Borrower shall fail to deliver financial statements within any of the time periods specified in Section 6.1(a) or (b), as applicable, and the Compliance Certificate with respect thereto, the Applicable Commitment Fee Rate from such date they were due, to but not including the second Business Day following the date the Borrower delivers to the Administrative Agent such financial statements and Compliance Certificate, shall conclusively equal 0.50%.

“Applicable Indebtedness” has the meaning specified in the definition of the term “Weighted Average Life to Maturity”.

“Applicable Margin” means, for any day, (a) with respect to the Initial Term Loans that are (i) ABR Loans, 5.00% per annum and (ii) Eurodollar Loans, 6.00% per annum and (b) with respect to the Revolving Loans (including Swingline Loans) that are (i) ABR Loans, 4.75% per annum and (ii) Eurodollar Loans, 5.75% per annum; provided, that for any period ending on and after the financial statements and Compliance Certificate are delivered with respect to the fiscal quarter ending July 31, 2018, the Applicable Margin with respect to the Initial Revolving Loans shall be the per annum rate set forth below opposite the applicable First Lien Leverage Ratio as of the last day of such period:

	Initial Revolving Loans
First Lien Leverage Ratio	ABR Loans	Eurodollar Loans
> 4.70:1.00	4.75%	5.75%
≤ 4.70:1.00 but > 4.20:1.00	4.50%	5.50%
≤ 4.20:1.00	4.25%	5.25%

Changes in the Applicable Margin resulting from a change in the First Lien Leverage Ratio shall become effective on the second Business Day after delivery to the Administrative Agent of financial statements pursuant to Section 6.1(a) or (b), as applicable, and the Compliance Certificate with respect thereto. Notwithstanding anything to the contrary set forth in this Agreement (including the determination of the Applicable Margin based on the above grid), if the Borrower shall fail to deliver financial statements within any of the time periods specified in Section 6.1(a) or (b), as applicable, and the Compliance Certificate with respect thereto, the Applicable Margin from such date they were due, to but not including the second Business Day following the date the Borrower delivers to the Administrative Agent such financial statements and Compliance Certificate shall conclusively equal the Applicable Margin set forth for such Type of Loans as of the Closing Date.

“Application” means an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Appraisal Share Funding” means the funding of any judgment, settlement or other payments in connection with the shareholder litigation related to the Sponsor’s 2016 acquisition of Mavenir, Inc., a Delaware corporation.

“Appraisal Share Funding Unexpended Amount” means (a) prior to the Appraisal Share Funding, the amount of cash and Cash Equivalents that the Group Members have reasonably allocated for such Appraisal Share Funding and (b) after the Appraisal Share Funding, $0.

“Approved Fund” has the meaning specified in Section 10.6(b).

“Asset Sale” means any Disposition (or series of related Dispositions) of Property by any Group Member in reliance on clause (e), (f), (g), (s), (y) or (bb) of Section 7.5.

“Assignee” has the meaning specified in Section 10.6(b).

“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit E, or such other form approved by the Administrative Agent and the Borrower.

“Available Amount” means, at any time (the “Available Amount Reference Time”), an amount equal at such time to (a) the sum (which shall not be less than zero) of, without duplication:

(i) the greater of (x) $10.6 million and (y) 10% of Consolidated EBITDA as of the most recently ended Test Period;

(ii) Retained Excess Cash Flow;

(iii) the net cash proceeds of any Investment made by a Group Member using the Available Amount received by a Group Member in connection with the Disposition of such Investment to any Person (other than a Group Member) during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time;

(iv) (x) the amount of any Investment by a Group Member that was made using the Available Amount in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged, amalgamated or consolidated with or into a Group Member and (y) the Fair Market Value of the assets of any Unrestricted Subsidiary that has been transferred, conveyed or otherwise distributed to a Group Member, in each case of clauses (x) and (y), during the period from and including the Business Day immediately following the Closing Date and at or prior to the Available Amount Reference Time, such amount not to exceed the amount of the Investment that was made using the Available Amount by the Group Members in such Unrestricted Subsidiary;

(v) to the extent not applied to make mandatory prepayments in respect of Specified Junior Debt in accordance with the terms thereof, the aggregate amount of any Retained Declined Proceeds during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time;

(vi) the aggregate principal amount of any Indebtedness or Disqualified Capital Stock of a Group Member issued after the Closing Date (other than to any other Group Member or an employee stock ownership plan or trust established by a Group Member), which has been converted into or exchanged for Qualified Capital Stock of any Parent Company, together with the Fair Market Value of any Cash Equivalents, marketable securities or other property received by a Group Member upon such exchange or conversion, during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; and

(vii) without duplication of any of the foregoing, Returns on any Investment made with the proceeds of the Available Amount.

minus (b) the sum of, without duplication, the aggregate amount of any Investments, Restricted Payments and Restricted Debt Payments made by the Group Members using the Available Amount pursuant to clause (d)(ii) of the definition of Permitted Acquisition or Section 7.6(g)(iii), 7.7(dd)(i), or 7.8(a)(iv)(C) after the Closing Date and prior to the Available Amount Reference Time.

“Available Amount Reference Time” has the meaning specified in the definition of the term “Available Amount”.

“Available Equity Amount” means, at any time (the “Available Equity Amount Reference Time”), an amount equal to, without duplication, (a) the aggregate amount of cash, together with the Fair Market Value of any Cash Equivalents, marketable securities or other property received by a Group Member (other than amounts received from any other Group Member) from contributions in respect of, or issuance of, Qualified Capital Stock of any Parent Company, in each case during the period from and including the Business Day immediately following the Closing Date through and including the Available Equity Amount Reference Time and excluding (i) any Cure Amount and (ii) the Available Excluded Contribution Amount, minus (b) the aggregate amount of any Investments, Restricted Payments or Restricted Debt Payments made by the Group Members in reliance on the Available Equity Amount pursuant to clause (d)(ii) of the definition of Permitted Acquisition, Section 7.6(g)(ii), 7.7(dd)(iii) or 7.8(a)(iv)(B) after the Closing Date and prior to the Available Equity Amount Reference Time.

“Available Equity Amount Reference Time” has the meaning specified in the definition of the term “Available Equity Amount”.

“Available Excluded Contribution Amount” means, at any time (the “Available Excluded Contribution Reference Time”), an amount equal to, without duplication, (a) the aggregate amount of cash, together with the Fair Market Value of any Cash Equivalents, marketable securities or other property received by a Group Member (other than amounts received from any other Group Member) from contributions in respect of, or issuance of, Qualified Capital Stock of any Parent Company, in each case during the period from and including the Business Day immediately following the Closing Date through and including the Available Excluded Contribution Reference Time and to the extent designated as an Available Excluded Contribution Amount pursuant to a certificate of a Responsible Officer on or promptly after the date on which the relevant capital contribution is made or the relevant proceeds are received, as the case may be, and excluding (i) any Cure Amount and (ii) the Available Equity Amount, minus (b) the aggregate amount of any Investments, Restricted Payments or Restricted Debt Payments made by the Group Members in reliance on the Available Excluded Contribution Amount pursuant to clause (d)(ii) of the definition of Permitted Acquisition, Section 7.6(g)(i), 7.7(dd)(ii) or 7.8(a)(iv)(A) after the Closing Date and prior to the Available Excluded Contribution Reference Time.

“Available Excluded Contribution Reference Time” has the meaning specified in the definition of the term “Available Excluded Contribution Amount”.

“Available Revolving Commitment” means, as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Revolving Lender’s Revolving Extensions of Credit for the purpose of determining such Revolving Lender’s Available Revolving Commitments pursuant to Section 2.9(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.) and the regulations issued from time to time thereunder.

“Bankruptcy Proceedings” has the meaning specified in Section 10.6(e).

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender” has the meaning specified in Section 10.7(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bona Fide Debt Fund” means with respect to any Company Competitor, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is (a) primarily engaged in, or advises funds or other investment vehicles that are primarily engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and (b) managed, sponsored or advised by any person that is controlling, controlled by or under common control with the relevant Company Competitor or affiliate thereof, but only to the extent that no personnel involved with the investment in the relevant Company Competitor (i) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity or (ii) has access to any information (other than information that is publicly available) relating to Holdings, the Borrower and/or any entity that forms part of any of their respective businesses (including any of their respective subsidiaries); it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Disqualified Institution that qualifies under clauses (b) or (c) of the definition thereof (with respect to the Persons described in clause (b) of the definition thereof).

“Bookrunners” means, collectively, each of Goldman Sachs Lending Partners LLC, Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A. and RBC Capital Markets in its capacity as a joint bookrunner with respect to the Initial Facilities.

“Borrower” has the meaning specified in the preamble hereto together with any Successor Borrower.

“Borrower Materials” has the meaning specified in Section 6.2.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder satisfying the applicable notice requirements set forth in Section 2.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, that when used in connection with a Eurodollar Loan denominated in Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the aggregate of, without duplication, (a) all expenditures by the Group Members during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Group Members and (b) all fixed asset additions financed through Capital Lease Obligations incurred by the Group Members and recorded on the balance sheet in accordance with GAAP during such period.

“Capital Lease” shall mean, with respect to any Person, any lease of, or other arrangement conveying the right to use, any property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP; provided, that notwithstanding the foregoing or anything else in this Agreement to the contrary, in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP prior to giving effect to the Financial Accounting Standards Board Accounting Standard Update 2016-02, Leases (Topic 842), issued in February 2016, or any other changes in GAAP subsequent to the Closing Date be considered a capital lease for purposes of this definition.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, to the extent such obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided, that notwithstanding the foregoing or anything else in this Agreement to the contrary, in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP prior to giving effect to the Financial Accounting Standards Board Accounting Standard Update 2016-02, Leases (Topic 842), issued in February 2016, or any other changes in GAAP subsequent to the Closing Date be considered a capital lease for purposes of this definition.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize” means to pledge and deposit with or deliver to the applicable Agent, for the benefit of the Agents, any Issuing Lender or any Swingline Lender (as applicable) and the Revolving Lenders, as collateral for L/C Obligations, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable Agent and each applicable Issuing Lender or Swingline Lender, as applicable, benefiting from such collateral agrees in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the applicable Agent, applicable Issuing Lender or Swingline Lender (as applicable) (which documents are hereby consented to by the Lenders). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500 million; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) fully collateralized repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty days with respect to securities issued or fully guaranteed or insured by the United States government; (e) marketable securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A-1 by S&P or P-1 by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of any of clauses (a) through (f) of this definition; and (h) other short-term investments utilized by Foreign Subsidiaries in accordance with the normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Management Document” means any certificate, agreement or other document executed by any Group Member or Holdings in respect of the Cash Management Obligations.

“Cash Management Obligation” means any direct or indirect liability, contingent or otherwise, of any Group Member or Holdings in respect of cash management services (including treasury services, depository, overdraft, credit or debit card, automated clearing house services, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting, trade finance services, funds transfer and other cash management arrangements) provided by any Agent, any Lead Arranger, any Lender or any Affiliate of any of them (whether or not such Person subsequently ceases to be an Agent, Lead Arranger, Lender or any Affiliate thereof), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith; provided, that in the case that such Cash Management Obligations are provided by a Person that is not the Administrative Agent or any of its Affiliates, such Person shall have designated such cash management services as “Cash Management Obligations” in writing to the Administrative Agent.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any Law, (b) any change in any Law or any published concession or published practice of any Governmental Authority or (c) the making or issuance of any new request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued, but solely to the extent the relevant increased costs or loss of yield would have been included if they had been imposed under applicable increased cost provisions.

“Change of Control” means:

(a) at any time prior to a Qualifying IPO, the failure by the Permitted Holders to own and control, directly or indirectly, Capital Stock of Holdings representing at least a majority of the aggregate ordinary voting power of Holdings; and/or

(b) at any time on and after a Qualifying IPO, any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person, entity or “group” and their respective Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, is or becomes the beneficial owner (within the meaning SEC Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than the greater of (i) 35% or more of the total then-outstanding Capital Stock of Holdings entitled to vote for members of the board of directors (or equivalent governing body) of Holdings and (ii) the percentage of the total then-outstanding Capital Stock of Holdings entitled to vote for members of the board of directors (or equivalent governing body) then held, directly or indirectly, by the Permitted Holders; and/or

(c) Holdings (or if Holdings has merged or consolidated with or into another Person as permitted by Section 7.4 or 7.11, the Person surviving such merger or consolidation) shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower;

provided, that a transaction in which Holdings becomes a direct or indirect Subsidiary of another Person shall not be deemed to constitute a “Change of Control” if, immediately following such transaction, the Permitted Holders, directly or indirectly through one or more intermediaries, of the Capital Stock of Holdings immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, 50% or more of the outstanding voting Capital Stock of such other Person of whom Holdings has become a direct or indirect Subsidiary.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve of any kind.

“Chattel Paper” has the meaning specified in the Guarantee and Collateral Agreement.

“Claims” has the meaning specified in the definition of the term “Environmental Claims”.

“Class” means, when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are Initial Revolving Loans, Initial Term Loans, Other Loans (of a Class), Swingline Loans or swingline loans established under any Other Facility (of a Class), and, when used in reference to any Commitment, refers to whether such Commitment is an Initial Term Commitment, Initial Revolving Commitment, Other Commitment (of a Class), Swingline Commitment or swingline commitment established under any Other Facility (of a Class) and, when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment of such Class.

“Closing Date” means the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived and the initial Loans hereunder shall have been funded, which date is May 8, 2018.

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“Collateral” means any and all Property of any Loan Party subject to (or purported to be subject to) a Lien under any Security Document and any and all other Property of any Loan Party now existing or hereafter acquired that is or becomes subject (or purported to be subject) to a Lien pursuant to any Security Document to secure the Secured Obligations.

“Collateral Agent” has the meaning specified in the preamble hereto.

“Commercial Tort Claims” has the meaning specified in the Guarantee and Collateral Agreement.

“Commitment” means (a) with respect to each Lender (to the extent applicable), such Lender’s Initial Term Commitment, Initial Revolving Commitment, Other Commitment and/or any combination thereof, as the context requires and (b) with respect to the applicable Swingline Lender, or swingline lender under any Other Facility, its Swingline Commitment and/or swingline commitment, as the context requires.

“Committed Reinvestment Amount” has the meaning specified in the definition of the term “Reinvestment Prepayment Amount.”

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Commonly Controlled Entity” means any trade or business, whether or not incorporated, that together with a Group Member is under common control or treated as a single employer, in either case, within the meaning of Sections 414(b) or (c) of the Code or Section 4001 of ERISA.

“Commonly Controlled Plan” has the meaning specified in Section 4.12(b).

“Company” has the meaning specified in the preamble hereto.

“Company Competitor” means any competitor of the Borrower and/or any of its Subsidiaries.

“Compliance Certificate” means a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

“Consolidated Current Assets” means, at any date, all amounts (other than cash and Cash Equivalents, prepaid income taxes, income taxes receivable, current deferred income taxes and the current portion of deferred financing fees) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Group Members at such date.

“Consolidated Current Liabilities” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Group Members at such date, but excluding (a) the current portion of any Indebtedness of the Group Members, (b) the current portion of all income taxes payable and current deferred income taxes, (c) the current portion of deferred revenue and (d) without duplication, all Indebtedness consisting of revolving loans or swingline loans, to the extent otherwise included therein and the current portion of accruals and provisions resulting from the non-cash charges added back in determining Consolidated Net Income.

“Consolidated EBITDA” means, with respect to any Person for any period, the sum (without duplication) of:

(a) Consolidated Net Income for such period; plus

(b) without duplication and to the extent already deducted (and not added back) in arriving at Consolidated Net Income, the sum of:

(i) total interest expenses and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income (provided, that for the avoidance of doubt, interest income will not include any amounts earned by Restricted Subsidiaries through the financing of software licenses, maintenance services agreements, service contracts, leases (including all equipment and software subject to leases) or subleases) and gains on such hedging obligations or such derivative instruments, bank and letter of credit fees and costs of surety bonds in connection with financing activities, and any cash dividends paid or payable in respect of Disqualified Capital Stock (other than to a Loan Party),

(ii) taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise and similar taxes based on income, profits, revenue or capital and foreign withholding taxes and unreimbursed value added taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations and (without duplication) any payments to a parent entity with respect to such tax liability,

(iii) depreciation and amortization (including amortization of the aggregate of all expenditures (whether paid in cash or accrued as liabilities) for any period by the Borrower and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries), internal labor costs and amortization of deferred financing fees or costs,

(iv) Non-Cash Charges, provided, that if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, the Borrower may determine not to add back such non-cash charge in the current period (but, to the extent added back, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA);

(v) management, monitoring, consulting, transaction and advisory fees and related expenses to the Sponsor or Employees paid in cash to the extent permitted to be paid hereunder or accrued during such period (but excluding fees that were paid in cash or accrued in another period);

(vi) (x) Transaction Expenses and (y) any transaction fees, costs and expenses incurred (1) in connection with the consummation of any transaction (or any transaction proposed and not consummated), whether or not permitted under this Agreement, including any issuance or offering of Capital Stock, any Investment, any Disposition, any Restricted Payment, any Restricted Debt Payment, any recapitalization, any acquisition, merger, consolidation or amalgamation or any incurrence, repayment, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction and/or (2) in connection with any Qualifying IPO (whether or not consummated) (including Public Company Costs),

(vii) any Charge that is actually reimbursed or reimbursable by one or more third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided, that the relevant Person in good faith expects the Group Members to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters (it being understood that to the extent any reimbursement amount is not actually received within such fiscal quarters, such reimbursement amount shall be deducted in calculating Consolidated EBITDA for such fiscal quarters),

(viii) (x)(A) any Charge incurred as a result of, in connection with or pursuant to any long-term incentive plan, management equity plan, profits interest, stock option plan, restricted stock unit or replacement program therefor or any other management or employee benefit plan or agreement (including any 401K plan), any pension plan (including any post-employment benefit scheme to which the relevant pension trustee has agreed), any stock subscription or shareholder agreement, any employee benefit trust, any employee benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement), (B) any Charge for such period relating to payments made to option holders or participants in a long-term incentive plan of any direct or indirect parent of Holdings in connection with, or as a result of, any distributions made to its equityholders, which payments are being made to compensate such option holders as though they were equityholders as of the date of, and entitled to share in, such distribution and (C) any Charges incurred pursuant to a restricted stock unit replacement or similar program and (y) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management of such Person (or any Parent Company), in each case under this clause (y), to the extent that any cash Charge is funded with a capital contribution or the Net Cash Proceeds of a sale or issuance of Qualified Capital Stock of such Person (or any Parent Company) contributed to such Person,

(ix) the amount of any extraordinary, unusual or non-recurring expenses, losses or Charges incurred or accrued, the amount of any Charge incurred or accrued in connection with any single or one-time event, including in connection with (x) an acquisition consummated after the Closing Date and (y) the closing or consolidation of any facility during such period,

(x) any Charge attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, transition, opening and/or pre-opening expenses, business optimization and other restructuring (including tax restructuring) and integration Charges (including any Charge attributable to inventory optimization programs, software development costs, any Charge attributable to the closure or consolidation of any facility and/or discontinued operations, Charge relating to entry into a new market, consulting fees, signing costs, retention or completion bonus, relocation expenses, severance payments, Charge associated with any modification to any pension and post-retirement employee benefit plan, Charge associated with new systems design, implementation costs and project startup costs),

(xi) any earn-out obligation expense incurred in connection with the Transactions, any acquisition and/or other Investment permitted under Section 7.7 and/or any acquisition or other Investment completed prior to the Closing Date, in each case, which is paid or accrued during such period, and

(xii) the amount of any expense or deduction associated with any Restricted Subsidiary that is attributable to any non-controlling interest and/or minority interest of any third party, and

(xiii) any change in deferred revenues or unbilled revenues, in each case, net of any change in deferred costs; plus

(c) to the extent not otherwise included in the determination of Consolidated Net Income for such period, the amount of any proceeds of any business interruption insurance policy received during such period in an amount representing the earnings for the applicable period that such proceeds are intended to replace whether or not then received; provided the relevant Person in good faith expects to receive such amount within the next four fiscal quarters (it being understood that, to the extent any such amount is not actually received within such fiscal quarters, such amount shall be deducted in calculating Consolidated EBITDA for such fiscal quarters); plus

(d) to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period, so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated EBITDA pursuant to clause (g) below for any previous period and not added back; plus

(e) without duplication of amounts added back pursuant to other clauses in this definition (whether through a pro forma adjustment or otherwise), the amount of any expected “run-rate” cost savings, operating expense reductions, other operating improvements and synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) that are reasonably identifiable and factually supportable (in the good faith determination of such Person) related to any permitted Investment, permitted Disposition, or any operating improvement, restructuring, cost savings initiative, synergy, or other similar initiative and/or specified transaction (any such operating improvement, restructuring, cost savings initiative or similar initiative or specified transaction, a “Cost Savings Initiative”); provided, that (x) such Expected Cost Savings are reasonably expected to be realized within 18 months of the consummation of the event giving rise thereto and (y) the aggregate amount of such Expected Cost Savings shall not exceed 25% of Consolidated EBITDA for such period (calculated before giving effect to any such Expected Cost Savings to be added back pursuant to this clause (e)); plus

(f) without duplication of amounts added back pursuant to other clauses in this definition, other amounts and adjustments reflected in the Projections and/or the Quality of Earnings Report; minus

(g) any amount which, in the determination of Consolidated Net Income for such period, has been included for any non-cash income or non-cash gain, all as determined in accordance with GAAP (provided, that if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period); minus

(h) the amount of any cash payment made during such period in respect of any Non-Cash Charge that is accounted for in a prior period which was added to Consolidated Net Income to determine Consolidated EBITDA for such prior period and which does not otherwise reduce Consolidated Net Income for the current period.

“Consolidated First Lien Debt” means, as to any Person as of any date of determination, Consolidated Total Debt outstanding on such date that is secured by a Lien on the Collateral which is on at least an equal priority basis (but without regard to the control of remedies) with the Liens securing the Initial Facilities.

“Consolidated Net Income” means, with respect to any Person (the “Subject Person”) for any period, the net income (or loss) of such Subject Person, determined on a consolidated basis in accordance with GAAP excluding, without duplication:

(a) any impairment charge (including any Charge relating to the impairment of goodwill and other assets) and asset write-off and/or write-down and the amortization of intangibles (including software and goodwill),

(b) any gain or loss from any extraordinary, unusual or nonrecurring items for such period (including any costs associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order),

(c) any net gain or loss attributable to any asset disposition (including asset retirement costs) or of returned or surplus assets outside the ordinary course of business,

(d) any realized or unrealized net gain or loss in respect of (x) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (y) any other derivative instrument pursuant to, in the case of this clause (y), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging,

(e) (i) any realized or unrealized foreign currency exchange net gain or loss (including any currency re-measurement of Indebtedness or any other currency related risk and any gain or loss resulting from intercompany Indebtedness) and (ii) any realized or unrealized foreign currency exchange net gain or loss resulting from Hedge Agreements for currency exchange risk associated with any currency re-measurement of Indebtedness,

(f) the cumulative effect of a change in accounting principles during such period, to the extent included in such net income (loss),

(g) the after-tax effect of any net income (or loss) for such period attributable to the early extinguishment of Indebtedness (or any cancellation of Indebtedness),

(h) solely for purposes of calculating Excess Cash Flow, the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of such Subject Person or is merged into or consolidated with such Subject Person (or a Restricted Subsidiary thereof),

(i) (i) the income of any Person (other than a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash (or to the extent converted into cash) to the Subject Person or any of its Restricted Subsidiaries by such Person during such period or (ii) the loss of any Person (other than a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has a joint interest, and

(j) the effects of adjustments (including the effects of such adjustments pushed down to such Subject Person and its Restricted Subsidiaries) in component amounts required or permitted by GAAP and related authoritative pronouncements (including to property and equipment, lease, software, goodwill, in-process research and development, other intangible assets, deferred revenue and debt line items) resulting from the application of purchase or recapitalization accounting, as the case may be, in relation to any consummated acquisition or similar Investment or the amortization or write-off of any amounts thereof and, for the avoidance of doubt, the impact of GAAP-required purchase accounting treatment of deferred revenue from software licenses and other contracts acquired in the Transactions or any other consummated acquisitions.

Notwithstanding the foregoing, for purposes of calculating the Available Amount, to the extent the same would otherwise be included in Consolidated Net Income, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Capital Stock, any repurchases and redemptions of Capital Stock, any capital contributions with respect to Capital Stock or any sale of the Capital Stock, in each case, of an Unrestricted Subsidiary to the extent such amounts increase the Available Equity Amount, Available Excluded Contribution Amount or represent a Cure Amount.

“Consolidated Net Interest Expense” means, for any period, cash interest expense (including that attributable to Capital Leases), net of cash interest income, of Holdings and its Restricted Subsidiaries with respect to all outstanding Indebtedness of Holdings and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, but excluding, for the avoidance of doubt:

(a) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting),

(b) non-cash interest expense attributable to the movement of the mark-to market valuation of obligations under Hedge Agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging,

(c) any one-time cash costs associated with breakage in respect of Hedge Agreements for interest rates,

(d) commissions, discounts, yield, make whole premium and other fees and charges (including any interest expense) incurred in connection with any permitted Receivables Facility,

(e) any “additional interest” owing pursuant to a registration rights agreement with respect to any securities,

(f) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions,

(g) penalties and interest relating to Taxes,

(h) accretion or accrual of discounted liabilities not constituting Indebtedness,

(i) interest expense attributable to a Parent Company resulting from push-down accounting,

(j) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, and

(k) any interest expense attributable to actual or prospective legal settlement, fine, judgment or order, all as calculated on a consolidated basis in accordance with GAAP.

“Consolidated Secured Debt” means, as to any Person as of any date of determination, Consolidated Total Debt outstanding on such date that is secured by a Lien on any asset or property of any Group Member.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of the Group Members, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet delivered pursuant to Section 6.1(a) or (b), as applicable.

“Consolidated Total Debt” means, as to any Person at any date of determination, the aggregate principal amount of Indebtedness of such Person outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase or recapitalization accounting in connection with the Transactions or any acquisition or similar Investment), consisting of (a) Indebtedness for borrowed money (including Reimbursement Obligations that have not been reimbursed within three (3) Business Days and the outstanding principal balance of all Indebtedness of such Person represented by notes, bonds and similar instruments), (b) Capital Lease Obligations, (c) purchase money Indebtedness and (d) Guarantee Obligations of such Person in respect of Indebtedness described in the foregoing clauses (a) through (c), but without duplication of any such amounts to the extent already included in Consolidated Total Debt of the Group Members; provided, that “Consolidated Total Debt” shall be calculated to exclude any (x) Indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such Indebtedness, (y) Obligations of a Receivables Subsidiary under permitted Receivables Facilities and any obligations permitted under Section 7.2(w)(ii) and (z) undrawn Letters of Credit.

“Consolidated Working Capital” means, at any date, (a) Consolidated Current Assets on such date less (b) Consolidated Current Liabilities on such date.

“Contract Consideration” has the meaning specified in the definition of the term “Excess Cash Flow”.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Corrective Extension Agreement” has the meaning specified in Section 2.28(e).

“Cost Savings Initiative” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Credit Agreement Refinancing Debt” has the meaning specified in Section 7.2(a)(ii).

“Credit Agreement Refinancing Revolving Commitments” means revolving commitments established in reliance on Section 7.2(a)(ii) that are evidenced by the Loan Documents.

“Credit Agreement Refinancing Revolving Facility” means each Class of Credit Agreement Refinancing Revolving Commitments.

“Credit Agreement Refinancing Revolving Loans” means the revolving loans made pursuant to the Credit Agreement Refinancing Revolving Commitments.

“Credit Agreement Refinancing Term Commitments” means commitments to make term loans established in reliance on Section 7.2(a)(ii) that are evidenced by the Loan Documents.

“Credit Agreement Refinancing Term Facility” means each Class of Credit Agreement Refinancing Term Loans.

“Credit Agreement Refinancing Term Loans” means the term loans made pursuant to the Credit Agreement Refinancing Term Commitments.

“Curable Period” has the meaning specified in Section 7.1(b).

“Cure Amount” has the meaning specified in Section 7.1(b).

“Cure Right” has the meaning specified in Section 7.1(b).

“Debt Fund Affiliate” means any Affiliate of an Investor (other than a natural person and other than any Lender party hereto on the Closing Date) that is a bona fide debt fund or investment vehicle that is either primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course, but only to the extent that no personnel involved with the investment in any equity fund which has a direct or indirect equity investment in Holdings or any Group Member makes (or has the right to make or participate with others in making) investment decisions on such Affiliate’s behalf.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.12(e).

“Default” means any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate” means an interest rate per annum equal to (a) in the case of overdue principal or interest of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in Section 2.15(a) or (b), as applicable, and (b) in the case of fees, 2.00% plus the rate applicable to Revolving Loans that are ABR Loans as provided in Section 2.15(b), in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.26(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or any Swingline Lender in writing that it does not intend to comply with such Lender’s funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within two (2) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Federal or state regulatory authority acting in such a capacity; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; or (e) a Lender has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, each Swingline Lender and each Lender.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by any Group Member in connection with a Disposition pursuant to Section 7.5(e) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, setting forth the basis of such valuation (which amount will be reduced by (i) the Fair Market Value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition and (ii) the amount of Cash Equivalents received by the Group Members in connection with a subsequent sale of such Designated Non-Cash Consideration, which Cash Equivalents are received within one year following the consummation of the applicable Disposition).

“Disposition” means, with respect to any Property, any sale, license, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (including any sale, assignment, transfer or other disposal, with or without recourse of any notes or accounts receivable or any rights and claims associated therewith); provided, that “Disposition” shall not be deemed to include any issuance by any Parent Company of any of its Capital Stock to another Person. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” means Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock) prior to the date that is 91 days after the Latest Term Loan Maturity Date, (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase or redemption at the option of the holders thereof (other than solely for Qualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards), prior to the date that is 91 days after the Latest Term Loan Maturity Date (other than (i) upon payment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) or (ii) upon a “change in control”, Qualifying IPO, asset sale or casualty, condemnation or similar event; provided, that any payment required upon the occurrence of any event described in this clause (ii) is subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock; provided, that in each case, if such Capital Stock is issued to any plan for the benefit of any Employee of a Group Member (or Parent Company) or by any such plan to such Employee, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by a Group Member in order to satisfy applicable statutory or regulatory obligations so long as such repurchase is permitted by the terms of Section 7.6; provided, further, that any Capital Stock held by any present or former Employees (or any affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any Employee) of a Group Member (or Parent Company) upon the death, disability, engaging in competitive activity or termination of employment of such Employee or pursuant to any equity subscription, shareholder, employment or other agreement shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by a Group Member so long as such repurchase is permitted by the terms of Section 7.6.

“Disqualified Institution” means (a) any Person that is or becomes a Company Competitor and is identified in writing to the Lead Arrangers or, after the Closing Date, to the Administrative Agent, (b) any other Person identified in writing to the Lead Arrangers on or prior to April 2, 2018, and (c) any Affiliate of any of the Persons described in clauses (a) and (b) (other than a Bona Fide Debt Fund of a Person described in clause (a)) identified in writing to the Administrative Agent as such or that is reasonably identifiable solely on the basis of its name as an Affiliate of any such Person; provided, that (x) “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time and (y) the designation of any Person as a Disqualified Institution after the Closing Date shall not apply to retroactively disqualify any Person that has previously acquired an assignment or participation interest in any Loan or become a Company Competitor before such entity is added to the list of Disqualified Institutions, subject, in the case of assignments and participations made after the date on which any such Person is identified as a Disqualified Institution, to the provisions of Section 10.6(j); provided, further, that additions and supplements to the list shall not be effective until two (2) Business Days after such modification is identified in writing to the Lead Arrangers or the Administrative Agent, as applicable.

“Dollars” and “$” means dollars in lawful currency of the United States.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Borrower incorporated or organized under the laws of the US, any state thereof or the District of Columbia.

“E-System” means Intralinks®, or if Intralinks® is unavailable, such other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Affiliates or agents or any other Person, providing for access to data protected by passcodes or other security system.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, the United Kingdom, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Administrative Agent in consultation with the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below) or similar devices, any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and all upfront or similar fees or original issue discount (converted to yield assuming the shorter of (a) the weighted average life of the applicable Indebtedness at the time such Indebtedness was incurred and (b) a four-year life and, in each case, without any present value discount) generally paid or payable to the providers of such Indebtedness, but excluding any arrangement, commitment, amendment, structuring and underwriting fees paid or payable to the arranger (or its Affiliates) of such Indebtedness in their capacities as such (regardless of whether any such fees are paid to or shared in whole or part with any lender) and any other fee (including, if applicable, ticking fees) not generally paid to all lenders ratably; provided, that with respect to any Indebtedness that includes (i) an interest rate floor that is higher than the interest rate floor applicable to the Initial Term Loans, and such floor is applicable to the Initial Term Loans on the date of determination, such excess amount shall be deemed added to the interest rate margin for the purpose of calculating the increase in Effective Yield and (ii) an interest rate floor that is less than the interest rate floor applicable to the Initial Term Loans, and such floor is applicable to the Initial Term Loans on the date of determination, such lower floor amount shall be disregarded for the purpose of calculating the increase in Effective Yield.

“Employee” means, with respect to any Person, any director, officer, employee, member of management, manager or consultant of such Person.

“Engagement Letter” means the Amended and Restated Engagement Letter dated as of April 11, 2018, among the Borrower, Goldman Sachs Lending Partners LLC, Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A. and RBC Capital Markets.

“Environmental Claims” means any and all actions, suits, orders, decrees, demands, demand letters, claims, liabilities, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by the Borrower or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive or other equitable relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to human health or safety to the extent relating to human exposure to Hazardous Materials or arising from alleged injury or threat of injury to the environment including ambient air, surface water, groundwater, land surface, subsurface strata, and natural resources, and (iii) any and all Claims by any third party regarding environmental liabilities or obligations assumed or assigned by contract or operation of law.

“Environmental Laws” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the pollution or protection of the environment, including ambient air, surface water, groundwater, land surface, subsurface strata, and natural resources, or of human health or safety to the extent relating to human exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder.

“ERISA Event” means any (a) Reportable Event, (b) the withdrawal by a Group Member or a Commonly Controlled Entity from a Plan subject to Section 4063 of ERISA during a plan year in which a Group Member was a substantial employer, as defined in Section 4001(a)(2) of ERISA or a substantial cessation of operations by a Group Member that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) the failure by a Group Member or a Commonly Controlled Entity to make when due required contributions to a Multiemployer Plan or Plan or the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard, (d) any liability with respect to the withdrawal or partial withdrawal (as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA) of a Group Member or Commonly Controlled Entity from any Multiemployer Plan, (e) the incurrence by a Group Member or a Commonly Controlled Entity of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the institution of proceedings, or, during any time that a Plan exists, the occurrence of an event which would reasonably be expected to constitute grounds for the institution of proceedings to terminate, or to appoint a trustee to administer a Plan by the PBGC or the imposition of any Lien in favor of the PBGC or a Plan has arisen, or (g) the receipt by any Group Member of any notice concerning the imposition of Withdrawal Liability on a Group Member or a Commonly Controlled Entity or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA) or in “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“Estimated Cure Amount” has the meaning specified in Section 7.1(b)(ii).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Reserve Requirements” means, with respect to any Interest Period and for any Eurodollar Loan, a rate per annum equal to the aggregate, without duplication, of the maximum rates (expressed as a decimal number) (rounded up, if necessary, to the nearest 1/100 of 1%) of reserve requirements (including basic, supplemental, marginal and emergency reserves) established by the Board or other Governmental Authority having jurisdiction with respect thereto in effect on any day dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Board) maintained by a member bank of the United States Federal Reserve System. Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemption or offsets that may be available from time to time to any Lender under Regulation D. The Eurocurrency Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Eurodollar Base Rate” means, for any Interest Period with respect to a Eurodollar Loan or any ABR Loan based upon the ABR determined pursuant to clause (c) of the definition thereof, (x) the rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be the offered rate appearing on the applicable Bloomberg screen page (such page currently being the LIBOR01 page) (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of that rate) (the “LIBO Rate”) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, if the rate mentioned in sub-clause (x) does not appear on such page or service or if such page or service is not available, then (y) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, in each case, by 11:00 A.M. (London, England time) two Business Days prior to the first day of such Interest Period; provided, that in no event shall the Eurodollar Base Rate be less than 0%.

“Eurodollar Loan” means Loans (other than ABR Loans) the rate of interest applicable to which is based upon the Eurodollar Rate. Eurodollar Loans shall be denominated in Dollars.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Loan, the greater of (a) the rate per annum obtained by dividing (i) Eurodollar Base Rate for such Interest Period by (ii) a percentage equal to 100% minus the Eurocurrency Reserve Requirements and (b) solely with respect to the Initial Term Loans, 1.00% per annum.

“Event of Default” means any of the events specified in Section 8.1; provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow” means, for any period, an amount equal to:

(a) Consolidated Net Income for such period; plus

(b) if there was a net decrease (other than any such decrease arising from (i) the acquisition or Disposition of any Person by any Group Member, (ii) the reclassification during such period of current assets to long-term assets and current liabilities to long-term liabilities, (iii) the application of purchase and/or recapitalization accounting and (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement) in Consolidated Working Capital during such period, the amount of such net decrease; plus

(c) an amount equal to the amount of all Non-Cash Charges to the extent deducted in arriving at such Consolidated Net Income; plus

(d) cash payments received in respect of Hedge Agreements during such period to the extent not included in arriving at such Consolidated Net Income; plus

(e) tax expense of the Group Members in respect of federal, foreign, state, franchise, excise and similar taxes on income, profits and capital and foreign withholding taxes and foreign unreimbursed value added taxes and excise and sales tax (including in respect of repatriated funds and any penalties and interest related to such taxes or arising from any tax examinations and including pursuant to any tax sharing arrangement or as a result of any tax distribution), to the extent deducted in arriving at such Consolidated Net Income; minus

(f) the sum, without duplication, of:

(i) the aggregate principal amount of (1) all mandatory prepayments and scheduled repayments of any Indebtedness of the Group Members during such period (other than any mandatory prepayment required pursuant to Section 2.12(c) due to the existence of Excess Cash Flow) and (2) all voluntary prepayments of Indebtedness of the Group Members during such period (other than (x) any voluntary prepayment deducted from the amount of any mandatory prepayment required pursuant to Section 2.12(c) pursuant to clause (ii) thereof and (y) any voluntary prepayment of revolving Indebtedness, except to the extent any related commitment is permanently reduced in connection with such prepayment), in each case of clauses (1) and (2), other than such prepayments or repayments funded with the proceeds of the incurrence of long-term Indebtedness (other than revolving Indebtedness) by the Group Members,

(ii) without duplication of amounts deducted (whether pursuant to clause (viii) below or other clauses) in any other period and at the option of the Borrower, the amount of Capital Expenditures made in cash during such period by the Group Members and, at the election of the Borrower, after such period and prior to the date of the applicable Excess Cash Flow payment, in each case, other than Capital Expenditures financed with the incurrence of long-term Indebtedness (other than revolving Indebtedness) by the Group Members,

(iii) if there was a net increase (other than any such increase arising from (1) the acquisition or Disposition of any Person by any Group Member, (2) the reclassification during such period of current assets to long-term assets and current liabilities to long-term liabilities, (3) the application of purchase and/or recapitalization accounting and (4) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement) in Consolidated Working Capital during such period, the amount of such net increase,

(iv) cash payments by the Group Members during such period in respect of long-term liabilities or other obligations of the Group Members other than Indebtedness (other than cash payments in respect of claims offset by receivables from insurance companies) and in each case to the extent not deducted in determining Consolidated Net Income,

(v) without duplication of amounts deducted (whether pursuant to clause (viii) below or other clauses) in any other period, the amount of Permitted Acquisitions and Investments made in cash during such period and, at the election of the Borrower, after such period and prior to the date of the applicable Excess Cash Flow payment, pursuant to Section 7.7, in each case, other than (A) Investments described in Section 7.7 (a), (b), (h), (i), (k), (s) and (t), (B) Investments among the Group Members and (C) the portion, if any, of Investments and Permitted Acquisitions funded with the proceeds of the incurrence of long-term Indebtedness (other than revolving Indebtedness) by the Group Members,

(vi) without duplication of amounts deducted in any other period, permitted Restricted Payments made in cash during such period and, at the election of the Borrower, after such period and prior to the date of the applicable Excess Cash Flow payment, pursuant to Section 7.6, in each case, to the extent not already deducted from Consolidated Net Income and other than (A) Restricted Payments described in Section 7.6(a)(iv), (g) or (i) and (B) Restricted Payments funded with the proceeds of the incurrence of long-term Indebtedness (other than revolving Indebtedness) by the Group Members,

(vii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Group Members during such period that are required to be made in connection with any prepayment of Indebtedness, in each case, to the extent permitted to be paid hereunder and not already deducted from Consolidated Net Income,

(viii) without duplication of amounts deducted from Excess Cash Flow in other periods, at the election of the Borrower, (A) the aggregate consideration required to be paid in cash by the Group Members pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period and (B) any planned cash expenditures subject to a binding commitment with a third-party or previously declared to be made by the Group Members, in the case of each of clauses (A) or (B), relating to Permitted Acquisitions, Investments in respect of Sections 7.7(d)(ii), (q), and (ee), Restricted Payments in respect of Sections 7.6(a)(v), (b), (c) and (k) and/or Capital Expenditures to be consummated or made after such period and prior to the date of the applicable Excess Cash Flow payment; provided, that to the extent the aggregate amount of cash (excluding any cash constituting proceeds of the incurrence of long-term Indebtedness (other than revolving Indebtedness) by the Group Member) actually utilized to finance such Permitted Acquisitions, Investments, Restricted Payments and/or Capital Expenditures after such period and prior to the date of the applicable Excess Cash Flow payment is less than the Contract Consideration, the amount of such shortfall shall be added to the succeeding calculation of Excess Cash Flow,

(ix) the amount of taxes based on income or profits or capital, including federal, foreign, state, franchise, excise and similar taxes and foreign withholding taxes and foreign unreimbursed value added taxes of the Group Members and excise and sales tax expense (including in respect of repatriated funds and any penalties and interest related to such taxes or arising from any tax examinations and including pursuant to any tax sharing arrangement or as a result of any tax distribution, but net of any refunds of any taxes described in this clause (f)(ix)) paid in cash during such period,

(x) cash payments made in respect of Hedge Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income, and

(xi) without duplication to the extent already deducted in calculating Excess Cash Flow, the amount of all non-cash credits to the extent included in arriving at Consolidated Net Income and cash paid to the extent attributable to Charges excluded in calculating Consolidated Net Income in the current or prior periods.

“Excess Cash Flow Percentage” means 50%; provided, that the Excess Cash Flow Percentage for any period with respect to which Excess Cash Flow is measured shall be reduced to (a) 25%, if the First Lien Leverage Ratio as of the date of the applicable Excess Cash Flow payment is equal to or less than 4.20:1.00, and (b) 0%, if the First Lien Leverage Ratio as of the date of the applicable Excess Cash Flow payment is equal to or less than 3.70:1.00.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means each of the following:

(a) the Capital Stock of (i) any first-tier Foreign Subsidiary of a Loan Party that is a CFC and (ii) any first-tier FSHCO of a Loan Party, in each case, in excess of 65% of the issued and outstanding voting Capital Stock of any such Person,

(b) (i) any leasehold interest in real property and (ii) any owned real estate that is not Material Real Estate,

(c) any interest in any partnership, joint venture or non-Wholly-Owned Subsidiary which cannot be pledged without (i) the consent of one or more third parties other than Holdings or a Group Member (after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) or any similar provisions of any relevant jurisdiction or any other applicable Law) or (ii) giving rise to a “right of first refusal”, a “right of first offer” or a similar right permitted or otherwise not prohibited by the terms of this Agreement that may be exercised by any third party other than Holdings or a Group Member in accordance with the Organizational Documents (and/or shareholders’ or similar agreement) of such partnership, joint venture or non-Wholly-Owned Subsidiary,

(d) the Capital Stock of (i) any Immaterial Subsidiary (to the extent a lien therein cannot be perfected through the filing of a UCC financing statement), (ii) any not-for-profit Subsidiary, (iii) any Subsidiary that is subject to regulation as an insurance company (and any Subsidiary thereof), (iv) any Receivables Subsidiary or other special purpose entity formed and maintained pursuant to a Receivables Facility permitted hereunder or used for any permitted sale-leaseback transaction, (v) any Unrestricted Subsidiary and (vi) any direct or indirect Subsidiary of any (A) first-tier Foreign Subsidiary of a Loan Party that is a CFC or (B) first-tier FSHCO of a Loan Party,

(e) any margin stock,

(f) any Property, the grant of a security interest in which, would (i) require any governmental consent, approval, license or authorization that has not been obtained, (ii) be prohibited by applicable Law, except, in each case of clause (i) above and this clause (ii), to the extent such requirement or prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) or any similar provisions of any relevant jurisdiction or any other applicable Law; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in clause (f)(i) or clause (f)(ii) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) or any similar provisions of any relevant jurisdiction or any other applicable Law, or (iii) result in material and adverse tax consequences to any Loan Party (as reasonably determined by the Representative Borrower in consultation with the Administrative Agent),

(g) any intent-to-use trademark application prior to the filing and acceptance of a “Statement of Use”, “Amendment to Allege Use” or any similar document required by any foreign Governmental Authority, only to the extent, if any, that, and solely during the period if any, in which, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use trademark application under applicable Law,

(h) any Commercial Tort Claims with a value (as reasonably estimated by the Borrower) of less than $10 million,

(i) rights in respect of business interruption insurance,

(j) any general intangibles or other rights arising under any Contractual Obligation or any Property as to which the grant of a security interest would (i) constitute a violation of a restriction in favor of a third party (other than the Holdings or a Group Member) or result in the abandonment, invalidation or unenforceability of any right of the relevant Loan Party, unless and until any required consents shall have been obtained, (ii) result in a breach, termination (or a right of termination) or default under such Contractual Obligation (including pursuant to any “change of control” or similar provision) or (iii) permit any third party (other than Holdings or a Group Member) to amend any material rights, benefits and/or obligations to the detriment of the relevant Loan Party in respect of the relevant asset or permit such third party to require any Loan Party or any Subsidiary of the Parent to take any action materially adverse to the interests of such Subsidiary or Loan Party; provided, however, that any such asset will only constitute an “Excluded Asset” under clause (j)(i) or (j)(ii) above to the extent such violation, abandonment, invalidation, unenforceability, breach, termination (or right of termination) or default would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law; provided, further, that any such asset shall cease to constitute an “Excluded Asset” at such time as the condition causing such violation, abandonment, invalidation, unenforceability, breach, termination (or right of termination) or default or right to amend or require other actions no longer exists and to the extent severable, the security interest granted under the applicable Security Document shall attach immediately to any portion of such general intangible or other right that does not result in any of the consequences specified in clauses (i) through (iii) above,

(k) any cash or Cash Equivalents maintained in or credited to any segregated deposit account or securities account that are comprised of (i) funds specifically and exclusively used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of any Loan Party’s employees, (ii) funds specifically and exclusively used or to be used to pay Taxes required to be collected, remitted or withheld (including withholding Taxes (including the employer’s share thereof)), and (iii) any other funds which any Loan Party is permitted or otherwise not prohibited by the terms of this Agreement to hold in trust as an escrow or fiduciary for the benefit of another Person in the ordinary course of business,

(l) any Receivables Assets subject to Liens permitted by Section 7.3(v) securing Receivables Facilities and Receivables Assets, the disposition of which to a Person that is not a Loan Party is permitted hereunder and gave rise to related Indebtedness permitted by Section 7.2(w)(ii);

(m) any asset with respect to which the Administrative Agent and the Borrower have reasonably determined that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby; and

(n) any asset or Property of (i) any direct or indirect Foreign Subsidiary or (ii) any Domestic Subsidiary that is (A) a FSHCO or (B) a direct or indirect Subsidiary of a (1) Foreign Subsidiary that is a CFC, or (2) FSHCO;

provided, however, that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to above (unless such proceeds, substitutions or replacements would constitute Excluded Assets referred to in any of clauses (a) through (n) above).

“Excluded Subsidiary” means:

(a) any Subsidiary that is not a Wholly-Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 6.8 (for so long as such Subsidiary is not a Wholly-Owned Subsidiary),

(b) any Subsidiary that is prohibited by (x) applicable Law, (y) Contractual Obligation or (z) applicable regulation from guaranteeing the Obligations (and for so long as such restriction is in effect); provided, that in the case of clause (y), such Contractual Obligations existed on the Closing Date or, with respect to any Subsidiary acquired by the Borrower or a Restricted Subsidiary after the Closing Date, on the date such Subsidiary is so acquired (and was not created in anticipation of such acquisition),

(c) (i) any direct or indirect Foreign Subsidiary that is a CFC or (ii) any Domestic Subsidiary that is (A) a FSHCO or (B) a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC; it being understood that any Foreign Subsidiary of Holdings that is also not a Foreign Subsidiary of Holding III shall be deemed an Excluded Subsidiary unless otherwise requested by the Borrower in writing to become a Guarantor,

(d) any Immaterial Subsidiary,

(e) any Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (confirmed in writing by notice to the Borrower), the cost, burden, difficulty or consequence of providing a guarantee outweighs or is disproportionate to the benefits to be obtained by the Lenders therefrom,

(f) any Unrestricted Subsidiary,

(g) any Subsidiary that would require any consent, approval, license or authorization from any Governmental Authority to provide a guarantee (including any regulatory consent, approval, license or authorization and any consent, approval, license or authorization under any financial assistance, corporate benefit, fraudulent preference, equitable subordination, exchange control restrictions, thin capitalization, capital maintenance, liquidity maintenance, retention of title claims, employee consultation or approval requirements or similar legal principles or otherwise), unless such consent, approval, license or authorization has been received,

(h) any not-for-profit Subsidiary, any Subsidiary that is subject to regulation as an insurance company (and any Subsidiary thereof), any Receivables Subsidiary, any Subsidiary that is a special purpose entity used for permitted securitization facilities and sale-leaseback transactions; and

(i) any Subsidiary with respect to which, in the reasonable judgment of the Borrower (in consultation with the Administrative Agent), the provision of a guaranty would reasonably be expected to result in a material adverse tax consequence.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 2.9 of the Guarantee and Collateral Agreement and any other “keepwell”, support or other agreement for the benefit of such Loan Party) at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If any Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender or Issuing Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan, Commitment or Letter of Credit pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Loan, Commitment or Letter of Credit (other than pursuant to an assignment request by the Borrower under Section 2.24), or (ii) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(d) or Section 2.20(e), and (d) any withholding imposed under FATCA.

“Existing Credit Agreement” has the meaning specified in the preliminary statements hereto.

“Existing Revolving Class” has the meaning specified in Section 2.28(a)(ii).

“Existing Revolving Commitments” has the meaning specified in Section 2.28(a)(ii).

“Existing Revolving Loans” has the meaning specified in Section 2.28(a)(ii).

“Existing Term Loan Class” has the meaning specified in Section 2.28(a)(i).

“Expected Cost Savings” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Extended Loans/Commitments” means the Extended Term Loans, Commitments to extend Extended Term Loans, Extended Revolving Loans and/or Extended Revolving Commitments.

“Extended Revolving Commitments” has the meaning specified in Section 2.28(a)(ii).

“Extended Revolving Facility” means each Class of Extended Revolving Commitments established pursuant to Section 2.28(a)(ii).

“Extended Revolving Loans” has the meaning specified in Section 2.28(a)(ii).

“Extended Term Facility” means each Class of Extended Term Loans made pursuant to Section 2.28.

“Extended Term Loans” has the meaning specified in Section 2.28(a)(i).

“Extending Lender” has the meaning specified in Section 2.28(b).

“Extension Agreement” has the meaning specified in Section 2.28(c).

“Extension Date” has the meaning specified in Section 2.28(d).

“Extension Election” has the meaning specified in Section 2.28(b).

“Extension Request” means, collectively, Term Loan Extension Requests and Revolving Extension Requests.

“Extension Series” means all Extended Term Loans or Extended Revolving Commitments (as applicable) that are established pursuant to the same Extension Agreement (or any subsequent Extension Agreement to the extent such Extension Agreement expressly provides that the Extended Term Loans or Extended Revolving Commitments, as applicable provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule (if any).

“Facility” means any of the Initial Term Facility, the Initial Revolving Facility and/or any Other Facility, as the context requires. “Facilities” shall mean all of the forgoing collectively then existing.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Commitments have terminated, (b) all Obligations have been paid in full (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) other contingent liabilities as to which no claim has been asserted) and (c) all Letters of Credit have terminated or expired with no pending drawings (other than Letters of Credit which have been Cash Collateralized).

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the price in cash obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower.

“FATCA” means Sections 1471 through 1474 of the Code, effective as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any intergovernmental agreements and agreements entered into pursuant to Section 1471(b)(1) ) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the preceding Business Day or, if no such rate is so published, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If the Federal Funds Effective Rate is less than zero, it shall be deemed to be zero hereunder.

“Fee Letter” means the Administrative Agent Fee Letter, dated as of April 2, 2018, between the Borrower and Goldman Sachs.

“Fee Payment Date” means (a) the last Business Day of each of January, April, July, and October, commencing with July 31, 2018, and (b) the last day of the Revolving Commitment Period.

“Financial Condition Covenant” has the meaning specified in Section 7.1(b)(i).

“Financial Covenant Event of Default” has the meaning specified in Section 8.1(c).

“Financial Requirements” has the meaning specified in Section 6.1.

“First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Debt as of the last day of the most recently ended Test Period, minus unrestricted cash and Cash Equivalents (excluding any Appraisal Share Funding Unexpended Amount) as of the last day of the most recently ended Test Period to (b) Consolidated EBITDA for the most recently ended Test Period, in each case, of the Group Members on a consolidated basis.

“Fixed Amounts” has the meaning specified in Section 1.5(e).

“Fixed Incremental Amount” means (a) the greater of (1) $53 million and (2) 50% of Consolidated EBITDA for the most recently ended Test Period, minus, to the extent previously or simultaneously incurred, (b) the aggregate principal amount of all Incremental Facilities and/or Incremental Equivalent Debt incurred or issued in reliance on the Fixed Incremental Amount.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Prevention Act of 1973, (c) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, each as now or hereafter in effect or any successor statute thereto.

“Foreign Disposition” has the meaning specified in Section 2.12(h).

“Foreign Pension Plan” means any plan, fund (including any super-annuation fund) or other similar program that is not subject to the law of the United States of America (including ERISA or the Code) and that is established or maintained outside of the United States of America by any Group Member primarily for the benefit of employees of such Group Member residing outside the United States of America, which plan, fund, or similar program provides or results in retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment.

“Foreign Pension Plan Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by any Group Member under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Group Member, or the imposition on any Group Member of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Recovery Event” has the meaning specified in Section 2.12(h).

“Foreign Subsidiary” means any direct or indirect Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to any Swingline Lender, such Defaulting Lender’s Revolving Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” means any direct or indirect Subsidiary that owns no material assets other than the equity interests (or equity interests and Indebtedness) of one or more direct or indirect Foreign Subsidiaries that are CFCs.

“Funding Office” means the office specified from time to time by the Administrative Agent as the funding office by notice to the Borrower and the Lenders.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any nation or government, any state, county, city, municipal, province or other political subdivision thereof and any agency, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners) including any supra-national bodies or public international organizations, such as the European Union or the European Central Bank.

“Group Member” means each of Holdings and each Restricted Subsidiary, including the Borrower.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit B.

“Guarantee Obligations” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation or any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, that the term “Guarantee Obligations” shall not include endorsements for collection or deposit, in either case, in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof (including by reference to the Fair Market Value of the property encumbered by a Lien securing any such amount, as applicable), in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantors” means the collective reference to Holdings, the Subsidiary Guarantors and any other Person who becomes a party to the Guarantee and Collateral Agreement.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, toxic mold, chlorofluorocarbons, lead-based paint, and radon gas; (b) any chemicals, wastes, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Law; and (c) any other chemical, waste (including electronic waste), material or substance which is prohibited, limited or regulated by or with respect to which liability is imposed under any Environmental Law.

“Hedge Agreements” means all agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by a Group Member; provided, that no phantom stock or similar plan providing for payments only on account of services provided by former Employees of the Group Members (or any Parent Company) shall constitute Hedge Agreements.

“Hedge Counterparty” means any Person that is a party to a Hedge Agreement that was any Agent, any Lead Arranger, any Lender or any Affiliate of any of them at the time any such Hedge Agreement was entered into, in each case in its capacity as party to a Hedge Agreement.

“Holdings” means Holdings (as defined in the introductory paragraph to this Agreement) and any successor thereto pursuant to Section 7.11.

“Holdings III” means Mavenir Private Holdings III LLC.

“IBM Agreement” means that certain Agreement for the Purchase and Sale of Accounts Receivable dated as of December 4, 2017, by and between Borrower and IBM Credit LLC, a Delaware limited liability company.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary (a) whose total assets (on a consolidated basis with its Subsidiaries) as of the last day of the Test Period most recently ended on or prior to the date of determination were less than 5% of the Consolidated Total Assets of the Group Members at such date (based upon the financial statements pursuant to Section 6.1(a) or (b) most recently delivered on or prior to such date) and (b) whose gross revenues (on a consolidated basis with its Subsidiaries) for such Test Period were less than 5% of the consolidated gross revenues of the Group Members for such period, in each case determined in accordance with GAAP; provided, that a Subsidiary shall not be permitted to be an Immaterial Subsidiary if (i) the aggregate amount of gross revenue for all Immaterial Subsidiaries exceeds 10% of the consolidated gross revenues of the Group Members as of the last day of the Test Period most recently ended on or prior to the date of determination or (ii) the aggregate amount of total assets for all Immaterial Subsidiaries exceeds 10% of the aggregate amount of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries as of the last day of the Test Period most recently ended on or prior to the date of determination.

“Impacted Loans” has the meaning specified in Section 2.17.

“Increased Revolving Commitment” has the meaning specified in Section 2.25(a).

“Increasing Revolving Commitment Lender” has the meaning specified in Section 2.25(c)(ii).

“Incremental Agreement” has the meaning specified in Section 2.25(c)(i).

“Incremental Commitments” means, collectively, the Incremental Term Commitments, the Increased Revolving Commitments and/or the Additional/Replacement Revolving Commitments, as the context requires.

“Incremental Equivalent Debt” means (a) Indebtedness in the form of notes or loans (or commitments in respect thereof) in lieu of loans (or commitments) under an Incremental Facility, which notes or loans may, at the election of the Borrower, be unsecured or secured by the Collateral on a pari passu or junior basis with Liens securing the Initial Facilities; provided, that (x) the aggregate outstanding amount thereof does not exceed the Incremental Limit, (y) for any Incremental Equivalent Debt incurred in lieu of Incremental Facilities pursuant to clause (d) of the Incremental Limit, subject to Section 1.5(c), (1) if such Incremental Equivalent Debt is secured by the Collateral on a pari passu basis with the then-existing Facilities, the pro forma First Lien Leverage Ratio immediately after the incurrence of such Incremental Equivalent Debt would not exceed a First Lien Leverage Ratio of 4.70:1.00, (2) if such Incremental Equivalent Debt is secured by a lien on the Collateral that is junior to the Lien securing the then-existing Facilities, the pro forma Secured Leverage Ratio would not exceed a Secured Leverage Ratio of 4.70:1.00 and (3) if such Incremental Equivalent Debt is unsecured, at the Borrower’s option, either (I) the pro forma Total Leverage Ratio would not exceed a Total Leverage Ratio of 4.95:1.00 or (II) the pro forma Interest Coverage Ratio would not exceed 2.00:1.00 (in each case under this clause (y), determined on a Pro Forma Basis as of the last day of the most recently ended Test Period as if any such Incremental Equivalent Debt had been outstanding on the last day of such Test Period for testing compliance therewith and assuming the full utilization of any unfunded revolving commitment provided simultaneously thereunder and any subsequent funding of the term debt borrowed or issued thereunder); and (z) the Additional Debt Requirements are satisfied; and (b) any Permitted Refinancing Debt in respect thereof.

“Incremental Facilities” has the meaning specified in Section 2.25(a).

“Incremental Facility Closing Date” has the meaning specified in Section 2.25(c)(i).

“Incremental Lender” has the meaning specified in Section 2.25(d).

“Incremental Limit” means:

(a) the Fixed Incremental Amount, plus

(b) in the case of any Incremental Facility or Incremental Equivalent Debt that effectively replaces any Revolving Commitment terminated pursuant to Section 2.24, an amount equal to the relevant terminated Revolving Commitment, plus

(c) (i) the amount of any optional prepayment of any Loan in accordance with Section 2.11 and/or the amount of any permanent reduction of any Commitment and (ii) the amount paid in cash in respect of any reduction in the outstanding amount of any Term Loan resulting from any assignment of such Term Loan to (and/or purchase of such Term Loan by) Holdings or any Group Member so long as the relevant prepayment or assignment and/or purchase was not funded with the proceeds of (A) any long-term Indebtedness (other than revolving Indebtedness) or (B) any Indebtedness incurred in reliance on clause (d) below, in each case, incurred by the Group Members (it being understood that any optional prepayment of Indebtedness secured on a junior basis to the Initial Term Loans shall only be added pursuant to this clause (c) for the incurrence of Incremental Facilities secured on a junior basis or which are unsecured), plus

(d) an unlimited amount so long as, in the case of this clause (d), after giving effect to the relevant Incremental Facility or Incremental Equivalent Debt (assuming the full utilization of any unfunded revolving commitment provided simultaneously thereunder and subsequent funding of the term debt borrowed or issued thereunder) on a Pro Forma Basis as of the last day of the most recently ended Test Period as if any such Incremental Facility had been outstanding on the last day of such Test Period for testing compliance therewith and subject to Section 1.5(c), (i) if such Incremental Facility or Incremental Equivalent Debt is secured by a lien that is pari passu with the Lien on the Collateral securing the Initial Facilities, the pro forma First Lien Leverage Ratio does not exceed a First Lien Leverage Ratio of 4.70:1.00, (ii) if such Incremental Facility or Incremental Equivalent Debt is secured by a lien that is junior to the Lien on the Collateral securing the Initial Facilities, the pro forma Secured Leverage Ratio does not exceed a Secured Leverage Ratio of 4.70:1.00 and (iii) if such Incremental Facility or Incremental Equivalent Debt is unsecured, at the Borrower’s option, either (x) the pro forma Total Leverage Ratio would not exceed a Total Leverage Ratio of 4.95:1.00 or (y) the pro forma Interest Coverage Ratio would not exceed 2.00:1.00 (it being understood that any incurrence of Incremental Equivalent Debt in reliance on this clause (d) shall instead be governed by the ratios set forth in clause (a)(y) of the definition of Incremental Equivalent Debt); plus

(e) solely for purposes of determining how much Indebtedness may be outstanding under this definition of “Incremental Limit,” but not for purposes of determining how much Indebtedness may then be incurred thereunder, amounts previously incurred in reliance on the “Incremental Limit” pursuant to clauses (a), (b) or (c) above; plus

(f) in the case of an Incremental Facility or Incremental Equivalent Debt that serves to effectively extend the maturity of the Initial Term Loans and/or the Revolving Commitment, an amount equal to the amount of loans and/or commitments, as applicable, under the Initial Term Loans and/or the Revolving Commitment to be replaced with such Incremental Facility or Incremental Equivalent Debt;

it being understood and agreed that unless the Borrower otherwise notifies the Administrative Agent, that (w) the Borrower shall be deemed to have used amounts under clauses (b) and (c) prior to utilization of amounts under clause (a) or (d), (x) if all or any portion of the Incremental Facility and/or Incremental Equivalent Debt would be permitted under clause (d) of this definition on the applicable date of determination, such Incremental Facility and/or Incremental Equivalent Debt shall be deemed to have been incurred in reliance on clause (d) of this definition prior to the utilization of any amount available under clause (a), (y) amounts may be incurred under both clauses (a) and (d), and proceeds from any such incurrence may be utilized in a single transaction by first calculating the incurrence under clause (d) above and then calculating the incurrence under clause (a) above specifying the amount so requested and (z) the Borrower may elect from time to time to reclassify any portion of any Incremental Facility and/or Incremental Equivalent Debt, as applicable, incurred under clauses (a), (b) or (c) above as incurred under clause (d) above, so long as the Borrower is in compliance with subclause (i), (ii) or (iii) of such clause (d) above, as applicable, at the time of such reclassification.

“Incremental Loans” has the meaning specified in Section 2.25(a).

“Incremental Revolving Loans” has the meaning specified in Section 2.25(a).

“Incremental Term Commitment” has the meaning specified in Section 2.25(a).

“Incremental Term Facility” means each Class of Incremental Term Loans made pursuant to Section 2.25.

“Incremental Term Loans” has the meaning specified in Section 2.25(a).

“Incurrence-Based Amounts” has the meaning specified in Section 1.5(e).

“Indebtedness” means, with respect to any Person at any date, without duplication: (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade payables, accrued expenses, current accounts and similar obligations incurred in the ordinary course of such Person’s business (including on an inter-company basis), (ii) any earnout obligation until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP and has not been paid within thirty (30) days after becoming due and payable, (iii) any such obligations under ERISA, (iv) prepaid or deferred revenue arising in the ordinary course of business, (v) deferred compensation owing to current or former Employees of such Person (or any direct or indirect parent thereof) in the ordinary course of business or (vi) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset) which purchase price is due more than six (6) months from the date of the incurrence of the obligation in respect thereof and evidenced by a note or similar written instrument, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments to the extent the same would appear as a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, (e) net obligations with respect to Hedge Agreements, (f) all Capital Lease Obligations of such Person, (g) the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings, (h) all obligations of such Person in respect of Disqualified Capital Stock, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, and (j) the obligations of a third Person referred to in clauses (a) through (h) above secured by a Lien on any asset of such first Person, whether or not such Indebtedness is assumed by such first Person valued at the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the Fair Market Value of the property encumbered thereby. For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, (1) intercompany advances in the ordinary course of business in respect of operating costs (such as cash management obligations, royalty fees, “cost-plus” arrangements and/or transfer pricing) shall not constitute Indebtedness and (2) obligations which would otherwise constitute Indebtedness but which have been cash collateralized or amounts for the repayment thereof placed in escrow shall not constitute Indebtedness to the extent of such cash collateral or escrowed amounts.

“Indemnified Liabilities” has the meaning specified in Section 10.5(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.5(b).

“Initial Facilities” means the Initial Revolving Facility and the Initial Term Facility.

“Initial Revolving Commitments” means, as to any Lender, the obligation of such Lender, if any, to make Initial Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth opposite such Lender’s name on Appendix A-1 or, as the case may be, in the Assignment and Assumption (or Joinder Agreement, as the case may be) pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Initial Revolving Commitments on the Closing Date is $60 million.

“Initial Revolving Facility” means the Initial Revolving Commitments and the Initial Revolving Loans made thereunder.

“Initial Revolving Loans” has the meaning specified in Section 2.4 and shall include any Increased Revolving Loans.

“Initial Term Commitment” means, as to any Lender, the obligation of such Lender, if any, to make an Initial Term Loan to the Borrower in a principal amount not to exceed the amount set forth opposite such Lender’s name on Appendix A-2 or, as the case may be, in the Assignment and Assumption (or Joinder Agreement, as the case may be) pursuant to which such Lender became a party hereto. The aggregate amount of the Initial Term Commitments on the Closing Date is $550 million.

“Initial Term Facility” means the Initial Term Commitments and the Initial Term Loans made thereunder.

“Initial Term Lender” means each Lender that has an Initial Term Commitment or that holds an Initial Term Loan.

“Initial Term Loan” has the meaning specified in Section 2.1.

“Initial Term Maturity Date” means May 8, 2025.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to all intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights and copyright applications, domain names, patents and patent applications, trademarks and trademark applications, trade names, technology (including software), trade secrets, know-how and processes, general intangibles of a like nature, all goodwill associated with any of the foregoing, and the right to receive all proceeds and damages therefrom.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, in substantially the form of Exhibit M hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Interest Charges” has the meaning specified in Section 10.20.

“Interest Coverage Ratio” means as of the end of any fiscal quarter of Holdings for the Test Period ending on such date, the ratio of (a) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for such Test Period to (b) Consolidated Net Interest Expense paid or payable during such Test Period.

“Interest Payment Date” means (a) as to any ABR Loan, the last Business Day of each of January, April, July and October to occur while such Loan is outstanding, commencing with July 31, 2018, and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each date occurring at three month intervals and the last day of such Interest Period, (d) as to any Loan, the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, or (with the consent of each affected Lender under the relevant Facility) such other period that is twelve months or less (subject to availability), as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (with the consent of each affected Lender under the relevant Facility) such other period that is twelve months or less (subject to availability), as selected by the Borrower by irrevocable notice to the Administrative Agent in the form of Exhibit A-2 hereto not later than 1:00 P.M. at least three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided, however, that if the Borrower wishes to request a Eurodollar Loan having an Interest Period of twelve months or less (other than an Interest Period of one, two, three or six months), the applicable notice must be received by the Administrative Agent not later than 1:00 P.M. four (4) Business Days prior to the requested date of such continuation; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) no Interest Period may extend beyond the scheduled Revolving Termination Date or beyond the date final payment is due on the Term Loans, as applicable; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments” means, as to any Person, (a) the purchase or other acquisition of Capital Stock or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation with respect to any obligation of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Group Members, intercompany loans, advances, or Indebtedness (i) having a term not exceeding 364 days (as the same may be extended pursuant to rollovers or extensions, in each case, for additional 364-day periods) and (ii) made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but giving effect to any Returns. If a Group Member sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary or any Restricted Subsidiary issues any Capital Stock, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Holdings, the Group Members shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock and all other Investments in such Restricted Subsidiary retained. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.7, (i) “Investments” shall include the portion (proportionate to the Borrower’s direct or indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon redesignation of such Subsidiary as a Restricted Subsidiary, the Group Members shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) Holdings’ direct or indirect “Investment” in such Subsidiary at the time of such redesignation, less (y) the Fair Market Value of the net assets of such Subsidiary at the time of redesignation allocable to Holdings’ direct or indirect equity interest in such Subsidiary, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Investor Affiliated Lender” means any Investor (other than a natural person and other than any Lender party hereto on the Closing Date) or any Affiliate of any Investor (excluding any natural person, any Lender party hereto on the Closing Date, any Debt Fund Affiliate, any Loan Party and any of their respective Subsidiaries).

“Investors” means the Sponsor, its limited partners, the other investors who invested with the Sponsor in connection with the acquisition of Mavenir, Inc. and/or the Borrower prior to the Closing Date and their respective Affiliates.

“IRS” means the U.S. Internal Revenue Service.

“Issuing Lenders” means (a) Goldman Sachs or any of its Affiliates or designees, (b) each other Revolving Lender as of the Closing Date or any of its Affiliates or designees and (c) any other Revolving Lender (agreeing to be an Issuing Lender in its sole discretion) from time to time selected by the Borrower and reasonably acceptable to the Administrative Agent. In the event that there is more than one Issuing Lender at any time, references herein and in the other Loan Documents to the Issuing Lender shall be deemed to refer to the Issuing Lender in respect of the applicable Letter of Credit or to all Issuing Lenders, as the context requires.

“Joinder Agreement” means an agreement substantially in the form of Exhibit J.

“Latest Maturity Date” means, at any date of determination, the latest date that is a maturity or expiration date applicable to any Loan or Commitment hereunder at such time, determined after giving effect to any extension of the maturity dates hereunder and assuming, in the case of any maturity or expiration date that is determined by reference to the satisfaction or non-satisfaction of any condition, that such maturity date is to occur on the latest of the dates specified therefor.

“Latest Revolving Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Revolving Commitment or, in each case, any Revolving Loans pursuant thereto, determined after giving effect to any extension of the maturity dates hereunder and assuming, in the case of any maturity or expiration date that is determined by reference to the satisfaction or non-satisfaction of any condition, that such maturity date is to occur on the latest of the dates specified therefor.

“Latest Term Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Term Loan hereunder, determined after giving effect to any extension of the maturity dates hereunder and assuming, in the case of any maturity or expiration date that is determined by reference to the satisfaction or non-satisfaction of any condition, that such maturity date is to occur on the latest of the dates specified therefore.

“Laws” or “laws” means, collectively, all international, federal, state, local or foreign law, statute or ordinance, treaty, common law, or any rule, code and administrative or judicial authority, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of, or agreement with, any Governmental Authority.

“L/C Commitment” means with respect to each Issuing Lender, the commitment of such Issuing Lender to issue Letters of Credit pursuant to Section 3.1. The amount of each Issuing Lender’s L/C Commitment as of the Closing Date is set forth on Appendix A-3 under the caption “L/C Commitment” or, as the case may be, in the Assignment and Assumption (or Joinder Agreement, as the case may be) pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof (it being understood that the L/C Commitments of Goldman Sachs shall not be less than the lesser of (x) $10 million and (y) its Revolving Commitment at such time). The L/C Commitments are part of, and not in addition to, the Revolving Commitments. On the Closing Date the aggregate L/C Commitments of all of the Issuing Lenders is $20 million.

“L/C Obligations” means, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired Dollar amount of the then outstanding Letters of Credit and (b) the aggregate Dollar amount of drawings under Letters of Credit that have not then been reimbursed. The amount of such L/C Obligations shall equal the maximum amount that may be payable by the Issuing Lenders thereupon or pursuant thereto. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the International Standby Practices, Article 29 of the Uniform Customs and Practice for Documentary Credits, or any similar provisions in applicable law or the express terms of the Letter of Credit, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount available to be drawn under such Letter of Credit, provided, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is in effect at such time.

“L/C Participants” means, collectively, all Revolving Lenders other than the applicable Issuing Lender.

“LCA Election” has the meaning specified in Section 1.5(c).

“LCA Test Time” has the meaning specified in Section 1.5(c).

“Lead Arrangers” means, collectively, each of Goldman Sachs Lending Partners LLC, Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A. and RBC Capital Markets in its capacity as a joint lead arranger with respect to the Initial Facilities.

“Lenders” has the meaning specified in the preamble hereto, and each of their respective successors and assigns as permitted hereunder.

“LER Steps Plan” means the transactions substantially as provided to the Lead Arrangers prior to April 22, 2018.

“Letters of Credit” has the meaning specified in Section 3.1(a).

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title thereof, and any capital lease having substantially the same economic effect as any of the foregoing); provided, that in no event shall an operating lease be deemed to be a Lien.

“Limited Condition Acquisition” means (a) any acquisition or Investment that is not conditioned on the availability of, or on obtaining, third party financing or (b) any Restricted Payment or Restricted Debt Payment requiring irrevocable notice (which may be conditioned on the occurrence of other events) in advance thereof.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Security Documents, the Applications, the Fee Letter, the Intercompany Subordination Agreement, each intercreditor or subordination agreement entered into in connection with the Obligations, the Notes (if any), any Incremental Agreement, each Joinder Agreement, each Extension Agreement, each Refinancing Agreement and any other document related to this Agreement designated in writing by the Borrower and the Administrative Agent as a “Loan Document”.

“Loan Parties” means Holdings, the Borrower and each Subsidiary Guarantor.

“Majority Facility Lenders” means, with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans with respect to such Facility or the Revolving Extensions of Credit outstanding under such Facility (or, in the case of any Revolving Facility, prior to any termination of the Commitments under such Facility, the holders of more than 50% of the Commitments under such Facility), as applicable; provided, that the Loans and Commitments (and the Revolving Extensions of Credit) of any Defaulting Lender and any Lender that is an Investor Affiliated Lender shall be excluded for the purposes of making a determination of Majority Facility Lenders.

“Market Intercreditor Agreement” means an intercreditor agreement the terms of which are consistent with market terms including, to the extent relevant for the type of Indebtedness to be subject to such intercreditor agreement, those governing standstill provisions, release mechanics and security arrangements for the sharing of liens or arrangements relating to the distribution of payments, as applicable (which may, if applicable, consist of a payment “waterfall”), at the time the intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto, which is reasonably satisfactory to the Administrative Agent.

“Material Acquisition” means any Permitted Acquisition or similar Investment the aggregate consideration for which exceeds $175 million.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations of the Group Members, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies (taken as a whole) of the Administrative Agent, the Collateral Agent or the Lenders under the Loan Documents.

“Material Real Estate” means any fee-owned real property of a Loan Party located in the United States having a Fair Market Value (together with improvements thereof) (as reasonably determined by the Borrower after taking into account any liabilities with respect thereto that impact such Fair Market Value) in excess of $10 million as of the date of acquisition thereof.

“Maximum Rate” has the meaning specified in Section 10.20.

“Minimum Collateral Amount” means, at any time, as to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time.

“Mitel Promissory Note” has the meaning specified in the preliminary statements hereto.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage” means any mortgage, deed of trust, hypothec or other similar document made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Group Member or any Commonly Controlled Entity is making, is obligated to make or has made or been obligated to make during the past six years, contributions on behalf of participants who are or were employed by any of them (but only if a Group Member or any Commonly Controlled Entity has any outstanding liability thereunder).

“Net Cash Proceeds” means:

(a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received (x) by way of deferred payment of principal pursuant to a note or installment receivable, purchase price adjustment receivable, earn-out payment or otherwise or (y) in respect of any non-cash proceeds (with respect to this clause (y), to the extent such cash or Cash Equivalent proceeds are received within twelve months from the original date of receipt of such non-cash proceeds), but, in each case, only as and when received and valued at the principal amount thereof when received in the case of notes or other debt securities and valued at the Fair Market Value when received in the case of other non-cash proceeds) of such Asset Sale or Recovery Event received by any Group Member, net of (i) reasonable brokers’ fees and commissions, attorneys’ fees, accountants’ fees, investment banking fees, consulting fees and other reasonable fees and expenses (including legal fees and expenses and, in the case of a Recovery Event, costs in connection with the adjustment, settlement or collection of any claims in respect thereof or, if such Recovery Event is a taking, costs of putting any affected property in a safe and secured position) actually incurred by the Group Members in connection therewith, (ii) the principal amount, premium or penalty, if any, interest and other amounts required to be paid or prepaid or otherwise becomes due or would be in default on any Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than the Obligations, any Indebtedness secured by a Lien that is pari passu with or expressly subordinated to the Lien securing the Obligations and in the case of an Asset Sale, Indebtedness assumed by the purchaser in any Asset Sale), (iii) taxes paid or reasonably estimated to be payable by any Group Member as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements and tax distributions) and (iv) any escrow or reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of the applicable Asset Sale undertaken by the Group Members or other liabilities in connection with such Asset Sale (provided, that upon release of any such escrow or reserve to any Group Member, the amount released shall be considered Net Cash Proceeds); provided, that in the case of any Asset Sale by a non-Wholly-Owned Restricted Subsidiary or Recovery Event with respect to assets of a non-Wholly-Owned Restricted Subsidiary, the pro rata portion of the net cash proceeds thereof attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly-Owned Restricted Subsidiary as a result thereof shall not be included in Net Cash Proceeds; and

(b) in connection with any issuance or sale of Capital Stock, debt securities or instruments or the incurrence of Indebtedness, in each case, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received (when received) (x) by way of deferred payment of principal pursuant to a note or installment receivable, purchase price adjustment receivable, earn-out payment or otherwise or (y) in respect of any non-cash proceeds (with respect to this clause (y), to the extent such cash or Cash Equivalent proceeds are received within twelve months from the original date of receipt of such non-cash proceeds) received from such issuance or incurrence, net of taxes and customary transaction costs, attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions, placement fees and other fees and expenses (including legal fees and expenses) actually incurred in connection therewith.

“Net Cash Proceeds Payment Percentage” has the meaning specified in Section 2.12(b).

“Non-Cash Charges” means any non-cash Charges, excluding amortization of a prepaid cash item that was paid in a prior period and any non-cash Charge in respect of an item that was included in Consolidated Net Income in a prior period.

“Non-Defaulting Lender” means, as to any Facility, a Lender thereunder that is not a Defaulting Lender.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary of the Borrower which is not a Subsidiary Guarantor.

“Non-U.S. Lender” has the meaning specified in Section 2.20(d).

“Nonextension Notice” has the meaning specified in Section 3.1(a).

“Note” means any promissory note evidencing any Loan.

“Notice of Borrowing” has the meaning specified in Section 2.2.

“Notice of Intent to Cure” has the meaning specified in Section 7.1(b).

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans, and Reimbursement Obligations and interest, fees and expenses accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any other Loan Party, whether or not a claim for post-filing or post-petition interest, fees and expenses are allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities (excluding, for the avoidance of doubt, all Cash Management Obligations) of the Borrower and the other Loan Parties to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender that are required to be paid by the Borrower or any other Loan Party pursuant hereto) or otherwise.

“OFAC” has the meaning specified in Section 4.20(a).

“Organizational Documents” means (a) with respect to any corporation or unlimited liability company, its certificate or articles of incorporation, amalgamation or organization and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement, and (e) with respect to any other form of entity, such other organizational documents required by local Laws or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Applicable Indebtedness” has the meaning specified in Section 2.12(f).

“Other Commitments” means any Incremental Term Commitments, any Credit Agreement Refinancing Term Commitments, any Extended Term Commitments and/or any Other Revolving Commitments, as the context requires.

“Other Connection Taxes” means, with respect to any Recipient or the Collateral Agent, Taxes imposed as a result of a present or former connection between such Recipient or the Collateral Agent and the jurisdiction imposing such Tax (other than any such connection arising from such Recipient or the Collateral Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced this Agreement or any other Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Facility” means any Incremental Term Facility, any Credit Agreement Refinancing Term Facility, any Extended Term Facility and/or any Other Revolving Facility, as the context requires.

“Other Loans” means any Incremental Term Loans, any Credit Agreement Refinancing Term Loans, any Extended Term Loans and/or any Other Revolving Loans, as the context requires.

“Other Revolving Commitments” means any Additional/Replacement Revolving Commitments, any Credit Agreement Refinancing Revolving Commitments and/or any Extended Revolving Commitments, as the context requires.

“Other Revolving Facility” means any Additional/Replacement Revolving Facility, any Credit Agreement Refinancing Revolving Facility and/or any Extended Revolving Facility and, in each case, any letters or credit issued and swing line loans made thereunder, as the context requires.

“Other Revolving Loans” means any Additional/Replacement Revolving Loans, any Credit Agreement Refinancing Revolving Loans and/or any Extended Revolving Loans, as the context requires.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.24).

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Loans, Other Revolving Loans and Swingline Loans or swingline loans established under any Other Revolving Facility on any date, the outstanding principal amount thereof in Dollars after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Loans, Other Revolving Loans, Swingline Loans or swingline loans established under any Other Revolving Facility, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any and all transactions on such date.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent, any Issuing Lender, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent Company” means (a) Holdings, (b) Holdings III and (c) any other Person of which the Borrower is an indirect Wholly-Owned Subsidiary.

“Parity Lien Debt” means any Incremental Equivalent Debt, Credit Agreement Refinancing Debt and/or Indebtedness permitted to be incurred under clauses (h) or (i) of Section 7.2, in each case, which is secured by a Lien which is pari passu with the Lien securing the Initial Facilities.

“Participant” has the meaning specified in Section 10.6(h).

“Participant Register” has the meaning specified in Section 10.6(h).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Perfection Certificate” means a certificate in the form of Exhibit K hereto.

“Permitted Acquisition” means any acquisition by a Group Member, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets, of any Person, or of all or substantially all of the assets constituting a division, product line or business line of any Person or of the majority (or any greater portion) of the outstanding Capital Stock of any Person (and, in any event, including any Investment in (x) any Restricted Subsidiary the effect of which is to increase such Group Member’s equity ownership in such Restricted Subsidiary or (y) any joint venture for the purpose of increasing such Group Member’s ownership interest in such joint venture) (each, a “Proposed Acquisition”), if such Proposed Acquisition complies with the following criteria:

(a) subject to Section 1.5(c), no Event of Default shall be in effect immediately prior or after giving effect to such Proposed Acquisition or would result therefrom;

(b) any acquired Person shall become a Guarantor to the extent required by and otherwise comply with the provisions of Section 6.8 within the time periods specified therein;

(c) after giving effect to the consummation of such acquisition, the Group Members shall be in compliance with Section 6.11; and

(d) the aggregate amount of Proposed Acquisitions by Loan Parties in assets that are not (or do not become) owned by a Loan Party or in Capital Stock in Persons that do not become Loan Parties upon consummation of such acquisition shall not exceed the sum of (i) the greater of (x) $50 million and (y) 47.1% of Consolidated EBITDA as of the last day of the most recently ended Test Period, plus (ii) amounts otherwise available under Section 7.7; provided, that (x) this clause (d) shall not apply to any acquisition to the extent any such consideration is financed with capital contributions with respect to Qualified Capital Stock of any Parent Company or cash proceeds of any issuance of Qualified Capital Stock by any Parent Company, in each case contributed to a Loan Party, and (y) in the event that the amount available under this clause (d) is reduced as a result of any acquisition of any Restricted Subsidiary that does not become a Loan Party or any assets that are not transferred to a Loan Party and such Restricted Subsidiary subsequently becomes a Loan Party or such assets are subsequently transferred to a Loan Party, as the case may be, the amount available under this clause (d) shall be increased on a dollar for dollar basis as a result thereof.

“Permitted Cure Security” means common or preferred equity (having such terms as are reasonably acceptable to the Administrative Agent, it being agreed that any Qualified Capital Stock shall be deemed to be reasonably acceptable to the Administrative Agent) of Holdings or any other Parent Company (other than any equity issued in connection with a Qualifying IPO).

“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the Investors beneficially own more than 50% of the relevant voting Capital Stock beneficially owned by the group.

“Permitted Investment” means any Permitted Acquisition or other acquisition or investment permitted under this Agreement;

“Permitted Liens” means Liens permitted pursuant to Section 7.3.

“Permitted Refinancing Debt” means Refinancing Debt that satisfies the Refinancing Debt Requirements.

“Permitted Sale Leaseback Transaction” means any Sale Leaseback Transaction in respect of property consisting of equipment or capital assets for cash consideration in an amount not less than the Fair Market Value thereof so long as the Borrower shall comply with Section 2.12(b).

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means any employee benefit plan (other than a Multiemployer Plan) as defined in Section 3(3) of ERISA that is subject to subject to Title IV of ERISA or Section 412 of the Code and in respect of which any Group Member or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 6.2.

“Pledged Securities” has the meaning specified in the Guarantee and Collateral Agreement.

“Previously Absent Financial Maintenance Covenant” means, at any time (x) any financial maintenance covenant that is not included in this Agreement at such time and (y) any financial maintenance covenant that is included in this Agreement at such time but with covenant levels in this Agreement that are less restrictive on Group Members.

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio, Consolidated EBITDA and Consolidated Total Assets (including component definitions of each of the foregoing), that each Subject Transaction with respect to any test or covenant for which such determination is being made shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of cash and Cash Equivalents), as of the last day of such Test Period) and that:

(a) (i) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or any division and/or product line of Holdings or any Restricted Subsidiary, (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (C) the implementation of any Cost Savings Initiative, statement of operations items (whether positive or negative and including any items giving rise to Expected Cost Savings) attributable to the property or Person subject to such Subject Transaction, shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of (A) any Permitted Acquisition or other permitted Investment described in the definition of the term “Subject Transaction” and/or (B) the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, statement of operations items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; it being understood that any pro forma adjustment described in this Agreement may be applied to any such test or covenant solely to the extent that such adjustment is consistent with the definition of the term “Consolidated EBITDA”;

(b) any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) and any interest expense related thereto shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made;

(c) any Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) incurred by any Group Member in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided, that (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any Capital Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Borrower; and

(d) for purposes of determining Consolidated Total Assets, the acquisition of any asset (including cash and Cash Equivalents), whether pursuant to any Subject Transaction or any Person becoming a Subsidiary or merging, amalgamating or consolidating with or into the Borrower or any of its Subsidiaries, or the Disposition of any asset (including cash and Cash Equivalents), described in the definition of the term “Subject Transaction” shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which such calculation is being made.

Notwithstanding the foregoing, for purposes of determining actual compliance with the Financial Covenant, any such adjustments shall only include events that occurred during the relevant Test Period.

“Projections” means the financial projections and pro forma financial statements of Holdings and its Subsidiaries included in that certain Confidential Information Memorandum dated April 2018, relating to Holdings and its Subsidiaries and the Transactions (or a supplement thereto).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Proposed Acquisition” has the meaning specified in the definition of the term “Permitted Acquisition”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and in the case of any Law, any similar Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’, managers’ and/or employees’ compensation, fees and expense reimbursement, disbursements, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees.

“Public Lender” has the meaning specified in Section 6.2.

“Purchasing Borrower Party” means Holdings or any Group Member, in each case, that becomes an Assignee pursuant to Section 10.6(c).

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualifying IPO” means (a) the issuance by Holdings (including any Successor Holdings) or any Parent Company of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8 or otherwise in respect of an employee stock purchase program, but including a public offering pursuant to a registration statement on Form S-4 or otherwise in connection with an acquisition, share exchange merger, consolidation or similar transaction, whether or not underwritten) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or in a firm commitment underwritten offering (or series of related offerings of securities to the public pursuant to a final prospectus) made pursuant to the Securities Act or (b) the acquisition of Holdings or any Parent Company (through a stock purchase, merger, exchange offer or otherwise) by a Person whose common Capital Stock is listed and subject to the reporting requirements of the Exchange Act.

“Quality of Earnings Report” means that certain quality of earnings report prepared by KPMG LLP, dated as of March 20, 2018.

“Receivables Assets” means any accounts receivable owed to Holdings or any other Restricted Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services or pursuant to any other contractual right, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivable and which, in each case, are sold, conveyed, assigned or otherwise transferred or in which a security interest is granted by Holdings or a Restricted Subsidiary to either (a) a Person that is not a Subsidiary of Holdings or (b) a Receivables Subsidiary that in turn sells, conveys, assigns, grants a security interest in or otherwise transfers such Receivables Assets to a Person that is not a Subsidiary of Holdings.

“Receivables Facility” means any of one or more receivables financing facilities, receivables purchase and sale agreements, factoring agreements or other similar agreements as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, all obligations in respect of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Holdings, the Borrower and all Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which Borrower or any other Restricted Subsidiary sells, conveys, assigns, grants an interest in or otherwise transfers Receivables Assets to either (a) a Person that is not a Subsidiary of Holdings or (b) a Receivables Subsidiary that in turn sells, conveys, assigns, grants a security interest in or otherwise transfers such Receivables Assets to a Person that is not a Subsidiary of Holdings.

“Receivables Subsidiary” means a special–purpose Wholly-Owned Subsidiary of Holdings whose sole purpose is to purchase or otherwise receive interests in Receivables Assets from Holdings or any Restricted Subsidiaries (other than a Receivables Subsidiary) and to resell, convey, assign, grant a security interest in or otherwise transfer such Receivables Assets to a Person that is not a Subsidiary of Holdings pursuant to a Receivables Facility and which engages in no other activities other than the foregoing and other activities reasonably related thereto.

“Recipient” means the Administrative Agent (or any sub-agent thereof, if applicable), any Lender and any Issuing Lender, as applicable.

“Recovery Event” means any settlement of or payment in respect of any property, casualty or other insurance claim (other than business interruption insurance) or any condemnation or similar proceeding relating to any asset of any Group Member.

“Refinanced Debt” means the applicable Indebtedness refinanced, extended, renewed or replaced by such Refinancing Debt.

“Refinancing” has the meaning specified in Section 5.1(b).

“Refinancing Agreement” means any agreement establishing and setting forth the terms of a Credit Agreement Refinancing Debt.

“Refinancing Debt” means Indebtedness issued, incurred or otherwise obtained in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), either by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, or after the original instrument giving rise to such Indebtedness has been terminated and including, by entering into any new credit agreement, loan agreement, note purchase agreement, indenture or other agreement) any Refinanced Debt, or the net proceeds of which are incurred for the purpose of extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, restructuring, repaying or refunding such Refinanced Debt (or amending or modifying such Refinanced Debt to effectuate any of the foregoing).

“Refinancing Debt Requirements” means, with respect to any Refinancing Debt, the following requirements:

(a) the principal amount of such Refinancing Debt does not exceed the principal amount of the Refinanced Debt except by an amount equal to the unpaid accrued interest and premium thereon, defeasance costs, underwriting discounts and other reasonable amounts paid and fees, commissions and expenses (including upfront fees, original issue discount and initial yield payments) incurred in connection with the incurrence of such Refinancing Debt, an amount equal to any existing commitments unutilized under such Refinanced Debt and any other amounts permitted to be incurred pursuant to Section 7.2 (provided, that any such additional amounts shall satisfy the other requirements set forth in this definition and with such additional amounts constituting a utilization of the relevant basket or exception pursuant to which such amounts are permitted and, if such Refinancing Debt is secured, the Lien securing such Refinancing Debt is permitted under Section 7.3);

(b) (i) neither Holdings nor any Restricted Subsidiary shall be an obligor or guarantor of such Refinancing Debt except to the extent that such Person was such an obligor or guarantor in respect of the Refinanced Debt at the time of the incurrence of such Refinancing Debt or Holdings or such Restricted Subsidiary becomes an obligor or guarantor of the Refinanced Debt substantially concurrently with the incurrence of such Refinancing Debt and (ii) such Refinancing Debt is not secured by any Property not securing (or of the type required to secure) the Refinanced Debt or such Property becomes collateral for the Refinanced Debt substantially concurrently with the incurrence of such Refinancing Debt;

(c) such Refinancing Debt shall (1) either (x) have a Weighted Average Life to Maturity at least equal to (and no shorter than) the Weighted Average Life to Maturity of the Refinanced Debt (unless such Refinancing Debt is revolving Indebtedness) or (y) have a Weighted Average Life to Maturity at least equal to (and no shorter than) the Weighted Average Life to Maturity of the Initial Term Loans (other than customary bridge loans with an initial maturity date of not longer than one year; provided, that any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans shall be subject to the requirement of this clause (c)(y)); and (2) have a final maturity date equal to or later than (and if such Refinancing Debt is revolving Indebtedness, does not require scheduled amortization or mandatory commitment reduction prior to) the final maturity date of the Refinanced Debt; provided, that (x) in the case of any Credit Agreement Refinancing Debt that is junior with respect to security to the Secured Obligations or is unsecured, such Credit Agreement Refinancing Debt shall have a maturity date at least 91 days following the maturity date of the Refinanced Debt and (y) if such Refinanced Debt had a maturity date that is at least 91 days after the maturity date of the Initial Term Loans, then such new maturity date must be at least 91 days following the maturity date of the Initial Term Loans;

(d) in the case of any Credit Agreement Refinancing Debt, such Refinancing Debt may be pari passu with or junior to any then-existing Class of Loans in right of payment and may be pari passu with or junior to such Class of Loans with respect to security or unsecured; provided, that any Refinancing Debt that is pari passu with or junior to any then-existing Class of Loans with respect to security and is documented in a separate agreement or agreements shall be subject to an Acceptable Intercreditor Agreement;

(e) if the Refinanced Debt is (i) secured, (x) such Refinancing Debt shall only be secured on the same or subordinated basis (including relative priority) as the Refinanced Debt (but may be unsecured) and (y) in the case of any Credit Agreement Refinancing Debt, shall only have (1) a Lien on Property constituting Collateral in which the Collateral Agent has a Lien or in which the Collateral Agent is granted a Lien substantially concurrently with the incurrence or issuance of such Refinancing Debt and (2) a perfected Lien on any Property constituting Collateral in which the Collateral Agent has a perfected Lien or as to which a Lien in favor of the Collateral Agent is perfected substantially concurrently with the incurrence or issuance of such Refinancing Debt, and shall be subject to intercreditor arrangements on terms reasonably acceptable to the Administrative Agent and (ii) subordinated in right of payment to the Obligations, the Refinancing Debt is subordinated in right of payment to the Obligations on terms not materially less favorable (taken as a whole) to the Lenders as those contained in the documentation governing such Refinanced Debt (as reasonably determined by the Borrower);

(f) such Refinancing Debt has covenants, terms and conditions (including, if applicable, as to collateral, but excluding (1) as to subordination, interest rates (including through fixed interest rates), interest rate margins, rate floors, fees, funding discounts, original issue discounts and redemption or prepayment terms and premiums and any other matter set forth in clauses (a) through (e) above and (2) covenants or other provisions applicable only to periods after the Latest Term Loan Maturity Date (if such Refinancing Debt constitutes term loans or notes) or the Latest Revolving Maturity Date (if such Refinancing Debt constitutes revolving Indebtedness), in each case, at the time of the incurrence or issuance of such Indebtedness), taken as a whole, are not materially more restrictive (when taken as a whole) than the terms and conditions of the Refinanced Debt, as reasonably determined by the Borrower, unless such terms and conditions constitute then-current market terms for the applicable type of Refinancing Debt or are otherwise reasonably acceptable to the Administrative Agent; provided, that such terms and conditions shall not be deemed to be more restrictive solely as a result of the inclusion in the documentation governing such Refinancing Debt of any more restrictive terms (including a Previously Absent Financial Maintenance Covenant), so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such more restrictive terms for the benefit of each Facility to the extent applicable in the documentation governing such Refinancing Debt (but if the applicable Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant applicable only to revolving Indebtedness, the Previously Absent Financial Maintenance Covenant shall be automatically included in this agreement only for the benefit of each Revolving Facility and not for the benefit of any Facility in respect of Term Loans hereunder); provided, further, that in the case of Credit Agreement Refinancing Debt in the form of (x) term loans that are pari passu with the Initial Term Loans in right of payment and with respect to security, the holders thereof may decline to participate in any voluntary prepayments and/or to receive on a pro rata or less than pro rata basis any mandatory prepayments, and (y) revolving loans that are pari passu with the Initial Revolving Loans in right of payment and with respect to security may provide for the lenders thereof to elect lesser payments or commitment reductions in respect of such revolving loans;

(g) in the case of any Credit Agreement Refinancing Revolving Facility, (i) the borrowing and repayment (except (x) payments of interest and fees at different rates in respect of any then-existing Revolving Commitments and such Refinancing Debt (and related outstandings), (y) repayments required on the maturity date of any then-existing Revolving Commitments and (z) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (iv) below) in respect of such Refinancing Debt) after the incurrence or issuance of such Refinancing Debt shall be made on a pro rata basis with the then-existing Revolving Facility, (ii) all swingline loans and letters of credit shall be participated in on a pro rata basis by all Revolving Lenders of the applicable Class, (iii) assignments and participations of such Refinancing Debt shall be governed by the assignment and participation provisions set forth in Section 10.6 and (iv) no termination of Commitments in respect of such Refinancing Debt and no repayment thereof accompanied by a corresponding permanent reduction in such Commitments shall be permitted unless (x) such Class of Commitments in respect of such Refinancing Debt is the earliest maturing Class of then-existing Revolving Commitments or (y) such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of all then-existing Revolving Loans or Revolving Commitments and any other then-outstanding Permitted Refinancing Debt; and

(h) if such Refinancing Debt is Credit Agreement Refinancing Debt, the institutions providing such Refinancing Debt and the Borrower have consented to such Refinancing Debt.

“Refunded Swingline Loans” has the meaning specified in Section 2.7(b).

“Register” has the meaning specified in Section 10.6(b)(iv).

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse an Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Reinvestment Deferred Amount” means with respect to any Reinvestment Event, as applicable, (a) the aggregate Net Cash Proceeds received by any Group Member or any Subsidiary thereof for its own account in connection therewith that are not paid to the Administrative Agent pursuant to Section 2.12(b) as a result of the delivery of a Reinvestment Notice or (b) the aggregate cash amounts designated by the Borrower as expenditures that would otherwise be permissible Reinvestment Deferred Amounts and that have been invested by Holdings or any Restricted Subsidiary in a manner useful in the Group Member’s business (including Permitted Acquisitions); provided, that such designated expenditures shall (i) have occurred no earlier than the earliest of (x) notice of, (y) execution of a definitive agreement for and (z) consummation of such Asset Sale or Recovery Event and (ii) otherwise be permitted under this Agreement.

“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which a Loan Party has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice signed on behalf of the Borrower by a Responsible Officer stating that the Group Members (directly or indirectly through a Subsidiary) intend and expect to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event in a manner useful in their business (including Permitted Acquisitions).

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount contractually committed prior to the relevant Reinvestment Prepayment Date to be expended within six months from the Reinvestment Prepayment Date (a “Committed Reinvestment Amount”), or actually expended prior to such date, in each case, to acquire or repair assets useful in the Group Members’ business (including in connection with a Permitted Acquisition).

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the date occurring twelve months after such Reinvestment Event.

“Rejection Notice” has the meaning specified in Section 2.12(e).

“Related Parties” means, as to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees, administrators, managers, advisors, representatives and successors and assigns of such Person and of such Person’s Affiliates.

“Repayment Amount” means the amount of any installment (including the payment due on the maturity date thereof) of Term Loans scheduled to be repaid on any date.

“Reportable Event” means, with respect to any Plan, any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period has been waived by the PBGC.

“Repricing Transaction” means (a) the incurrence by any Loan Party of any bank financing Indebtedness (i) having an Effective Yield that is less than the Effective Yield for the Initial Term Loans, but excluding Indebtedness incurred in connection with a Change of Control, Qualifying IPO or Material Acquisition and (ii) the proceeds of which are used substantially concurrently to prepay (or, in the case of a conversion, deemed to prepay or replace) (including as a result of a mandatory prepayment required pursuant to Section 2.12(a)), in whole or in part, outstanding principal of the Initial Term Loans or (b) any amendment, consent or other modification of this Agreement that has the primary purpose of reducing the Effective Yield for the Initial Term Loans, except for a reduction in connection with a Change of Control, Qualifying IPO or Material Acquisition.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate outstanding amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments, if any, then outstanding and (c) aggregate unused Revolving Commitments; provided, that the unused Term Commitments and Revolving Commitments of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender or Lenders that are Investor Affiliated Lenders shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer (or similar title), chief operating officer, controller or treasurer (or similar title) or, with respect to Holdings only, a director of Holdings or a Group Member, with respect to financial matters (including execution of any Compliance Certificate or related financial condition delivery), the chief financial officer (or similar title), controller (or similar title) or treasurer (or similar title) of the Borrower, with respect to any document delivered on the Closing Date, including any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities on behalf of a Loan Party and, solely for purposes of notices given pursuant to Section 2, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Debt” means, collectively, (a) any Subordinated Debt, (b) any Indebtedness that is secured by a Lien on the Collateral (other than Indebtedness among the Group Members and their respective Subsidiaries) that is expressly junior and subordinated to the Lien securing the Obligations, and (c) any unsecured Indebtedness, and in the case of clause (c), having an individual outstanding principal amount in excess of $30 million.

“Restricted Debt Payment” has the meaning specified in Section 7.8(a).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of Holdings, or any payment (whether in cash, securities or other property), including any purchase, redemption, retirement, defeasance, acquisition, cancellation or termination for value (including any sinking fund payment or similar deposit) of any such Capital Stock, or on account of any return of capital to the holders of Capital Stock of Holdings.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary. Unless explicitly set forth to the contrary, a reference to a “Restricted Subsidiary” means a Restricted Subsidiary of Holdings.

“Retained Declined Proceeds” has the meaning specified in Section 2.12(e).

“Retained Excess Cash Flow” means, at any date of determination, an amount equal to the aggregate cumulative amount, which shall in no event be less than zero, of Excess Cash Flow for all fiscal years ending after the Closing Date with respect to which the Borrower has delivered an annual Compliance Certificate, commencing with the fiscal year ending January 31, 2020, and prior to the Available Amount Reference Time, minus, with respect to each such fiscal year, the Excess Cash Flow Percentage of Excess Cash Flow for such fiscal year.

“Returns” means, with respect to any Investment of any Person (other than for purposes of clause (a)(iii) of the Available Amount) and without duplication (including as a result of such amount being included in Consolidated Net Income of such Person), any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash by such Person in respect of such Investment not in excess of the amount of the original Investment by such Person; provided, that any Returns included for the purposes of the calculation of the Available Amount under clause (a)(vii) thereof shall not exceed the amount of the Investment that was made using the Available Amount.

“Revolving Commitment Period” means (x) in respect of the Initial Revolving Commitments, the period after the Closing Date to, but excluding, the Revolving Termination Date and (y) in respect of any Other Revolving Commitments, the period set forth in the relevant Other Revolving Facility.

“Revolving Commitments” means the Initial Revolving Commitments and/or the Other Revolving Commitments, as the context requires.

“Revolving Extension Request” has the meaning specified in Section 2.28(a)(ii).

“Revolving Extensions of Credit” means, as to any Revolving Lender at any time, an amount equal to the sum of (a) the Outstanding Amount of all Revolving Loans held by such Lender, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate Outstanding Amount of Swingline Loans or any swingline loans established pursuant to any Other Revolving Facility.

“Revolving Facility” means the Initial Revolving Facility and/or any Other Revolving Facility and the Initial Revolving Loans and/or Other Revolving Loans, Swingline Loans and Letters of Credit or swingline loans and letters of credit established in connection with any Other Revolving Facility made thereunder.

“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans” means the Initial Revolving Loan and/or Other Revolving Loans, as the context requires.

“Revolving Percentage” means, as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the aggregate Revolving Commitments of all Lenders or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate Outstanding Amount of such Lender’s Revolving Loans constitutes of the aggregate Outstanding Amount of the Revolving Loans; provided, that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Revolving Extensions of Credit, the Revolving Percentage of any Revolving Lender shall be determined by dividing (x) such Lender’s Revolving Percentage of the L/C Obligations then outstanding plus such Lender’s Revolving Percentages of the Outstanding Amount of Swingline Loans and swingline loans under any Other Revolving Facility by (y) all of the L/C Obligations then outstanding plus the Outstanding Amount of Swingline Loans and swingline loans under any Other Revolving Facility.

“Revolving Termination Date” means, in the case of the Initial Revolving Commitments, May 8, 2023 and, in the case of any Other Revolving Commitments, the date established in the applicable Incremental Agreement, Extension Agreement or Refinancing Agreement or, in any case, such earlier date as the Revolving Commitments are terminated in accordance with the terms hereof.

“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“Sale Leaseback Transaction” means any arrangement with any Person providing for the leasing by any Group Member of real or personal property which has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

“Same Day Funds” means, with respect to disbursements and payments in Dollars, immediately available funds.

“Sanctions” has the meaning specified in Section 4.20(a)(i).

“SEC” means the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Debt as of the last day of the most recently ended Test Period, minus unrestricted cash and Cash Equivalents (excluding any Appraisal Share Funding Unexpended Amount) as of the last day of the most recently ended Test Period to (b) Consolidated EBITDA for the most recently ended Test Period, in each case, of the Group Members on a consolidated basis.

“Secured Obligations” means all Obligations, together with (a) all Cash Management Obligations owing to the Administrative Agent, the Collateral Agent, any Lead Arranger, any Lender or any Affiliate of any of the foregoing (or Person who was any of the foregoing at the time of the incurrence thereof) and (b) all obligations of the Loan Parties and any other Group Members under Specified Hedge Agreements; provided, that Cash Management Obligations and obligations of the Loan Parties and the other applicable Group Members under Specified Hedge Agreements shall cease to constitute Secured Obligations on and after the Facility Termination Date; provided, further, that as to any Guarantor, Secured Obligations shall not include Excluded Swap Obligations in respect of such Guarantor.

“Secured Parties” means, collectively, the Lenders, the Administrative Agent, the Collateral Agent, the Swingline Lender, any Issuing Lender, any Hedge Counterparty, any other holder from time to time of any of the Secured Obligations (in their capacities as holders thereof) and, in each case, their respective successors and permitted assigns.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Documents” means the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Collateral Agent purporting to grant or perfect a Lien on any Property of any Loan Party to secure the Secured Obligations.

“Siris” means Siris Partners III, L.P. and each of its Affiliates and any funds, partnerships or other investment vehicles managed or controlled by it or its Affiliates, but not including, however, any of their operating portfolio companies.

“Solvent” means, with respect to any Person, that (a) the sum of the debt (including contingent liabilities) of such Person does not exceed the fair value of the assets of such Person; (b) the capital of such Person is not unreasonably small in relation to the business of such Person contemplated as of the date of determination; (c) such Person does not intend to incur, or believe that it will incur, debts (including current obligations and contingent liabilities) beyond its ability to pay such debts as they mature in the ordinary course of business; and (d) the present fair saleable value of the assets (on a going concern basis) of such Person is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Existing Revolving Class” has the meaning specified in Section 2.28(a)(ii).

“Specified Hedge Agreement” means any Hedge Agreement (a) entered into by (i) any Group Member or Holdings and (ii) any Hedge Counterparty at the time such Hedge Agreement was entered into, as counterparty and (b) that has been designated by the Borrower, by written notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Lender or Affiliate thereof that is a party thereto (in its capacity as such) any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.

“Specified Junior Debt” means (a) loans, notes or other long-term Indebtedness that is junior to the Initial Facilities in right of payment or in right of security or that is unsecured; provided, that (i) the Additional Debt Requirements are satisfied and (ii)(x) if such Indebtedness is unsecured, at the Borrower’s option, either (I) the Total Leverage Ratio does not exceed a Total Leverage Ratio of 4.95:1.00, or (II) the Interest Coverage Ratio would not exceed 2.00:1.00 and (y) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Lien securing the Initial Facilities, the Secured Leverage Ratio does not exceed 4.70:1.00; in each case, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period as if any such Indebtedness had been outstanding on the last day of such Test Period for testing compliance therewith (and assuming the full utilization of any unfunded revolving commitment provided simultaneously thereunder and any subsequent funding of the term debt borrowed or issued thereunder); and (b) any Permitted Refinancing Debt in respect of clause (a) hereof.

“Specified Junior Debt Facility” means any one or more debt facilities or other financing arrangements (including any credit agreement, loan agreement, note purchase agreement, indenture or other agreement) providing for Specified Junior Debt.

“Sponsor” means Siris.

“Sponsor Management Agreement” means the Management Agreement dated as of August 19, 2016 among Mavenir, Inc. (f/k/a Xura Inc.), a Delaware corporation, Sierra Private Investments L.P., a Cayman Islands exempted limited partnership and Siris Capital Group, LLC, a Delaware limited liability company.

“Subject Person” has the meaning specified in the definition of the term “Consolidated Net Income”.

“Subject Transaction” means (a) the Transactions, (b) any Permitted Acquisition or similar permitted Investment, (c) any Disposition of all or substantially all of the assets or Capital Stock of any Subsidiary (or any business unit, line of business or division of the Borrower or Restricted Subsidiary) not prohibited by this Agreement, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance this Agreement, (e) any incurrence or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes), (f) the implementation of any Cost Savings Initiative and/or (g) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Subordinated Debt” means Indebtedness for borrowed money incurred by any Group Member from a Person other than Holdings or another Group Member that is subordinated in right of payment to the prior payment of the Obligations under the Loan Documents.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of Holdings; provided, that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a director’s “qualifying share” or shares required to be held by a resident of the relevant jurisdiction of the former Person shall be deemed to be outstanding.

“Subsidiary Guarantor” means (a) on the Closing Date, each Subsidiary of Holdings (other than any such Subsidiary that is an Excluded Subsidiary on the Closing Date) and (b) thereafter, each Subsidiary of Holdings that becomes a guarantor of the Obligations pursuant to the terms of this Agreement, in each case, until such time as the relevant Subsidiary is released from its guaranty of the Obligations of the Borrower in accordance with the terms hereof.

“Successor Borrower” has the meaning specified in the last clause of Section 7.4.

“Successor Holdings” has the meaning specified in Section 7.11.

“Swap Obligations” means, with respect to any guarantee of the Secured Obligations, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.7(a) in an aggregate principal amount at any one time outstanding not to exceed $12 million.

“Swingline Lender” means (a) the Administrative Agent, in its capacity as the lender of Swingline Loans or (b) upon the resignation of the Administrative Agent as the Swingline Lender, any Revolving Lender from time to time designated by the Borrower as the Swingline Lender (with the consent of such Revolving Lender in its sole discretion).

“Swingline Loans” has the meaning specified in Section 2.6.

“Swingline Participation Amount” has the meaning specified in Section 2.7(c).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments or other similar charges imposed by any federal, state, local or foreign governmental authority responsible for administering taxes or otherwise having the power to assess and impose the payment, deduction or withholding of such amounts, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means the Initial Term Commitment, any Incremental Term Commitment, any Commitments to extend Extended Term Loans and/or any Credit Agreement Refinancing Term Commitment, as the context requires.

“Term Lender” means, at any time, any lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means an Initial Term Loan, an Incremental Term Loan, an Extended Term Loan and/or a Credit Agreement Refinancing Term Loan, as the context requires.

“Term Loan Claim” has the meaning specified in Section 10.6(e).

“Term Loan Extension Request” has the meaning specified in Section 2.28(a)(i).

“Test Period” means, as of any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements pursuant to Section 6.1(a) or (b) have been delivered or were required to have been delivered; provided, that prior to the first date the financial statements pursuant to Section 6.1(a) or (b) have been delivered, the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended January 31, 2018.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the most recently ended Test Period, minus unrestricted cash and Cash Equivalents (excluding any Appraisal Share Funding Unexpended Amount) as of the last day of the most recently ended Test Period to (b) Consolidated EBITDA for the most recently ended Test Period, in each case, of the Group Members on a consolidated basis.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trade Date” has the meaning specified in Section 10.6(j)(i).

“Transaction Expenses” means any fees, premiums, expenses and other transaction costs (including original issue discount and upfront fees) incurred or paid by any Investor, Holdings, the Borrower, or any Subsidiary in connection with the Transactions.

“Transactions” means, collectively, (a) the funding of the Initial Term Loans and the Initial Revolving Loans on the Closing Date, (b) the Refinancing, (c) the Appraisal Share Funding, (d) the consummation of any other transactions in connection with the foregoing and (d) the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Expenses).

“Trigger Date” has the meaning specified in Section 2.12(b).

“Type” means, as to any Loan, its classification as an ABR Loan or a Eurodollar Loan.

“U.S. Lender” has the meaning specified in Section 2.20(e).

“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“United States” and “US” means the United States of America.

“Unrestricted Subsidiary” means any Subsidiary designated (or redesignated) by the Borrower as an Unrestricted Subsidiary hereunder after the Closing Date in accordance with Section 6.16 and any Subsidiary of an Unrestricted Subsidiary.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided, that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness being refinanced or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness vis-à-vis the amortization schedule prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Capital Stock of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Withdrawal Liability” means any liability as a result of complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Terms Generally. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein),

(b) any reference to any Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Law, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including”, (g) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (h) the terms “license” and “lease” shall include sublicense and sublease, respectively.

1.3 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature (i) shall be construed in accordance with GAAP, as in effect from time to time, provided, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) shall not give effect to any election made by Holdings or any of its Subsidiaries under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value Indebtedness or other liabilities of any such Person or any Subsidiary of any such Person at “fair value.”

1.4 Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with any Other Loans or Credit Agreement Refinancing Debt (including under a new credit facility), in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Same Day Funds”, “in cash” or any other similar requirement.

1.5 Certain Calculations and Tests.

(a) Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one decimal place more than the number of decimal places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

(b) Notwithstanding anything to the contrary herein, but subject to Sections 1.5(c), (d) and (e), all financial ratios and tests (including the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated Total Assets and Consolidated EBITDA) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs shall be calculated with respect to such Test Period and such

Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into any Group Member since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (or, in the case of Consolidated Total Assets (or with respect to any determination pertaining to the balance sheet, including the acquisition of cash and Cash Equivalents), as of the last day of such Test Period).

(c) Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro Forma Basis), to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Interest Coverage Ratio test and/or any Total Leverage Ratio test) and/or any cap expressed as a percentage of Consolidated EBITDA and/or Consolidated Total Assets, (ii) the making of representations and warranties and/or (iii) the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to (A) the consummation of any transaction in connection with any acquisition or similar Investment (including the assumption or incurrence of Indebtedness), (B) the making of any Restricted Payment and/or (C) the making of any Restricted Debt Payment, in each case in connection with a Limited Condition Acquisition, at the election of the Borrower (the “LCA Election”), the determination of whether the relevant condition is satisfied may be made at the time (the “LCA Test Time”) (x) the date a definitive acquisition agreement for such Limited Condition Acquisition is entered into (or the date on which any binding public announcement in respect of a Limited Condition Acquisition is made) and calculated as if the Limited Condition Acquisition and other Subject Transactions in connection therewith were consummated on such date or (y) irrevocable notice (which may be conditioned on the occurrence of other events) of a Restricted Payment or Restricted Debt Payment is given; provided, (i) that no bankruptcy or payment Default shall have occurred and be continuing on the date of consummation of such Limited Condition Acquisition and (ii) if the Borrower has made an LCA Election, then in connection with any calculation of any financial ratio or basket availability following such LCA Test Time and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement or irrevocable notice with respect thereto is terminated, any such financial ratio or test or cap shall be calculated (and tested) on a Pro Forma Basis assuming such Limited Condition Acquisition and other Subject Transactions in connection therewith have been consummated.

(d) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including any First Lien Leverage Ratio test, any Total Leverage Ratio test, any Secured Leverage Ratio test, any Interest Coverage Ratio test and/or the amount of Consolidated EBITDA or Consolidated Total Assets), such financial ratio or test shall be calculated at the time (subject to clause (c) above) such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(e) Notwithstanding anything to the contrary herein, unless the Borrower otherwise notifies the Administrative Agent, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Interest Coverage Ratio test and/or any Total Leverage Ratio test) or is incurred or entered into in reliance on any “grower” amount based on a percentage of Consolidated EBITDA (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Interest Coverage Ratio test and/or any Total Leverage Ratio test, but excluding any “grower” amount based on a percentage of Consolidated EBITDA) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.

(f) For purposes of determining compliance at any time with Sections 7.2 (other than clauses (a)(i), (a)(ii) and (a)(iv) and clause (r) thereof), 7.3 (other than clauses (h) and (u) (as clause (u) pertains to Section 7.2(r)) thereof), 7.5, 7.7, 7.8 and 7.9, in the event that any Indebtedness, Lien, Disposition, Investment, Restricted Debt Payment and/or Affiliate transaction meets the criteria of more than one of the categories permitted pursuant to any clause of such Sections, the Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction or item (or portion thereof) in any one category. Further, it is understood and agreed that any Indebtedness, Lien, Disposition, Restricted Payment, Investment, Restricted Debt Payment and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Disposition, Restricted Payment, Investment, Restricted Debt Payment and/or Affiliate transaction under Sections 7.2, 7.3, 7.5, 7.6, 7.7, 7.8 and 7.9, respectively, but may instead be permitted in part under any combination thereof.

(g) Notwithstanding anything to the contrary in this Section 1.5 or otherwise, for purposes of determining actual compliance with the Financial Covenant, any such adjustments shall only include events that occurred during the relevant Test Period.

1.6 Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

1.7 Timing of Payment of Performance. (a) If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(b) When performance of any covenant, duty or obligation in respect of any deliverable (other than payment of an obligation as described in clause (a) above) is required on a day which is not a Business Day, the date on which such performance is required shall be extended to the immediately succeeding Business Day.

1.8 Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 2 AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, each Initial Term Lender severally agrees to make a term loan (an “Initial Term Loan”) in Dollars to the Borrower on the Closing Date in an amount not to exceed the amount of the Initial Term Commitment of such Lender. The Initial Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the

Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13. Each Lender’s Initial Term Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Initial Term Commitment on such date. Amounts repaid or prepaid with respect to Term Loans may not be reborrowed.

2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent written notice, substantially in the form of Exhibit A-1 hereto (a “Notice of Borrowing”) (which Notice of Borrowing must be received by the Administrative Agent not later than 12:00 P.M. one (1) Business Day prior to the Closing Date or any Incremental Facility Closing Date in respect of Incremental Term Commitments (or, in the case of Eurodollar Loans on any such Incremental Facility Closing Date, three (3) Business Days prior thereto (unless waived by the Administrative Agent); provided, however, that if the Borrower wishes to request Eurodollar Loans having an Interest Period of twelve months in duration or less (other than an Interest Period of one, two, three or six months) as provided in the definition of “Interest Period,” the applicable Notice of Borrowing must be received by the Administrative Agent not later than 12:00 P.M. four (4) Business Days prior to such Incremental Facility Closing Date, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them (and not later than 12:00 P.M., three (3) Business Days prior to such Incremental Facility Closing Date, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been consented to by such Lenders))) requesting that the applicable Term Lenders make the applicable Term Loans on the Closing Date or any such Incremental Facility Closing Date. Each Notice of Borrowing shall specify (i) the aggregate principal amount to be borrowed, (ii) the requested Borrowing Date (which shall be a Business Day) and (iii) whether such Term Loans being incurred are to be made as ABR Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period applicable thereto. Upon receipt of such Notice of Borrowing the Administrative Agent shall promptly notify each applicable Term Lender thereof. Not later than 1:00 P.M. on the Closing Date or any such Incremental Facility Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender.

2.3 Repayment of Term Loans. The Initial Term Loan of each Term Lender made on the Closing Date shall be payable on the last Business Day of each January, April, July and October, commencing with the fiscal quarter ending July 31, 2018, an amount equal to one quarter of one percent (0.25%) of the original principal amount of such Initial Term Loans funded on the Closing Date (as adjusted to reflect any prepayments thereof in accordance with the applicable Sections of this Agreement), with the remaining balance thereof payable on the Initial Term Maturity Date.

2.4 Revolving Commitments. Subject to the terms and conditions hereof, each Revolving Lender with Initial Revolving Commitments severally agrees to make revolving loans (“Initial Revolving Loans”) in Dollars to the Borrower from time to time during the Revolving Commitment Period for the Initial Revolving Commitments in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (x) the L/C Obligations then outstanding and (y) the aggregate principal amount of the Swingline Loans then outstanding, after giving effect to the making of such Initial Revolving Loans, does not exceed the amount of such Lender’s Initial Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, in each case, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.

2.5 Procedure for Revolving Loan Borrowing. (a) The Borrower may borrow under the Revolving Commitments during the applicable Revolving Commitment Period on any Business Day; provided, that the Borrower shall give the Administrative Agent a Notice of Borrowing (which Notice of Borrowing must be received by the Administrative Agent in the case of (i) Eurodollar Loans denominated in Dollars after the Closing Date, prior to 12:00 P.M. three (3) Business Days prior to the requested Borrowing Date; provided, however, that if the Borrower wishes to request Eurodollar Loans having an Interest Period of twelve months in duration or less (other than an Interest Period of one, two, three or six months) as provided in the definition of “Interest Period,” the applicable Notice of Borrowing must be received by the Administrative Agent not later than 12:00 P.M. four (4) Business Days prior to such Borrowing Date, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them (and not later than 11:00 a.m., three (3) Business Days prior to such Borrowing Date, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been consented to by such Lenders)) and (ii) Eurodollar Loans on the Closing Date and ABR Loans, in each case, denominated in Dollars prior to 12:00 P.M. one (1) Business Day prior to the requested Borrowing Date, in each case, specifying (A) the aggregate principal amount and Type of Revolving Loans to be borrowed, (B) the requested Borrowing Date and (C) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing by the Borrower under the Revolving Commitments shall be in an amount equal to $1 million or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $1 million, such lesser amount); provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7(b). Upon receipt of any such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 1:00 P.M., on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will thereupon promptly be made available to the Borrower at the account of the Borrower so notified to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(b) If no election as to the Type of a Revolving Loan is specified, then the requested Loan shall be a Eurodollar Loan with an Interest Period of one month. If no Interest Period is specified with respect to any requested Eurodollar Loan, the Interest Period with respect to such requested Loan shall be for one month from the Borrowing Date.

2.6 Swingline Commitment. Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the applicable Revolving Commitment Period by making swing line loans (“Swingline Loans”) in Dollars to the Borrower; provided, that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments of all Lenders would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans the Borrower shall give the Swingline Lender written notice, substantially in the form of Exhibit A-3 hereto, (which notice must be received by the Swingline Lender not later than 1:00 P.M. on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M. on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Borrower an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender by wire transfer thereof in accordance with instructions provided to (and reasonably acceptable to) the Swingline Lender, as provided above.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s written notice given by the Swingline Lender (with a copy to the Administrative Agent) no later than 1:00 P.M., request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. The Swingline Lender shall be deemed to have made the written notice requesting Refunded Swingline Loans on (x) the last Business Day of any fiscal quarter of the Borrower to the extent any Swingline Loans shall be outstanding on such day and (y) on the second to last Business Day of any week to the extent any Swingline Loans shall be outstanding on such day. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., one Business Day after the date of such notice or such fiscal quarter end. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8.1(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (A) such Revolving Lender’s Revolving Percentage times (B) the sum of the aggregate principal amount of Swingline Loans then outstanding that are to be repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount with respect to any Swingline Loans, the Swingline Lender receives any payment on account of such Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount with respect thereto (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all such Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the

Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8 Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each appropriate Revolving Lender the then unpaid principal amount of each Revolving Loan of such Revolving Lender made to the Borrower outstanding on the Revolving Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1); and (ii) to the Administrative Agent for the account of each appropriate Term Lender the principal amount of each outstanding Term Loan of such Term Lender made to the Borrower in installments according to the amortization schedule set forth in Section 2.3 or, in the case of any Term Loans other than the Initial Term Loans, as set forth in the related Incremental Agreement, Extension Agreement or Refinancing Agreement (or, in each case, on such earlier date on which the Loans become due and payable pursuant to Section 8.1). The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan which has not been converted to a Revolving Loan pursuant to Section 2.7(b) on the Revolving Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) (i) The Administrative Agent, acting as a non-fiduciary agent of the Borrower solely for tax purposes, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Term Lender, in which shall be recorded (A) the amount of each Term Loan made hereunder, the Type of such Term Loan and each Interest Period applicable thereto, (B) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrower to each Term Lender hereunder and (C) the amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Term Loans and each Term Lender’s share thereof; and (ii) the Administrative Agent, acting as a non-fiduciary agent of the Borrower solely for tax purposes, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Revolving Lender, in which shall be recorded (A) the amount of each Revolving Loan made hereunder, the Type of such Revolving Loan and each Interest Period applicable thereto, (B) the amount of any principal, interest, Commitment Fees and fees payable pursuant to Section 3.3, as applicable, due and payable or to become due and payable from the Borrower to each Revolving Lender hereunder and (C) the amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Revolving Facility and each Revolving Lender’s share thereof. The Register shall be available for inspection by the Borrower and any Lender (but only, in the case of a Lender, with respect to any entry relating to such Lender’s Commitments, Loans, L/C Obligations and other Obligations), at any reasonable time and from time to time upon reasonable prior notice.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded (absent manifest error); provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender or the other obligations of the Borrower to such Lender in accordance with the terms of this Agreement.

(e) Any Lender may request that the Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit I.

2.9 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender that is a non-Defaulting Lender a commitment fee for the period from and including the Closing Date to but excluding the last day of the Revolving Commitment Period, computed at the Applicable Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date.

(b) The Borrower agrees to pay to the Administrative Agent or its Affiliates the fees in the amounts and on the dates as set forth in the Fee Letter.

2.10 Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ written notice by the Borrower to the Administrative Agent (or such shorter period as to which the Administrative Agent may agree), to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided, that no such termination or reduction of such Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the total Revolving Extensions of Credit would exceed the total Revolving Commitments. Any such partial reduction shall be in an amount equal to $1 million, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. It being understood and agreed that, subject to Section 2.28(a)(ii), the Borrower may allocate any voluntary termination or reduction of Commitments among Classes of Commitments at the Borrower’s direction.

2.11 Optional Prepayments. The Borrower may at any time and from time to time prepay the Revolving Loans, Swingline Loans or the Term Loans, in whole or in part, subject to Section 2.18(e) and Section 2.21, without premium or penalty, upon written notice by the Borrower in substantially the form of Exhibit H hereto delivered to the Administrative Agent no later than 12:00 P.M. three (3) Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 P.M. one (1) Business Day prior to, in the case of ABR Loans (or on the same day in the case of Swingline Loans), which notice shall specify (i) the date (which shall be a Business Day) and amount of prepayment, (ii) the Class of Loans which will be prepaid and (iii) whether the prepayment is of Eurodollar Loans or ABR Loans (and if Eurodollar Loans are to be prepaid, the Interest Period(s) of such Eurodollar Loans); provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided, that such notice may be conditioned on receiving the proceeds of any transaction), together with accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1 million or a whole multiple of $100,000 in excess thereof, and shall be subject to the provisions of Section 2.18. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof. Subject to Section 2.18(e), each prepayment of the Term Loans pursuant to this Section 2.11 shall be applied to the Repayment Amounts as directed by the Borrower. Each prepayment of the Loans pursuant to this Section 2.11 shall be applied to Classes of Term Loans as directed by the Borrower (including, for the avoidance of doubt, the Borrower may (i) prepay Term Loans of an Existing Term Loan Class without any requirement to prepay Extended Term Loans that were converted or exchanged from such Existing Term Loan Class and (ii) prepay Extended Term Loans without any requirement to prepay Term Loans of an Existing Term Loan Class that were converted or exchanged for such Extended Term Loans). In the event that the Borrower does not specify the order in which to apply prepayments to reduce Repayment Amounts or as between Classes of Term Loans, the Borrower shall be deemed to have elected that such proceeds be applied to reduce the installments in direct order of maturity on a pro-rata basis among Classes of Term Loans.

2.12 Mandatory Prepayments. (a) If any Indebtedness (including Credit Agreement Refinancing Debt, but excluding any other Indebtedness permitted to be incurred in accordance with Section 7.2) shall be incurred by a Group Member, the Borrower shall pay an amount equal to 100% of the Net Cash Proceeds of such Indebtedness within three Business Days of the date of receipt thereof to the Administrative Agent to be applied to the Term Loans in accordance with clause (g) of this Section 2.12.

(b) If on any date any Group Member shall for its own account receive Net Cash Proceeds in excess (but only to the extent of such excess) of $7.5 million from any individual (or series of related transactions constituting an) Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, the Borrower shall pay an amount equal to 100% of such Net Cash Proceeds (the “Net Cash Proceeds Payment Percentage”) within five Business Days of the date of receipt thereof to the Administrative Agent to be applied to the Term Loans in accordance with clause (g) of this Section 2.12; provided, that notwithstanding the foregoing, (i) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be paid to the Administrative Agent to be applied to the Term Loans in accordance with clause (g) of this Section 2.12 and (ii) on the date (the “Trigger Date”) that is six months after any such Reinvestment Prepayment Date, an amount equal to the portion of any Committed Reinvestment Amount with respect to the relevant Reinvestment Event not actually expended by such Trigger Date shall be paid to the Administrative Agent to be applied to the Term Loans in accordance with clause (g) of this Section 2.12; provided, further, that the applicable Net Cash Proceeds Payment Percentage shall be reduced to (a) 75% if the First Lien Leverage Ratio (at the time of payment) is equal to or less than 4.20:1.00, and (b) 50%, if the First Lien Leverage Ratio (at the time of payment) is equal to or less than 3.70:1.00.

(c) Within five Business Days after financial statements have been delivered pursuant to Section 6.1(a) (commencing with the financial statements to be delivered with respect to the fiscal year ending January 31, 2020), the Borrower shall pay to the Administrative Agent to be applied to the Term Loans in accordance with clause (g) of this Section 2.12 an amount equal to the (i) the Excess Cash Flow Percentage of Excess Cash Flow for such preceding fiscal year minus (ii) at the election of the Borrower, the sum of (without duplication of any amounts so deducted from Excess Cash Flow in any prior or subsequent years) (x) the aggregate principal amount of any Loans voluntarily prepaid pursuant to Section 2.11 prior to such date (but solely, in the case of the prepayment of any Revolving Loans, to the extent accompanied by a permanent reduction in the relevant Revolving Commitments), (y) the aggregate principal amount of any Parity Lien Debt voluntarily prepaid prior to such date (but solely, in the case of the prepayment of any revolving loans, to the extent accompanied by a permanent reduction in the relevant revolving commitments) and (z) the amount of cash paid by Holdings or any Group Member in connection with any purchase or assignment made in accordance with Section 10.6(c) of this Agreement (including in connection with any Dutch auction) prior to such date, in each case of clauses (x), (y) and (z) to the extent that the relevant prepayments were not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) of the Group Members; provided, that if the difference between clauses (i) and (ii) for any fiscal year is less than or equal to $5 million, then no payment shall be required under this clause (c) for such fiscal year.

(d) The Borrower shall immediately prepay first, the Swingline Loans, and second, the Revolving Loans to the extent necessary so that the Revolving Extensions of Credit of all Lenders shall not at any time exceed the Revolving Commitments then in effect. To the extent that after such prepayments, the Revolving Extensions of Credit of all Lenders exceed the Revolving Commitments then in effect, the Borrower shall Cash Collateralize outstanding L/C Obligations to eliminate such excess.

(e) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Obligations required to be made pursuant to clauses (a), (b) and (c) of this Section 2.12 (including the amount of such prepayment so required) by 1:00 P.M. at least three (3) Business Days prior to the date of such prepayment. The Administrative Agent will promptly notify each applicable Lender of the contents of the Borrower’s prepayment notice and of such applicable Lender’s pro rata share of the prepayment. Each appropriate Lender may reject all or a portion of its share of any mandatory prepayment made pursuant to clauses (a), (b) and (c) (such declined amounts, the “Declined Proceeds”) of Term Loans by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 P.M. two (2) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans. Any Declined Proceeds shall be retained by the Borrower (“Retained Declined Proceeds”).

(f) If, at any time the Borrower would be required to prepay the Term Loans pursuant to clause (b) or (c) above, the Borrower is required to prepay, repurchase, or offer to prepay or repurchase any Parity Lien Debt (other than any Credit Agreement Refinancing Term Loans) pursuant to the terms of the documentation governing such Indebtedness in connection with the circumstances described in clause (b) or (c), as applicable (such Indebtedness, the “Other Applicable Indebtedness”), then the Borrower may apply the amounts required to be prepaid or used to repurchase on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the Other Applicable Indebtedness at such time; provided, that the portion of such prepayment allocated to any Other Applicable Indebtedness shall not exceed the amount required to be allocated to such Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and the prepayment or repurchase of the Other Applicable Indebtedness, and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to such clause (b) or (c) shall be reduced accordingly on a dollar-for-dollar basis; provided, that to the extent the holders thereof decline to have such Other Applicable Indebtedness prepaid or repurchased, the declined amount shall promptly be applied to prepay the Term Loans in accordance with the terms hereof.

(g) Except as otherwise provided in any Incremental Agreement, any Extension Agreement or any Refinancing Agreement for less than ratable prepayment of any Incremental Term Facility, Extended Term Facility or Credit Agreement Refinancing Debt, each prepayment of Term Loans pursuant to clauses (a), (b) and (c) of this Section 2.12 shall be applied ratably to each Class of Term Loans then outstanding (provided, that any prepayment of Term Loans with the Net Cash Proceeds of any Permitted Refinancing Debt and/or any Incremental Term Facility incurred for the purpose of refinancing or replacing such Term Loans shall be applied to the applicable Class of Term Loans being refinanced or replaced). With respect to each Class of Term Loans, all prepayments accepted under this Section 2.12 shall be applied (1) first, to accrued and unpaid interest of the Term Loans and (2) next, against the remaining scheduled installments of principal due in respect of such Class of Term Loans as directed in writing by the Borrower (or, in the absence of direction from the Borrower, to the remaining scheduled amortization payments in respect of such Class of Term Loans in direct order of maturity), and each such prepayment shall be paid to the Term Lenders of such Class pro rata according to the respective amounts due to such Term Lenders. The amount of such mandatory prepayments shall be applied first to the then outstanding Term Loans that are ABR Loans and then to the then outstanding Term Loans that are Eurodollar Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.21.

(h) Notwithstanding any other provisions of this Section 2.12, to the extent that (i) any of or all the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Disposition”), the Net Cash Proceeds of any Recovery Event from a Foreign Subsidiary (a “Foreign Recovery Event”), or Excess Cash Flow attributable to a Foreign Subsidiary is prohibited or delayed by applicable local Law from being repatriated to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary (and, if applicable, its parent entities) to use commercially reasonable efforts to take actions required by the applicable local Law to permit such repatriation) or (ii) the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition, any Foreign Recovery Event or Excess Cash Flow would have a material adverse tax cost consequence (including any withholding tax, and taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) to Holdings or a Group Member with respect to such Net Cash Proceeds or Excess Cash Flow, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to prepay Term Loans; provided, that the Borrower agrees to use commercially reasonable efforts to take actions required by the applicable local Law to permit such repatriation or to avoid or minimize such restrictions and limitations during the one (1) year period immediately following the date such prepayment under this Section 2.12 was otherwise required to be made; provided further that if and to the extent any such repatriation ceases to be prohibited or delayed by the applicable local Law or such material adverse tax cost consequence ceases to exist, in each case, at any time during the one (1) year period immediately following the date such prepayment under this Section 2.12 was otherwise required to be made, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than five (5) Business Days after such repatriation) be offered to be applied (net of additional taxes payable or reserved against as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.12 to the extent provided herein.

2.13 Conversion and Continuation Options. (a) (i) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior written notice substantially in the form of Exhibit A-2 hereto of such election no later than 12:00 P.M .on the third Business Day preceding the proposed conversion date; provided, that if any Eurodollar Loan is so converted on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21.

(ii) The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable written notice substantially in the form of Exhibit A-2 hereto of such election no later than 12:00 P.M. on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided, that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing to the extent the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof; provided, further, that if the Borrower wishes to request Eurodollar Loans having an Interest Period of twelve months or less in duration (other than an Interest Period of one, two, three or six months) as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 P.M. four (4) Business Days prior to the requested date of conversion, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 P.M., three (3) Business Days before the requested date of such conversion, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders.

(b) Any Eurodollar Loan may be continued as such by the Borrower giving irrevocable written notice to the Administrative Agent in substantially in the form of Exhibit A-2 hereto, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 and no later than, subject to the last sentence of this clause (b), 1:00 P.M. on the third Business Day preceding the proposed continuation date, of the length of the next Interest Period to be applicable to such Loans; provided, that if any Eurodollar Loan is so continued on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21 and; provided, further, that no Eurodollar Loan denominated in Dollars under a particular Facility may be continued as such when any Event of Default has occurred and is continuing to the extent the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower; provided, further, that (x) if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically continued as Eurodollar Loans with an Interest Period of one month on the last day of such then expiring Interest Period and (y) if the Borrower shall fail to give any required notice as described above in this clause (b), such Loans shall be automatically converted to ABR Loans. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. Notwithstanding the foregoing, if the Borrower wishes to continue Eurodollar Loans having an Interest Period of twelve months or less in duration (other than an Interest Period of one, two, three or six months) as provided in the definition of “Interest Period,” in the next Interest Period the applicable notice must be received by the Administrative Agent not later than 1:00 P.M. four (4) Business Days prior to the requested date of continuation, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 1:00 P.M., three (3) Business Days before the requested date of such continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders.

2.14 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of Eurodollar Loans comprising each tranche of Eurodollar Loans shall be equal to a minimum of $1 million or a whole multiple of $100,000 in excess thereof and (b) no more than ten tranches of Eurodollar Loans shall be outstanding at any one time (it being understood that such number may be increased by three each time an Incremental Term Loan is borrowed).

2.15 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) Notwithstanding clauses (a) and (b) above, at any time when an Event of Default under Section 8.1(a) exists with respect to any principal, interest or fees, the Borrower shall, upon the election of the Required Lenders and notification to the Borrower, pay interest on the applicable past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d) Subject to Section 2.15(c), interest shall be payable by the Borrower in arrears on each Interest Payment Date.

(e) If, as a result of any restatement of or other adjustment to the financial statements delivered pursuant to Sections 6.1(a) or (b), (x) the First Lien Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (y) a proper calculation of the First Lien Leverage Ratio would have resulted in a different Applicable Margin, Applicable Commitment Fee Rate, Excess Cash Flow Percentage, or Net Cash Proceeds Payment Percentage for any period then: (i) if the proper calculation of the First Lien Leverage Ratio would have resulted in a higher Applicable Margin, Applicable Commitment Fee Rate, Excess Cash Flow Percentage, or Net Cash Proceeds Payment Percentage for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent, for the benefit of the applicable Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount that should have been paid for such period over the amount actually paid for such period (and any Default or Event of Default outstanding solely as a result of such underpayment shall be (x) automatically cured upon payment of such additional amounts and (y) deemed to not have occurred upon payment of such additional amounts) and (ii) if the proper calculation of the First Lien Leverage Ratio would have resulted in a lower Applicable Margin, Applicable Commitment Fee Rate, Excess Cash Flow Percentage, or Net Cash Proceeds Payment Percentage for such period, neither the Administrative Agent nor any Lender shall have any obligation to repay any amount to the Borrower.

2.16 Computations of Interest and Fees. (a) All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days and, in the case of ABR Loans 365/366 days, in each case, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination of an interest rate or the amount of a fee hereunder shall be made by the Administrative Agent (including determinations of a Eurodollar Rate or ABR in accordance with the definitions of “Eurodollar Rate” and “ABR”, respectively) and shall be conclusive, binding and final for all purposes, absent manifest error.

(b) The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate or fee pursuant to Section 2.15(a) and Section 2.15(b).

2.17 Inability to Determine Interest Rate.

(a) If prior to the commencement of any Interest Period for any Eurodollar Loan:

(i) the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(ii) the Administrative Agent shall have received written notice from the Majority Facility Lenders in respect of the relevant Facility that by reason of any changes arising after the date of this Agreement the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give email or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period with respect thereto, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent (which action the Administrative Agent will take promptly after the conditions giving rise to such notice no longer exist), (i) no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans and (ii) in the event of a determination described in Section 2.17(a)(i) with respect to the Eurodollar Base Rate component of the ABR, the utilization of the Eurodollar Base Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Loans (to the extent of the affected Eurodollar Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for ABR Loans in the amount specified therein.

Notwithstanding the foregoing, in the case of a pending request for a Eurodollar Loan as to which the Administrative Agent has made the determination described in clause (a)(i) of this Section 2.17, the Administrative Agent, in consultation with the Borrower and the relevant Lenders, may establish an alternative interest rate that reflects the all-in-cost of funds to the Lenders for funding Loans in the applicable currency and amount, and with the same Interest Period as the Eurodollar Loan requested to be made, converted or continued, as the case may be (the “Impacted Loans”), in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (x) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section 2.17, (y) the Majority Facility Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (z) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that either (i) the circumstances set forth in Section 2.17(a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.17(a) of this Section 2.17 have not arisen but the supervisor for the administrator of the Eurodollar Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurodollar Rate shall no longer be used for determining interest rates for loans (in the case of either such clause (i) or (ii), an “Alternative Interest Rate Election Event”), the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for leveraged syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 10.1, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days after the date notice of such alternate rate of interest is provided to the Lenders, a written notice from Required Lenders stating that they object to such amendment. To the extent an alternate rate of interest is adopted as contemplated hereby, the approved rate shall be applied in a manner consistent with prevailing market convention; provided, that to the extent such prevailing market convention is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and the Borrower. From such time as an Alternative Interest Rate Election Event has occurred and continuing until an alternate rate of interest has been determined in accordance with the terms and conditions of this Section 2.17(b), (x) any request to convert any Borrowing to, or continue any Borrowing as, a Eurodollar Rate Loan shall be ineffective, and (y) if any Notice of Borrowing requests a Eurodollar Rate Loan, such Borrowing shall be made as an ABR Loan; provided, that to the extent such Alternative Interest Rate Election Event is as a result of clause (ii) above in this Section 2.17(b), then subclauses (x) and (y) of this sentence shall apply during such period only if the Eurodollar Rate for such Interest Period is not available or published at such time on a current basis. Notwithstanding anything contained herein to the contrary, if such alternate rate of interest as determined in this Section 2.17(b) is determined to be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

2.18 Pro Rata Treatment and Payments. (a) Each payment (excluding voluntary and mandatory prepayments which shall be applied in accordance with Section 2.11 and Section 2.12(g), respectively) in respect of principal, interest or fees in respect of Term Loans shall be applied to the amounts of such obligations owing to such Class of Term Lenders, pro rata according to the respective amounts then due and owing to such Class of Term Lenders. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed. Principal prepayments (other than voluntary and mandatory prepayments which shall be applied in accordance with Section 2.11 and Section 2.12(g), respectively) of the Term Loans shall be applied to reduce the installments thereof in direct order of maturity.

(b) Except as otherwise provided herein, each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of a Class of Revolving Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the relevant Lenders. Except as otherwise provided herein, each payment (including prepayments) by the Borrower on account of principal of and interest on any Class of Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders with respect to such Classes. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.

(c) Payments. The Borrower shall make each payment (other than Issuing Lender fronting fees which shall be paid directly to the Issuing Lender) under any Loan Document not later than 2:00 P.M. on the day when due to the Administrative Agent by wire transfer to an account or by such other means to such other address as Administrative Agent shall have notified the Borrower in writing within a reasonable time prior to such payment in immediately available Dollars and without setoff (except as provided in Section 2.20) or counterclaim. All payments received by the Administrative Agent after 2:00 P.M. shall be deemed received on the next Business Day (in the Administrative Agent’s sole discretion) and any applicable interest shall continue to accrue. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(d) Advancing Payments.

(i) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Overnight Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this clause (d)(i) shall be presumptively correct in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower. Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Borrower against any Defaulting Lender. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing.

(ii) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Overnight Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(e) Prepayment Premium. In the event that, prior to the twenty-four month anniversary of the Closing Date, a Repricing Transaction occurs, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders,

(i) for any Repricing Transaction that occurs prior to or on the twelve month anniversary of the Closing Date, (x) in the case of a Repricing Transaction described in clause (a) of the definition thereof, a prepayment premium of 2.00% of the amount of the Initial Term Loans being prepaid in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction described in clause (b) of the definition thereof, an amount equal to 2.00% of the aggregate amount of the applicable Initial Term Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction; or

(ii) for any Repricing Transaction that occurs after the twelve month anniversary of the Closing Date, but before the twenty-four month anniversary of the Closing Date, (x) in the case of a Repricing Transaction described in clause (a) of the definition thereof, a prepayment premium of 1.00% of the amount of the Initial Term Loans being prepaid in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction described in clause (b) of the definition thereof, an amount equal to 1.00% of the aggregate amount of the applicable Initial Term Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction.

Any payment required to be made by the Borrower pursuant to this clause (e) shall be made on the same date as the prepayment, repayment, refinancing or repricing giving rise to requirement for payment to be made under this clause (e) occurs.

(f) Application of Payments During an Event of Default. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Secured Obligations shall, subject to Sections 2.26 and 2.27, be applied by the Administrative Agent as follows:

first, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts payable to the Agents in their capacities as such;

second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, reimbursement obligations in respect of drawings under Letters of Credit, interest and Letters of Credit fees) payable to the Lenders (including fees and disbursements and other charges of counsel) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause second payable to them;

third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letters of Credit fees, interest on the Loans and interest on unreimbursed borrowings under Letters of Credit, ratably among the Lenders in proportion to the respective amounts described in this clause third payable to them;

fourth, (A) to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, unreimbursed borrowings under Letters of Credit and amounts owing with respect to Specified Hedge Agreements and Cash Management Documents and (B) to Cash Collateralize that portion of L/C Obligations comprising the undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Section 2.27, ratably among the Secured Parties in proportion to the respective amounts described in this clause fourth payable to them; provided, that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Lenders to Cash Collateralize such L/C Obligations, (y) subject to Section 3.5 or 2.27, amounts used to Cash Collateralize the aggregate amount of Letters of Credit pursuant to this clause fourth shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral shall be distributed in accordance with this clause fourth;

fifth, to the payment in full of all other Secured Obligations, in each case, ratably among the Agents and the other Secured Parties based upon the respective aggregate amounts of all such Secured Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

finally, the balance, if any, after all Secured Obligations have been paid in full, to the Borrower or as otherwise required by Law or any applicable subordination or intercreditor agreement.

If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

2.19 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or any Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the actual cost to such Lender, the Administrative Agent or any Issuing Lender by an amount that is material of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or the Administrative Agent of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or the Administrative Agent hereunder (whether of principal, interest or any other amount) then from time to time, after submission by such Lender, Issuing Lender or the Administrative Agent, as applicable, to the Borrower of the certificate contemplated by clause (c) of this Section 2.19, the Borrower will, within ten Business Days after the Borrower’s receipt of such certificate, pay to such Lender, Issuing Lender or Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or Administrative Agent, as the case may be, for such additional actual costs incurred or actual reduction suffered; provided, that the Borrower shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Person becomes a party hereto, (y) such Person invokes Section 2.22 or (z) in the case of any request for reimbursement under clause (iii) of this Section 2.19(a) resulting from a market disruption, (A) the relevant circumstances do not generally affect the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.

(b) If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the actual rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of the certificate contemplated by clause (c) of this Section 2.19, the Borrower will pay within ten Business Days after the Borrower’s receipt of such request to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c) The Administrative Agent, any Issuing Lender or any Lender requesting compensation under this Section 2.19 shall be required to deliver a certificate to the Borrower (with a copy to the Administrative Agent, unless the Administrative Agent is requesting such compensation) that (i) sets forth the amount or amounts necessary to compensate the Administrative Agent, such Lender or Issuing Lender or its holding company, as the case may be, (ii) sets forth, in reasonable detail (consistent with the detail provided by such Person to similarly situated borrowers), the manner in which such amounts were determined and (iii) certifies that such Person is generally charging such amounts to similarly situated borrowers under comparable syndicated credit facilities, which certificate shall be conclusive absent manifest error. Failure or delay on the part of Administrative Agent, any Lender or Issuing Lender to demand compensation pursuant to this Section 2.19 shall not constitute a waiver of Administrative Agent’s, such Lender’s or Issuing Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate the Administrative Agent, a Lender or Issuing Lender pursuant to this Section 2.19 for any increased costs incurred or reductions suffered more than six months prior to the date that the Administrative Agent, such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Administrative Agent’s, such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.20 Taxes.

(a) All payments made to a Recipient by or on behalf of the Borrower or any Guarantor under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Except as otherwise provided in this Agreement, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, reimburse the Administrative Agent or the relevant Lender for the payment of such Other Taxes in accordance with Section 2.20(f) below.

(c) Whenever any Indemnified Taxes are payable by the Borrower, as promptly as practicable thereafter, the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof if such receipt is obtainable, or, if not, other reasonable evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(d)(ii)(A), Section 2.20(d)(ii)(C), and Section 2.20(e) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) Each Lender that is not a U.S. Person (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable two accurate, complete and executed copies of:

1.	IRS Form W-8ECI;

2.	IRS Form W-8EXP;

3.

in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

4.

in the case of a Non-U.S. Lender claiming an exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” (A) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) or Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (B) two accurate, complete and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, or any subsequent versions or successors to such forms, as applicable, in each case properly completed and duly executed by such Non-U.S. Lender; or

5.

to the extent a Non-U.S. Lender is not the beneficial owner, two accurate, complete and executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, or any subsequent versions or successors to such forms, as applicable, and a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or F-3 and IRS Form W-9; provided, that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of such direct and direct partner.

(B) Any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(C) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) In addition, each Non-U.S. Lender shall deliver such forms as necessary promptly upon the expiration, obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender pursuant to this Section 2.20(d) or shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose).

(e) Each Lender that is a U.S. Person (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two accurate, complete and executed copies of IRS Form W-9, or any subsequent versions or successors to such form certifying that such Lender is exempt from U.S. federal backup withholding tax. Such forms shall be delivered by each U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such U.S. Lender or shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certifications to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose).

(f) The Borrower shall indemnify each Recipient, within ten Business Days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20(f)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Taxes are correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Recipient, will use reasonable efforts to cooperate with the Borrower to challenge such Taxes or obtain a refund of such Taxes (which refund, when received, shall be repaid to the Borrower in accordance with Section 2.20(g)) so long as such efforts would not, in the sole determination of such Recipient, result in any additional out-of-pocket costs or expenses not reimbursed by the Borrower or be otherwise materially disadvantageous to such Recipient; provided, further, that the Borrower shall not be obligated to make payment to the Recipient for any Indemnified Taxes or Other Taxes arising from the gross negligence or willful misconduct of the Recipient (as determined by a court of competent jurisdiction in a final nonappealable judgment). In connection with any request for indemnification under this Section 2.20(f), the relevant Recipient shall deliver a certificate to the Borrower setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability, which certificate shall be conclusive absent manifest error.

(g) If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund (or credit in lieu of a refund) of any Taxes as to which it has been indemnified by an indemnifying party or with respect to which an indemnifying party has paid additional amounts pursuant to this Section 2.20, it shall pay over an amount equal to such refund (or credit) to such indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid, by such indemnifying party under this Section 2.20 with respect to the Taxes giving rise to such credit or refund), net of all reasonable out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such credit or refund); provided, that the indemnifying party, upon the request of such Recipient, agrees to repay the amount paid over to such indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such credit or refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.20(g), in no event will any Recipient be required to pay any amount to the Borrower pursuant to this Section 2.20(g) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.20(g) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(h) Each Lender shall severally indemnify the Administrative Agent (and any sub-agent thereof, if applicable), within ten Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent (or its sub-agent, if applicable) shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent (or its sub-agent, if applicable) to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.20(h). The agreements in this Section 2.20(h) shall survive the resignation and/or replacement of the Administrative Agent (or any sub-agent thereof, if applicable).

(i) If the Administrative Agent is not a U.S. Person, the Administrative Agent (and any sub-agent thereof, if applicable) shall deliver to the Borrower on or before the date on which it becomes the Administrative Agent (or sub-agent) under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) (x) two accurate and complete signed copies of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account and (y) two accurate and complete signed copies of IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch,” that the payments its receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments as contemplated by, and in accordance with, Section 1.1441-1(b)(2)(iv) of the U.S. Treasury Regulations). If the Administrative Agent (and any sub-agent thereof, if applicable) is a U.S. Person, it shall deliver to the Borrower on or before the date on which it becomes the Administrative Agent (or sub-agent) under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) an accurate and complete IRS Form W-9 setting forth an exemption from backup withholding.

(j) Each Lender authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 2.20(d) or (e).

(k) The agreements and each party’s obligations in this Section 2.20 shall survive the Facility Termination Date.

(l) For purposes of this Section 2.20, the term “applicable law” includes FATCA.

2.21 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, the actual loss or actual expense (other than lost profits, including the Applicable Margin) that such Lender may actually sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment, conversion or continuation of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto (including as a result of Section 2.24 hereof). For purposes of calculating amounts payable by the Borrower under this Section 2.21, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Rate (excluding the impact of clause (b) of the definition of “Eurodollar Rate”) for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded; provided, that for the avoidance of doubt, the Borrower shall not be obligated to compensate any Lender under this Section 2.21 for any loss of anticipated profits. Any Lender requesting compensation under this Section 2.21 shall deliver a certificate to the Borrower that sets forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.21, the basis therefor and, in reasonable detail (consistent with the detail provided by such Lender to similarly situated borrowers), the manner in which such amount or amounts were determined. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. This Section 2.21 shall not apply with respect to Taxes, which shall be governed by Sections 2.19 and 2.20.

2.22 Illegality. Notwithstanding any other provision herein, if any Lender reasonably determines that any Change in Law has made it unlawful for such Lender or its applicable lending office to make or maintain Eurodollar Loans as contemplated by this Agreement, such Lender shall promptly give notice thereof to the Administrative Agent and the Borrower, and (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall be suspended during the period of such illegality and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans; provided, that if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on clause (c) of the definition of ABR, then all ABR Loans shall be determined based on the definition of the term “ABR” without giving effect to such clause (iii).

2.23 Mitigation of Costs; Change of Lending Office. If any Recipient requests compensation under Section 2.19, requires the Borrower to pay any Taxes or additional amounts to any Recipient or any Governmental Authority for the account of any Recipient pursuant to Section 2.20 or gives a notice of illegality pursuant to Section 2.22, then such Recipient shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Recipient, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.19 or 2.20, as the case may be, in the future or mitigate the impact of Section 2.22, and (ii) would not subject such Recipient to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Recipient in any material respect.

2.24 Replacement of Lenders. If (a) any Recipient requests reimbursement for amounts owing pursuant to Section 2.19 or Section 2.20 or gives a notice of illegality pursuant to Section 2.22, (b) any Lender is a Defaulting Lender or (c) in connection with any proposed amendment, waiver, extension or consent requiring the consent of “each Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders) with respect to which the Required Lenders’ consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, including in connection with any Repricing Transaction, any Lender is a non-consenting Lender, then the Borrower may, upon written notice to such Lender and the Administrative Agent, (i) terminate the applicable Commitments of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date or (ii) replace such Recipient by requiring such Recipient to assign and delegate (and such Recipient shall be obligated to assign and delegate), all of its interests, rights and obligations under this Agreement to a Person eligible to be an assignee pursuant to

Section 10.6(b); provided, that (w) such replacement does not conflict with any Law, (iii) the replacement Recipient shall purchase all Loans and other Obligations owing to such replaced Recipient on or prior to the date of replacement at par, (iv) the Borrower shall be liable to such replaced Recipient under Section 2.21 (as though Section 2.21 were applicable) if any Eurodollar Loan owing to such replaced Recipient shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement Recipient, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent and each Issuing Lender to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(b), and any such assignment shall comply with provisions of Section 10.6(b)(ii)(B) and (D) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Recipient.

2.25 Incremental Loans.

(a) The Borrower may at any time or from time to time after the Closing Date, by written notice delivered to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) one or more additional Classes of term loans and/or additional commitments of any existing Class of Term Loans (the commitments in respect of any such new Class or increase, “Incremental Term Commitments” and loans made thereunder, “Incremental Term Loans”) and/or (ii) one or more additional Classes of Revolving Commitments (the commitments of any such new Class, “Additional/Replacement Revolving Commitments”) and/or increases in the amount of Revolving Commitments of any existing Class (any such increased commitments, “Increased Revolving Commitments” and, together with any Incremental Term Commitment and Additional/Replacement Revolving Commitments, collectively, “Incremental Facilities”; and the loans under such Increased Revolving Commitments and Additional/Replacement Revolving Commitments, “Incremental Revolving Loans” and, together with any Incremental Term Loans, “Incremental Loans”); provided, that after giving effect to the effectiveness of any Incremental Agreement referred to below on a Pro Forma Basis, except as otherwise agreed by the lenders providing such Incremental Facilities in connection with a Limited Condition Acquisition permitted hereunder, no Event of Default shall have occurred and be continuing or would exist after giving effect to such Incremental Commitments (subject, in the case of any Incremental Facilities being used to finance a Limited Condition Acquisition, to Section 1.5(c)); provided, that the lenders providing any Increased Revolving Commitments may not waive the requirements otherwise applicable to the availability of Revolving Commitments of the relevant existing Class.

(b) Each Incremental Facility shall be in an aggregate principal amount that is not less than $10 million (provided, that such amount may be less than $10 million if such amount represents all remaining availability under the limit set forth below) (and in minimum increments of $5 million in excess thereof), and the aggregate principal amount of all Incremental Facilities shall not exceed the Incremental Limit.

(i) Any Incremental Term Loans (A)(1) may be pari passu with or junior to any then-existing Class of Term Loans in right of payment and may be pari passu with or junior to such Class of Term Loans in right of security or unsecured; provided, that any Incremental Term Loans that are pari passu with or junior to any then-existing Class of Term Loan in right of security and documented in a separate agreement or agreements shall be subject to an Acceptable Intercreditor Agreement, (2) shall not be the obligation of, or subject to any guarantee by any Person who is not also a Loan Party (or who becomes a Loan Party substantially concurrently with the effectiveness thereof), and (3) shall not be secured by (x) a Lien on any Property in which the Collateral Agent does not have a Lien (or in which the Collateral Agent does not obtain a Lien substantially concurrently with the effectiveness thereof) or (y) a perfected Lien on any Property in which the Collateral Agent does not have a perfected Lien (or in which the Collateral Agent does not obtain a perfected Lien substantially concurrently with the effectiveness thereof); (B) subject to exceptions for customary bridge financings, shall not mature earlier than the Latest Term Loan Maturity Date with respect to the then-existing Class of Term Loans; provided, however, that, any Incremental Term Loans that are unsecured or junior in right of security to any then-existing Class of Term Loans shall not mature prior to the date that is 91 days after the Latest Term Loan Maturity Date, (C) subject to exceptions for (x) customary bridge financings, and (y) any necessary adjustments to make such Incremental Term Loans fungible with any other then-existing Class of Term Loans shall not have a shorter Weighted Average Life to Maturity than the then-existing Class of Term Loans; (D) shall have a maturity date (subject to clause (B)), an amortization schedule (subject to clause (C)), and interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts and original issue discounts as determined by the Borrower and the lenders providing the Incremental Term Loans; provided, that with respect to Incremental Term Loans that are pari passu in right of payment and security with the Initial Term Loans, in the event that the Effective Yield for any such Incremental Term Loans is greater than the Effective Yield for the Initial Term Loans by more than 0.50%, then the Applicable Margins for the Initial Term Loans shall be increased to the extent necessary so that the Effective Yield for such Initial Term Loans is equal to the Effective Yield for the Incremental Term Loans minus 0.50%; (E) to the extent pari passu in right of payment and security with any then-existing Term Loans that require ratable prepayment, shall share ratably with such existing Term Loans, subject to the right of the Borrower to direct the application of voluntary prepayments and unless the Borrower and the lenders providing the Incremental Term Loans elect to share in such prepayments on a less than pro rata basis; and (F) may otherwise have terms and conditions different from those of the Initial Term Loans; provided, that (x) except with respect to matters contemplated by clauses (B), (C), (D) and (E) above or terms applicable only after the Initial Term Maturity Date, any differences shall not be materially more restrictive (when taken as a whole) than the terms and conditions of the Loan Documents (when taken as a whole), as reasonably determined by the Borrower, unless such differences are consistent with then-current market terms for the applicable type of Indebtedness or otherwise be reasonably satisfactory to the Administrative Agent and (y) the documentation governing any Incremental Term Loans may include any more restrictive terms (including any Previously Absent Financial Maintenance Covenant) so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such more restrictive terms or the benefit of each Facility.

(ii) The Increased Revolving Commitments shall be treated the same as the Initial Revolving Commitments in effect on the Closing Date (including with respect to maturity date thereof) and shall be considered to be part of the Initial Revolving Facility in effect on the Closing Date (it being understood that, if required to obtain Increased Revolving Commitments, the interest rate margins, rate floors and undrawn commitment fees on the Initial Revolving Commitments as in effect on the Closing Date may be increased and additional upfront or similar fees may be payable to the lenders providing the Increased Revolving Commitments) and shall be effected as an increase in the Initial Revolving Commitments.

(iii) Any Additional/Replacement Revolving Commitments (A)(1) may be pari passu with or junior to any then-existing Class of Revolving Commitments in right of payment and may be pari passu with or junior to such Class of Revolving Commitments in right of security or unsecured; provided, that any Additional/Replacement Revolving Commitments in right of security that are pari passu with or junior to any then-existing Class of Revolving Commitments and documented in a separate agreement or agreements shall be subject to an Acceptable Intercreditor Agreement, (2) shall not be the obligation of, or subject to any guarantee by any Person who is not also a Loan Party (or who becomes a Loan Party substantially concurrently with the effectiveness thereof), and (3) shall not be secured by (x) a Lien on any Property in which the

Collateral Agent does not have a Lien (or in which the Collateral Agent obtains a Lien concurrently with the effectiveness thereof) or (y) a perfected Lien on any Property in which the Collateral Agent does not have a perfected Lien (or in which a Lien in favor of the Collateral Agent is perfected substantially concurrently with the effectiveness thereof); (B) shall not mature earlier than, and shall require no scheduled amortization prior to, the Revolving Termination Date applicable to the Revolving Facility on the Closing Date and shall require no mandatory commitment reduction prior to the Revolving Termination Date applicable to the Revolving Facility on the Closing Date; (C) shall have interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, undrawn commitment fees, funding discounts, original issue discounts, and premiums (including prepayment premiums) as determined by the Borrower and the lenders of providing such Additional/Replacement Revolving Commitments; (D) may include provisions relating to swingline loans and/or letters of credit, as applicable, issued thereunder, which issuances shall be on terms substantially similar (except for the overall size of such subfacilities, the fronting fees payable in connection therewith and the identity of the swingline lender and letter of credit issuer, as applicable, which shall be determined by the Borrower, the lenders of such commitments and the applicable letter of credit issuers and swingline lenders, in each case which shall be specified in the applicable Incremental Agreement) to the terms relating to Swingline Loans and Letters of Credit with respect to the Revolving Commitments or otherwise reasonably acceptable to the Administrative Agent and (E) may otherwise have terms and conditions different from those of the Initial Revolving Facility; provided, that (x) except with respect to matters contemplated by clauses (B), (C) and (D) above or terms applicable only after the Revolving Termination Date applicable to the Initial Revolving Facility, any differences shall not be materially more restrictive (when taken as a whole) than the terms and conditions of the Loan Documents (when taken as a whole), as reasonably determined by the Borrower, unless such differences shall be consistent with then-current market terms for the applicable type of Indebtedness or otherwise be reasonably satisfactory to the Administrative Agent and (y) the documentation governing any Additional/Replacement Revolving Commitments may include any more restrictive terms (including any Previously Absent Financial Maintenance Covenant) so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such more restrictive terms for the benefit of each Facility; provided, further, however, that if the applicable Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant applicable only to revolving Indebtedness, the Previously Absent Financial Maintenance Covenant shall be automatically included in this agreement only for the benefit of each Revolving Facility (and not for the benefit of any Facility in respect of Term Loans hereunder).

(c) (i) Incremental Commitments shall become effective under this Agreement pursuant to an amendment (an “Incremental Agreement”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender (who shall, upon the effectiveness thereof, become a Lender for all purposes in connection with this Agreement), if any, and the Administrative Agent. The Incremental Agreement may, subject to Section 2.25(d), without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.25 (including, in connection with any Increased Revolving Commitments, to reallocate Revolving Extensions of Credit on a pro rata basis among the relevant Revolving Lenders). The effectiveness of any Incremental Agreement shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) and the occurrence of any extension of credit thereunder shall be subject to only the satisfaction of such conditions as the parties thereto shall agree and as set forth in this Section 2.25. The Borrower will use the proceeds of the Incremental Facilities for any purpose not prohibited by this Agreement.

(ii) Upon the effectiveness of any Increased Revolving Commitments pursuant to this Section 2.25, each Lender with a Revolving Commitment of such Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Increased Revolving Commitments (each, an “Increasing Revolving Commitment Lender”), and each such Increasing Revolving Commitment Lender will automatically and without further act be deemed to have assumed a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans held by each Lender with a Revolving Commitment of such Class (including each such Increasing Revolving Commitment Lender) will equal the percentage of the aggregate Revolving Commitments of such Class of all Lenders represented by such Lender’s Revolving Commitment of such Class. If, on the date of such increase, there are any Revolving Loans of such Class outstanding, such Revolving Loans shall, on or prior to the effectiveness of such Increased Revolving Commitments, be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such Increased Revolving Commitments of such Class), which prepayment shall be accompanied by accrued interest on the Revolving Loans of such Class being prepaid and any costs incurred by any Lender in accordance with Section 2.21. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(iii) Upon the effectiveness of any Additional/Replacement Revolving Commitments, then (A) the borrowing and repayment (except (x) payments of interest and fees at different rates in respect of any then-existing Revolving Commitments and such Additional/Replacement Revolving Commitments (and, in each case, related outstandings), (y) repayments required on the maturity date of any then-existing Revolving Commitments and (z) repayments made in connection with any permanent repayment and termination of Commitments (subject to clause (D) below) of Incremental Revolving Loans in respect thereof) after the effective date of such Additional/Replacement Revolving Commitments shall be made on a pro rata basis with the then-existing Revolving Facility, (B) all swingline loans and letters of credit shall be participated on a pro rata basis by all Revolving Lenders of the applicable Class, (C) assignments and participations of Additional/Replacement Revolving Commitments (and the related outstandings) shall be governed by the assignment and participation provisions set forth in Section 10.6 and (D) no termination of Additional/Replacement Revolving Commitments and no repayment of Incremental Loans in respect thereof accompanied by a corresponding permanent reduction in the related Additional/Replacement Revolving Commitments shall be permitted unless (x) such Class of Additional/Replacement Revolving Commitments are the earliest maturing Class of Revolving Commitments or (y) such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of all then-existing Revolving Commitments (and, in each case, related outstandings).

(iv) On the date of the Borrowing of any Incremental Term Loans that will be of the same Class as any then-existing Class of Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.2, 2.13 or 2.15, such Incremental Term Loans shall be added to (and constitute a part of, be of the same Type as and, at the election of the Borrower, have the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Term Lender providing such Incremental Term Loans will participate proportionately in each then-outstanding Borrowing of Term Loans of such Class; it being acknowledged that the application of this clause (e)(iii) may result in new Incremental Term Loans having Interest Periods (the duration of which may be less than one (1) month) that begin during an Interest Period then applicable to outstanding Eurodollar Loans of the relevant Class and which end on the last day of such Interest Period. The Incremental Agreement effectuating any Incremental Term Loans that will be of the same Class as any then-existing Class of Term Loans shall make such adjustments to Section 2.3 (or to the corresponding provisions of the applicable Incremental Agreement, Refinancing Agreement or Extension Agreement) as are necessary to provide for the “fungibility” of such Incremental Term Loans with such then-existing Class of Term Loans.

(d) Each notice from the Borrower pursuant to this Section 2.25 shall be given in writing and shall set forth the requested amount and proposed terms of the relevant Incremental Facility. Incremental Term Loans may be made, and Increased Revolving Commitments and Additional/Replacement Revolving Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Incremental Facilities, nor will the Borrower have any obligation to approach any existing Lenders to provide any Incremental Facilities) or by any other bank or other financial institution (any such other lender being called an “Additional Lender”) (each such existing Lender or Additional Lender collectively, the “Incremental Lenders”); provided, that (i) any Additional Lender shall execute and deliver a Joinder Agreement, (ii) the Administrative Agent, the Swingline Lender and each Issuing Lender shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Increased Revolving Commitments and Additional/Replacement Revolving Commitments, as applicable, to the extent such consent, if any, would be required under Section 10.6(b) for an assignment of Loans or Revolving Commitments, as applicable, to such Lender or Additional Lender, (iii) any Affiliated Lender providing an Incremental Term Commitment or Incremental Term Loan shall be subject to the same restrictions set forth in Section 10.6(c) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans and (iv) Affiliated Lenders may not provide Increased Revolving Commitments, Additional/Replacement Revolving Commitments or Incremental Revolving Loans.

(e) Effective on the date of effectiveness of any Increased Revolving Commitments or Additional/Replacement Revolving Commitments, the Swingline Commitment and/or the L/C Commitments shall increase by an amount, if any, agreed upon by Administrative Agent, the Swingline Lenders, if applicable, the Issuing Lenders, if applicable, and the Borrower.

(f) This Section 2.25 shall supersede any provisions in Section 10.1 to the contrary. For the avoidance of doubt, any provision of this Section 2.25 may be amended with the consent of the Required Lenders; provided, that no such amendment shall require any Lender to provide any Incremental Commitment without such Lender’s consent.

2.26 Defaulting Lenders. (a) Notwithstanding anything herein to the contrary, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 unless otherwise agreed by the Borrower and the Administrative Agent.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agents hereunder and under the other Loan Documents; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the applicable Issuing Lender(s) or Swingline Lender(s) hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.27; fourth, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.27; sixth, to the payment of any amounts owing to the Lenders or the applicable Issuing Lenders or the applicable Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the applicable Issuing Lenders or the applicable Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and, eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if (x) such payment is a payment of the principal amount of any Loans or amounts outstanding under any Letter of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or Letter of Credit draws were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and the amounts outstanding under any Letters of Credit owed to, all the Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or amounts outstanding under any Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.26(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this clause (ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) No Defaulting Lender shall be entitled to receive any commitment fees payable under Section 2.9 or fees in connection with Letters of Credit as provided in Section 3.3 (except to the extent that the Defaulting Lender has provided Cash Collateral pursuant to Section 2.27 with respect to its participation in such Letter of Credit) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender); provided, that if the L/C Obligations of the Non-Defaulting Lenders are reallocated pursuant to the clause (iv) below, then the fees payable to the Lenders pursuant to Section 3.3 shall be adjusted in accordance with such Non-Defaulting Lenders’ Revolving Percentages and the Borrower shall not be required to pay any fees to the Defaulting Lender pursuant to Section 3.3 with respect to such Defaulting Lender’s L/C Obligations during the period that such Defaulting Lender’s L/C Obligations are reallocated, or if any Defaulting Lender’s L/C Obligations are neither Cash Collateralized nor reallocated pursuant to the requirements of clause (iv) below, then, without prejudice to any rights or remedies of the Issuing Lenders or any Lender hereunder, all fees payable under Section 3.3 with respect to such Defaulting Lender’s L/C Obligations shall be payable to the applicable Issuing Lenders until such L/C Obligations are Cash Collateralized and/or reallocated.

(iv) All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) such reallocation does not cause the sum of the aggregate Outstanding Amount of the Revolving Loans of any Non-Defaulting Lender, plus such Lender’s Revolving Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Revolving Percentage of the Outstanding Amount of all Swingline Loans at such time to exceed such Lender’s Revolving Commitment. Subject to each party’s hereunder acknowledgment of the provisions set forth in Section 9.13, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation; provided, that, notwithstanding anything to the contrary herein, such acknowledgment shall not constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender.

(v) If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.27.

(b) If the Borrower, the Administrative Agent, each Swingline Lender and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.26(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed in writing by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c) So long as any Revolving Lender is a Defaulting Lender, (i) no Swingline Lender shall be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or amend (including any increase) any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.27 Cash Collateral. (a) If required pursuant to Section 3.1(a) or Section 8.1, the Borrower shall promptly Cash Collateralize the then outstanding amount of all L/C Obligations in an amount not less than the Minimum Collateral Amount. At any time that there shall exist a Defaulting Lender, promptly upon the written request of the Administrative Agent or any applicable Issuing Lender or Swingline Lender (in each case, with a copy to the Administrative Agent), the Borrower shall Cash Collateralize all Fronting Exposure of such Issuing Lender or Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 2.26(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b) The Borrower and, to the extent provided by any Lender, such Lender, hereby grants to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the applicable Issuing Lenders and the applicable Lenders (including applicable Swingline Lenders), and agrees to maintain, a first priority security interest (subject to ordinary course Liens of the depositing bank holding such Cash Collateral) in all such Cash Collateral, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and all proceeds of the foregoing, as security for the obligations to which such Cash Collateral may be applied pursuant to clause (c) of this Section 2.27. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person (subject to ordinary course Liens of the depositing bank holding such Cash Collateral) other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c) Notwithstanding anything herein to the contrary, Cash Collateral provided under this Section 2.27, Section 3.1, Section 8.1 or otherwise in respect of Letters of Credit or Swingline Loans shall be applied to the satisfaction of the specific L/C Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligations) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.6), or (ii) the determination by the Administrative Agent, the Swingline Lender and each Issuing Lender that there exists excess Cash Collateral; provided, that (A) Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default under Section 8.1(a) or (f) or an Event of Default (and following application as provided in this Section 2.27 may be otherwise applied in accordance with Section 8.1) and (B) the Person providing Cash Collateral and the applicable Issuing Lender(s) or Swingline Lender(s) may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations hereunder and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.28 Extensions of Term Loans and Revolving Commitments.

(a) (i) The Borrower may, at any time and from time to time, request that all or a portion of each Term Loan of any Class (an “Existing Term Loan Class”) be converted or exchanged to extend the scheduled final maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so extended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.28. Prior to entering into any Extension Agreement with respect to any Extended Term Loans, the Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class, with such request offered equally to all such Lenders of such Existing Term Loan Class) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be substantially similar to the Term Loans of the Existing

Term Loan Class, or otherwise not materially less favorable to the Lenders with respect to such Existing Term Loan Class, taken as a whole (as reasonably determined by the Borrower), except that (w) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.3 or in the Extension Agreement or the Incremental Agreement or the Refinancing Agreement, as the case may be, with respect to the Existing Term Loan Class of Term Loans from which such Extended Term Loans were extended, in each case, as more particularly set forth in Section 2.28(c) below), (x)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment premiums with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Loan Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Agreement, (y) the Extension Agreement may provide for other covenants and terms that apply to any period after the Latest Term Loan Maturity Date with respect to the then-existing Term Loans and such terms and conditions that constitute then-current market terms for the applicable type of Indebtedness or are otherwise reasonably acceptable to the Administrative Agent and (z) any provisions applicable to such Extended Term Loans that also expressly apply to (and for the benefit of) the Existing Term Loan Class may be more favorable to the Lenders providing such Extended Term Loans than those originally applicable to the Existing Term Loan Class; provided, that any Class of Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayment or prepayment (but, for purposes of clarity, not scheduled amortization payments) in respect of the Term Loans, in each case as specified in the relevant Extension Agreement. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class exchanged or converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class of Term Loans from which they were extended; provided, that in no event shall there be more than ten Classes of Term Loans outstanding at any time.

(ii) The Borrower may, at any time and from time to time, request that all or a portion of the Revolving Commitments of any Class existing at the time of such request (each, an “Existing Revolving Commitment” and any related Revolving Loans under any such facility, “Existing Revolving Loans”; each Existing Revolving Commitment and related Existing Revolving Loans together being referred to as an “Existing Revolving Class”) be converted or exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Revolving Loans related to such Existing Revolving Commitments (any such Existing Revolving Commitments which have been so extended, “Extended Revolving Commitments” and any related Revolving Loans, “Extended Revolving Loans”) and to provide for other terms consistent with this Section 2.28. Prior to entering into any Extension Agreement with respect to any Extended Revolving Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Commitments, with such request offered equally to all Lenders of such Class) (a “Revolving Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established thereunder, which terms shall be substantially similar to those applicable to the Existing Revolving Commitments from which they are to be extended (the “Specified Existing Revolving Class”) or otherwise not materially less favorable to the Lenders with respect to such Existing Revolving Class, taken as a whole (as reasonably determined by the Borrower), except that (x) all or any of the final maturity dates of such Extended Revolving Commitments may be delayed to later dates than the final maturity dates of the Existing Revolving Commitments of the Specified Existing

Revolving Class, (y)(A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment premiums with respect to the Extended Revolving Commitments may be different than those for the Existing Revolving Commitments of the Specified Existing Revolving Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A), and (z) the Extension Agreement may provide for other covenants and terms that apply to any period after the Latest Revolving Maturity Date or such terms and conditions that constitute then-current market terms for the applicable type of Indebtedness or are otherwise reasonably acceptable to the Administrative Agent; provided, that notwithstanding anything to the contrary in this Section 2.28, or otherwise, (I) the borrowing and repayment (except (1) payments of interest and fees at different rates in respect of any Existing Revolving Commitments and such Extended Revolving Commitments (and related outstandings), (2) repayments required on the maturity date of any Existing Revolving Commitments and such Extended Revolving Commitments and (3) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (IV) below) of the Extended Revolving Loans under any Extended Revolving Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Loans of the Specified Existing Revolving Class (the mechanics for which may be implemented through the applicable Extension Agreement and may include technical changes related to the borrowing and repayment procedures of the Specified Existing Revolving Class), (II) all swingline loans and letters of credit shall be participated on a pro rata basis by all Lenders with Extended Revolving Commitments and Existing Revolving Commitments, (III) assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the assignment and participation provisions set forth in Section 10.6 and (IV) no termination of Extended Revolving Commitments and no repayment of Extended Revolving Loans accompanied by a corresponding permanent reduction in the related Extended Revolving Commitments shall be permitted unless (A) such Extended Revolving Loans have the earliest maturity date of all Revolving Loans or (B) such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of the Existing Revolving Loans or Existing Revolving Commitments, as the case may be. No Lender shall have any obligation to agree to have any of its Revolving Loans or Revolving Commitments of any Existing Revolving Class converted or exchanged into Extended Revolving Loans or Extended Revolving Commitments pursuant to any Extension Request. Any Extended Revolving Commitments of any Extension Series shall constitute a separate Class of revolving commitments from Existing Revolving Commitments of the Specified Existing Revolving Class and from any other Existing Revolving Commitments (together with any other Extended Revolving Commitments so established on such date); provided, that in no event shall there be more than three Classes of revolving commitments outstanding at any one time.

(b) The Borrower shall provide the applicable Extension Request to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may determine in its reasonable discretion) prior to the date on which Lenders under the Existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.28. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans and/or Revolving Commitments of an Existing Class subject to such Extension Request converted or exchanged into Extended Loans/Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans and/or Revolving Commitments (and/or any earlier Extended Revolving Commitments) which it has elected to convert or exchange into Extended Loans/Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate amount of Term Loans and/or

Revolving Commitments subject to Extension Elections exceeds the amount of Extended Loans/Commitments requested pursuant to the Extension Request, the Term Loans, and/or Revolving Commitments, as applicable, subject to Extension Elections shall be converted to or exchanged to Extended Loans/Commitments on a pro rata basis (subject to such rounding requirements as may be established by the Administrative Agent) based on the amount of Term Loans and/or Revolving Commitments included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Agreement. Notwithstanding the conversion of any Existing Revolving Commitment into an Extended Revolving Commitment, unless expressly agreed by the holders of each affected Existing Revolving Commitment of the Specified Existing Revolving Class, such Extended Revolving Commitment shall not be treated more favorably than all Existing Revolving Commitments of the Specified Existing Revolving Class for purposes of the obligations of a Revolving Lender in respect of Swingline Loans under Section 2.7 and Letters of Credit under Section 3, except that the applicable Extension Agreement may provide that the maturity date for the Swingline Loans and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Agreement) so long as the applicable Swingline Lenders and/or the applicable Issuing Lenders have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c) Extended Loans/Commitments shall be established pursuant to an amendment (an “Extension Agreement”) to this Agreement (which notwithstanding anything to the contrary set forth in Section 10.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans/Commitments established thereby) executed by the Borrower, the Administrative Agent and the Extending Lenders. In addition to any terms and changes required or permitted by Section 2.28(a), each Extension Agreement in respect of Extended Term Loans shall amend the scheduled amortization payments pursuant to Section 2.3 or the applicable Incremental Agreement or Extension Agreement with respect to the Existing Class of Term Loans from which the Extended Term Loans were exchanged to reduce each scheduled Repayment Amount for the Existing Class in the same proportion as the amount of Term Loans of the Existing Class is to be reduced pursuant to such Extension Agreement (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Class that is not an Extended Term Loan shall not be reduced as a result thereof). In connection with any Extension Agreement, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of such Extension Agreement, this Agreement as amended thereby and such other customary matters as reasonably requested by the Administrative Agent, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence).

(d) Notwithstanding anything to the contrary contained in this Agreement, (i) on any date on which any Existing Term Loan Class or Class of Existing Revolving Commitments is converted or exchanged to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), (A) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted or exchanged by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (B) in the case of the Existing Revolving Commitments of each Extending Lender under any Specified Existing Revolving Class, the aggregate principal amount of such Existing Revolving Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Commitments so converted or exchanged by such Lender on such date, and such Extended Revolving Commitments shall be established as a separate Class of revolving commitments from the Specified Existing Revolving Class and from any other Existing Revolving Commitments (together with any other Extended Revolving Commitments so established on such date) and (ii) if, on any Extension Date, any Existing Revolving Loans of any Extending Lender are

outstanding under the Specified Existing Revolving Class, such Existing Revolving Loans (and any related participations) shall be deemed to be converted or exchanged to Extended Revolving Loans (and related participations) of the applicable Class in the same proportion as such Extending Lender’s Specified Existing Revolving Commitments to Extended Revolving Commitments of such Class.

(e) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series or the Extended Revolving Commitments of a given Extension Series, in each case, to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Agreement, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Agreement”) within fifteen days following the effective date of such Extension Agreement, as the case may be, which Corrective Extension Agreement shall (i) provide for the conversion or exchange and extension of Term Loans under the Existing Term Loan Class or Existing Revolving Commitments (and related Revolving Extensions of Credit), as the case may be, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended Revolving Commitments (and related Revolving Extensions of Credit) of the applicable Extension Series into which such other Term Loans or commitments were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Agreement, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Agreement described in Section 2.28(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.28(c).

(f) No conversion or exchange of Loans or Commitments pursuant to any Extension Agreement in accordance with this Section 2.28 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(g) This Section 2.28 shall supersede any provisions in Section 10.1 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.28 may be amended with the consent of the Required Lenders; provided, that no such amendment shall require any Lender to provide any Extended Loans/Commitments without such Lender’s consent.

SECTION 3 LETTERS OF CREDIT

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue standby and/or commercial letters of credit (“Letters of Credit”) for the account of the Borrower (provided, that any Letter of Credit may be for the benefit of Holdings or any other Group Member so long as the Borrower is the applicant therefor) on any Business Day prior to the end of the Revolving Commitment Period in Dollars; provided, that no Issuing Lender nor any of its respective Affiliates or designees shall have any obligation to issue commercial or trade Letters of Credit (but may, in its sole discretion, issue such types of Letters of Credit) and provided, further, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) (x) the L/C Obligations would exceed the aggregate L/C Commitments of all Issuing Lenders or (y) unless the applicable Issuing Lender consents, the aggregate L/C Obligations in respect of all Letters of Credit issued by such Issuing Lender exceed such Issuing

Lender’s L/C Commitment then in effect, (ii) the aggregate amount of the Available Revolving Commitments would be less than zero or (iii) the Available Revolving Commitment of any Revolving Lender would be less than zero. Each Letter of Credit shall expire no later than the earlier of (x) the first anniversary of its date of issuance unless otherwise agreed by the Issuing Lender in its sole discretion and (y) the date that is five Business Days prior to the Revolving Termination Date; provided, that if requested by the Borrower and accepted by the applicable Issuing Lender in its sole and absolute discretion, a Letter of Credit issued by such Issuing Lender may provide for the extension thereof for additional one year periods containing an expiry date of more than twelve months after the date of issuance (which shall in no event extend beyond the date referred to in clause (y) above (unless, at least five Business Days prior to the then current expiry date, such Borrower shall Cash Collateralize the L/C Obligations with respect to such Letter of Credit in an amount not less than the Minimum Collateral Amount applicable to such Letter of Credit)); provided, however, that (1) any such Letter of Credit shall permit such Issuing Lender to prevent any such extension at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof (the “Nonextension Notice”) not later than a number of days in each such twelve month period to be agreed upon at the time such Letter of Credit is issued, (2) such Issuing Lender shall not (x) permit any such renewal if such Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 3.1(b) or otherwise) or (y) be obligated to permit such renewal if it has received notice (which may be in writing or by telephone (if immediately confirmed in writing)) on or before the day that is seven Business Days before the date of the proposed extension set forth in the Nonextension Notice from the Administrative Agent, the Majority Facility Lenders for the Revolving Facility or the Borrower that one or more of the applicable conditions set forth in Section 5.2 is not then satisfied and, in each such case, directing such Issuing Lender not to permit such renewal.

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it, (ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally, (iii) except as otherwise agreed by the Administrative Agent and such Issuing Lender, such Letter of Credit is in an initial stated amount less than $10,000, (iv) such Letter of Credit is to be denominated in a currency other than Dollars, (v) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder or (vi) any Revolving Lender is at such time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including reallocation of such Lender’s Revolving Percentage of the outstanding L/C Obligations pursuant to Section 2.26(a)(iv) or the delivery of Cash Collateral with the Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.26(a)(iv)) with respect to such Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion. In addition, no Issuing Lender shall be under any obligation to amend or extend any Letter of Credit if (A) such Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the relevant Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender, not later than 1:00 P.M. Noon on the third (3rd) Business Day prior to the requested date of issuance of such Letter of Credit to be denominated in Dollars (or such other time as the applicable Issuing Lender may agree in a particular circumstance in its sole discretion), at its address for notices specified to the Borrower by such Issuing Lender an Application therefor, with a copy to the Administrative Agent, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and such Borrower. Such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the relevant Lenders, written notice of the issuance of each Letter of Credit issued by it (including the amount thereof).

3.3 Fees and Other Charges. (a) The Borrower will pay a fee on each outstanding Letter of Credit, (i) in respect of standby Letters of Credit, at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the available amount of such standby Letters of Credit and (ii) in respect of commercial Letters of Credit, at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the available amount of such commercial Letters of Credit, which fees, in each case, shall be shared ratably among the applicable Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee equal to the greater of (x) 0.125% and (y) $500 on the aggregate available amount of all outstanding Letters of Credit issued by it to such Borrower, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such customary fees and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit requested by the Borrower (which fees and expenses shall have been agreed to from time to time by the Borrower and the relevant Issuing Lender).

3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it and the amount of each drawing paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a drawing is paid prior to the Revolving Termination Date under any Letter of Credit issued by it for which such Issuing Lender is not reimbursed in full by the Borrower on the date due therefor in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender upon demand an amount equal to such L/C Participant’s Revolving Percentage of the amount of such drawing, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the financial condition of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the sum of (x) the product of (i) such amount, times (ii) the Overnight Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360, plus (y) any reasonable administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the relevant Issuing Lender submitted to any relevant L/C Participant with respect to any amounts owing under this Section 3.4 shall be presumptively correct in the absence of manifest error.

(c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(d) Until each L/C Participant reimburses the applicable Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such L/C Participant’s Revolving Percentage of such amount shall be solely for the account of such Issuing Lender.

(e) The requirements hereunder with respect to L/C Participations shall survive the termination of this Agreement and repayment of the Obligations hereunder.

3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender in respect of any drawing under a Letter of Credit following notice of any drawing under a Letter of Credit. Not later than 12:00 P.M. on the third (3rd) Business Day succeeding the date of any payment by the relevant Issuing Lender under a Letter of Credit, the Borrower shall reimburse such Issuing Lender in an amount equal to the amount of such drawing as set forth above; provided, that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.5 or 2.7 that such reimbursement be financed with a borrowing of ABR Loans or Eurodollar Loans or a Swingline Loan in Dollars in an equivalent amount and, to the extent so financed, the Borrower’s obligation to reimburse such Issuing Lender shall be discharged and replaced by the resulting ABR Loans, Eurodollar Loans or Swingline Loan, as applicable. Each such payment shall be made to such Issuing Lender at its address for notices specified to the Borrower and in immediately available funds whether cash on hand or proceeds of Revolving Loans as described in the proviso of the preceding sentence. Interest shall be payable on any such amounts from the date on which the relevant drawing is paid until payment in full at a rate equal to the rate applicable to ABR Loans under the Revolving Facility.

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of (i) any setoff, counterclaim or defense to payment that such Borrower may have or have had against any Issuing Lender, any beneficiary or transferee of a Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting) or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (ii) the enforceability, validity or genuineness of documents (including any draft, demand, certificate or other document presented under any Letter of Credit) or of any endorsements thereon, even though such documents shall in fact prove to be unenforceable, invalid, insufficient, fraudulent or forged, or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee; (iv) any payment by the applicable Issuing Lender under such Letter of Credit against presentation of documents that do not comply strictly with the terms of such Letter of Credit; or any payment made by the applicable Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including arising in connection with any proceeding under any Debtor Relief Laws; (v) any exchange, release or nonperfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or (vi) any other events or circumstances whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable Issuing Lender. The Borrower shall be conclusively deemed to have waived any such claim against any Issuing Lender and its correspondents unless such notice is given as aforesaid.

3.7 Letter of Credit Payments.

(a) If compliant documents shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower of the date and amount thereof; provided, that failure (or delay) to so notify shall not relieve the Borrower of its obligation to reimburse the Issuing Lender hereunder.

(b) In paying any drawing under a Letter of Credit, the applicable Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any document or the authority of the Person executing or delivering any document. None of the applicable Issuing Lender, its Related Parties nor any of the respective correspondents, participants or assignees of such Issuing Lender shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the requisite Revolving Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Application. The Borrower hereby assumes all risks of the acts of omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude the

Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable Issuing Lender, its Related Parties nor any of the respective correspondents, participants or assignees of such Issuing Lender shall be liable or responsible for any of the matters described in Section 3.6; provided, that notwithstanding anything in such clauses to the contrary, the Borrower may have a claim against such Issuing Lender, and such Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct (as opposed to indirect, special, punitive, consequential or exemplary) damages suffered by the Borrower which a court of competent jurisdiction determines in a final nonappealable judgment were caused by such Issuing Lender’s bad faith, gross negligence or willful misconduct or such Issuing Lender’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents strictly complying with the terms and conditions of a Letter of Credit or other material breach of this Agreement by such Issuing Lender. In furtherance and not in limitation of the foregoing (but subject to the provisos therein), the applicable Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.8 Applicability of ISP98 and UCP; Reporting; Applications.

(a) Unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall be stated therein to apply to each standby Letter of Credit.

(b) Not later than the third Business Day following the last day of each month (or at such other intervals as the Administrative Agent and the applicable Issuing Lender shall agree), each Issuing Lender shall provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Borrower to such Issuing Lender during such month.

(c) To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4 REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Holdings and the Borrower each hereby represents and warrants (as to itself and each of its Restricted Subsidiaries) to the Agents and each Lender on the Closing Date and each other date to the extent required pursuant to Section 5.2 hereof:

4.1 Financial Condition.

(a) The audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at January 31, 2017, and the related consolidated statement of operations and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Kesselman & Kesselman, Certified Public Accountants (lsr.), a member firm of PricewaterhouseCoopers International Limited, present fairly in all material respects the financial condition of the Holdings and its consolidated Subsidiaries as at such date in accordance with GAAP consistently applied, and the results of its operations and its cash flows for the fiscal year then ended, except in each case as otherwise disclosed on Schedule 4.1(a) hereto.

(b) The Quality of Earnings Report of Holdings and its consolidated Subsidiaries presents fairly in all material respects the financial condition of Holdings and its consolidated Subsidiaries as at January 31, 2018 and for the fiscal year set forth therein.

4.2 No Change. Since the Closing Date, there has been no event, development or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each Group Member (a) (i) is duly organized (or incorporated) and validly existing and (ii) in good standing (or, in the case of any Foreign Subsidiary, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation, (b) has the requisite organizational power and authority to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Laws, except, in each case referred to in this Section 4.3 (other than clause (a)(i) and (b), in each case, with respect to Holdings and the Borrower), to the extent that any such failure to be so organized and existing, in good standing or qualified, to have such requisite organizational power and authority or to comply with such Laws, as applicable, would not reasonably be expected to have a Material Adverse Effect.

4.4 Organizational Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority to execute, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow or have Letters of Credit issued hereunder. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. Each Loan Party has duly executed and delivered each Loan Document to which it is a party. Except as would not reasonably be expected to have a Material Adverse Effect, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or the execution, delivery and performance of any Loan Document by any Loan Party party thereto, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made (except to the extent not yet required to have been obtained or made), each of which is in full force and effect and (ii) the filings referred to in Section 4.17. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in an proceeding in equity or at law) and/or principles of good faith and fair dealing.

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents by each Loan Party party hereto or thereto, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof and the granting and perfection of the Liens contemplated thereunder, do not violate (a) such Loan Party’s Organizational Documents, (b) any Law applicable to such Loan Party or (c) any Contractual Obligation of such Loan Party except, in each case referred to in clause (b) or (c), to the extent that any such violation would not reasonably be expected to have a Material Adverse Effect.

4.6 No Material Litigation. No litigation, proceeding or investigation of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing, against any Group Member or against any of their Properties or revenues which, taken as a whole, would reasonably be expected to have a Material Adverse Effect.

4.7 Use of Proceeds. The Borrower shall use the proceeds of each Loan and Letter of Credit hereunder solely for the purposes provided in Section 6.10.

4.8 Ownership of Property; Liens. Except as set forth in Schedule 4.8, each Group Member has good and indefeasible title in fee simple to, or a valid leasehold or subleasehold interest in, all of its real property, and good title to, or a valid leasehold interest in or right to use, all of its Property (other than Intellectual Property), in each case, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien other than Permitted Liens. As of the Closing Date, no real property is owned by any Loan Party in fee simple.

4.9 Intellectual Property. Each Group Member owns or has a valid and continuing right to use, all Intellectual Property necessary for the conduct of its business as currently conducted free and clear of all Liens (other than Permitted Liens) without, to the knowledge of the Borrower, conflict with the rights of any other Person, except where the failure to do so or such conflict would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, (a) no holding, injunction, decision or judgment has been rendered by any Governmental Authority and to the knowledge of the Borrower, there is no basis for the same, and (b) no Group Member has entered into any settlement stipulation or other agreement (except license agreements in the ordinary course of business) which would limit, cancel or question the validity of any Group Member’s rights in any Intellectual Property owned by such Group Member, in each case referred to in clause (a) or (b), in any respect that would reasonably be expected to have a Material Adverse Effect. No claim has been asserted, is pending or is threatened by any Person challenging or questioning the use by any Group Member of any Intellectual Property or the validity of any Intellectual Property, or alleging any infringement, misappropriation or violation by any Group Member of any Intellectual Property of any Person, except in each case as would not reasonably be expected to have a Material Adverse Effect. The operation of the respective businesses of each Group Member as currently conducted does not infringe upon, misappropriate or otherwise violate any rights held by any Person, except for such infringements, misappropriations or violations that would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, no Person is infringing, misappropriating or violating any Intellectual Property owned by any Group Member, and no Group Member has made or threatened to make any claim relating to the foregoing. Each Group Member has taken all actions that in the exercise of their reasonable business judgment should be taken to protect the Intellectual Property necessary for the conduct of its business as currently conducted, including Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.10 Taxes. Except as would not reasonably be expected to result in a Material Adverse Effect, (a) each Group Member has filed or caused to be filed all federal income tax returns and all state and other tax returns (including tax returns to be filed in foreign jurisdictions) that are required to be filed and has paid all Taxes shown to be due and payable on said returns other than those (i) not yet delinquent or (ii) contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and (b) each Group Member has paid all other Taxes imposed on it or any of its Property by any Governmental Authority responsible for administering Taxes, or such Taxes are being contested in good faith and have provided adequate reserves in accordance with GAAP for the payment of all such Taxes.

4.11 Federal Reserve Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates Regulation T, U or X.

4.12 ERISA. (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no ERISA Event has occurred and each Plan has complied with the applicable provisions of ERISA and the Code.

(b) No Group Member has incurred, and no Group Member reasonably expects to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA that is maintained by a Commonly Controlled Entity (other than a Group Member) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be expected to have a Material Adverse Effect and result in a direct obligation of such Group Member to pay money.

(c) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Foreign Pension Plan is in compliance and in good standing in all respects with all laws, regulations and rules applicable thereto, and the respective requirements of the governing documents for such Foreign Pension Plan; (ii) with respect to each Foreign Pension Plan maintained or contributed to by a Group Member (A) that is required by applicable to law to be funded in a trust or other funding vehicle, such Foreign Pension Plan is in compliance with applicable law regarding funding requirements, and (B) that is not required by applicable law to be funded in a trust or other funding vehicle, reserves have been established where required by ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained; and (iii) no actions or proceedings have been taken or instituted to terminate or wind-up a Foreign Pension Plan with respect to which any Group Member could reasonably be expected to have any liability. The accrued benefit obligations of each Foreign Pension Plan (based on the assumptions used to fund such Foreign Pension Plan) do not exceed the assets of such Foreign Pension Plan by an amount that, if required to be paid immediately, would reasonably be expected to have a Material Adverse Effect.

4.13 Investment Company Act. No Loan Party is required to be registered as an “investment company” under and within the meaning of the Investment Company Act of 1940.

4.14 Subsidiaries. (a) The Subsidiaries listed on Schedule 4.14 constitute all of the Subsidiaries of Holdings as of the Closing Date. Schedule 4.14 sets forth as of the Closing Date the name and jurisdiction of incorporation of each such Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any other Group Member. All Capital Stock of each Group Member has been validly issued, are (as applicable) fully paid and non-assessable and are free and clear of all Liens other than Permitted Liens.

(b) As of the Closing Date, except as set forth on Schedule 4.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature to which Holdings or any of its Subsidiaries is a party relating to any Capital Stock of any Group Member.

4.15 Environmental Matters. Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect:

(a) No Group Member, nor any of their respective businesses or operations are subject to any outstanding Environmental Claim or any order (unilateral or consent), consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Claim;

(b) No Group Member has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law;

(c) To the knowledge of the Borrower, there are and have been, no conditions or occurrences that would reasonably be expected to form the basis of an Environmental Claim against any Group Member; and

(d) Each Group Member is in compliance with all Environmental Laws.

4.16 Accuracy of Information, Etc. As of the Closing Date, all written information (other than the Projections, other forward-looking information and information of a general economic or industry nature) concerning any Group Member or any of their respective Subsidiaries that has been made available by Holdings, the Borrower or their respective representatives and made available to the Agents or any Lenders in connection with the Transactions on or before the Closing Date, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto from time to time). The Projections, when taken as a whole, have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished (it being recognized that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

4.17 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal and valid security interest in the Collateral described therein. In the case of (i) the Pledged Securities described in the Guarantee and Collateral Agreement, when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the Collateral Agent and (ii) the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.17(a), the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of financing statements under the Laws of the jurisdictions in which the offices specified on Schedule 4.17(a) are located and through the delivery of the Pledged Securities required to be delivered on the Closing Date), as security for the Secured Obligations, in each case subject to no Liens other than Permitted Liens.

(b) Upon the execution and delivery of any Mortgage to be executed and delivered pursuant to Section 6.8(b), such Mortgage shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal and valid Lien on the mortgaged property described therein and proceeds thereof; and when such Mortgage is filed in the recording office designated by the Borrower, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such mortgaged property and the proceeds thereof, as security for the Secured Obligations (as defined in the relevant Mortgage), subject to Permitted Liens.

4.18 Solvency. On the Closing Date, immediately after giving effect to the Transactions and the incurrence and repayment of all Indebtedness and obligations being incurred and repaid in connection herewith and therewith on the Closing Date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

4.19 Labor Matters. As of the Closing Date, no labor dispute with the employees of any Group Member exists or, to the knowledge of the Borrower, has been threatened in writing, and there are no unfair labor practice complaints pending or, to the knowledge of the Borrower, threatened in writing against any of Group Member, in each case of this Section 4.19, which would reasonably be expected to have a Material Adverse Effect.

4.20 Patriot Act; Anti-Corruption; Sanctions.

(a) To the extent applicable, each Group Member is in compliance with (i) the Trading with the Enemy Act, the International Emergency Economic Powers Act, and each of the foreign assets control regulations and directives of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), any economic or financial sanctions or trade embargoes imposed, administered, or enforced by the U.S. Department of State, and any other enabling legislation or executive order relating thereto (collectively, “Sanctions”), and (ii) the PATRIOT Act. The Borrower will not directly or, to its knowledge, indirectly, use any part of the proceeds of the Loans (i) to give anything of value to any governmental official or employee of any Governmental Authority or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity on behalf of any Governmental Authority in order to obtain, retain or direct business, or obtain any improper advantage or influence any action or decision, in violation of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and the anti-bribery and anti-corruption laws of those jurisdictions in which it does business (collectively, the “Anti-Corruption Laws”), (ii) in violation of sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or (iii) in any manner that will violate any applicable Sanctions.

(b) The Borrower has implemented and maintains in effect policies and procedures designated to ensure compliance by the Borrower, its subsidiaries, and their respective directors, officers, employees, and agents with Anti-Corruption Laws and applicable Sanctions.

(c) No Group Member, and, to the knowledge of the Borrower, no Affiliate of any Group Member, (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation, directive, or executive order, (iv) is a person resident in a country that is subject to comprehensive sanctions, (v) is the subject of any sanctions administered by OFAC or (vi) a person 50% or greater owned by one or more persons identified in clauses (i) through (v). The Borrower will not directly or, to its knowledge, indirectly, use any part of the proceeds of the Loans to finance any activities, business, or transactions of or with any Person described in clauses (i) through (v) above.

SECTION 5 CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The obligations of each Lender to make Initial Term Loans and Revolving Loans to be made on the Closing Date shall be subject to the satisfaction (or waiver by the Lead Arrangers), of the following conditions precedent:

(a) Credit Agreement; Security Documents. The Administrative Agent (or its counsel) shall have received from each Loan Party party thereto a counterpart signed by such Loan Party (or written evidence satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (i) this Agreement, (ii) any Notes requested at least five (5) Business Days prior to the Closing Date by any Lender hereunder pursuant to Section 2.8(e), (iii) the Guarantee and Collateral Agreement and Intellectual Property security agreements to be executed and delivered on the Closing Date, (iv) the Intercompany Subordination Agreement and (v) the Perfection Certificate.

(b) Consummation of the Refinancing; Extinguishment of Liens. Substantially concurrently with the initial incurrence of the Loans, (i) each Group Member shall be released from its obligations under the Existing Credit Agreement, (ii) the obligations under the Mitel Promissory Note will be repaid and (iii) Holdings and the Group Members shall have no third party Indebtedness for borrowed money outstanding as of the Closing Date other than under the Initial Facilities, ordinary course Capital Lease Obligations, purchase money Indebtedness, equipment financings, letters of credit, surety bonds and short-term working capital facilities and any other Indebtedness listed on Schedule 7.2(c) (collectively, the “Refinancing”).

(c) Solvency Certificate. The Administrative Agent shall have received a solvency certificate signed by the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower, substantially in the form of Exhibit G hereto certifying as to the matters set forth therein.

(d) Closing Certificate. The Administrative Agent shall have received (i) a closing certificate of the Borrower dated the Closing Date substantially in the form of Exhibit D-1 certifying as to the matters set forth therein, (ii) an officer’s certificate of each Loan Party (other than Holdings) dated the Closing Date, substantially in the form of Exhibit D-2, with appropriate insertions and attachments and (iii) an officer’s certificate of Holdings dated the Closing Date substantially in the form of Exhibit D-3, with appropriate insertions and attachments.

(e) Legal Opinions. The Administrative Agent shall have received one or more executed legal opinions of Sidley Austin LLP in its capacity as special counsel to the Loan Parties, in each case, (i) dated as of the Closing Date, (ii) addressed to the Administrative Agent, the Collateral Agent, the Lenders and Issuing Lenders and (iii) otherwise in form and substance reasonably satisfactory to the Collateral Agent.

(f) Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent shall have received the certificates, if any, representing the shares of the Pledged Stock (as defined in the Guarantee and Collateral Agreement) required to be delivered to the Collateral Agent pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) any Pledged Notes (as defined in the Guarantee and Collateral Agreement) required to be delivered to the Collateral Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an transfer form endorsed in blank) by the pledgor thereof.

(g) Filings, Registrations and Recordings. The Collateral Agent shall have received evidence that all financing statements under the Uniform Commercial Code in the jurisdiction of organization of each Loan Party and all Intellectual Property security agreements have been filed or are otherwise in a form appropriate for filing.

(h) Financial Statements. The Lead Arrangers shall have received the financial statements of Holdings and its Subsidiaries referred to in Section 4.1(a).

(i) PATRIOT Act. At least three (3) Business Days prior to the Closing Date, the Administrative Agent shall have received from each of the Loan Parties documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, reasonably requested by any Lender, in each case, at least ten (10) days prior to the Closing Date.

(j) Representations and Warranties; No Default.

(i) Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects, in each case on and as of Closing Date, except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects).

(ii) On and as of the Closing Date, no Default or Event of Default shall have occurred and be continuing or shall occur immediately after giving effect to the making of the Initial Term Loans and Revolving Loans.

(k) Fees. All (i) fees required to be paid by the Borrower on the Closing Date pursuant to the Engagement Letter, the Fee Letter and/or any other agreement between the Borrower and any Lead Arranger and (ii) expenses required to be paid by the Borrower on the Closing Date (including the reasonable and documented fees and expenses of legal counsel) to the extent invoiced at least three Business Days prior to the Closing Date (or such shorter period as reasonably agreed by the Borrower) shall, in each case, upon the initial Borrowing under the Facilities, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Facilities, at the election of the Borrower).

(l) Borrowing Notice. The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.2.

(m) Material Adverse Effect. Since January 31, 2017, no Material Adverse Effect shall have occurred.

For purposes of determining whether the conditions specified in this Section 5.1 have been satisfied, by funding the Loans hereunder, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2 Conditions to Each Extension of Credit after the Closing Date. The agreement of each Lender to make any Loan (which, for the avoidance of doubt, shall not include any Incremental Loans advanced to the extent not otherwise required by the Incremental Lenders) or of the Issuing Lender to issue, amend, renew or extend any Letter of Credit (other than any amendment, modification, renewal or extension of a Letter of Credit which does not increase the face amount thereof), in each case, on any date after the Closing Date is subject to the satisfaction (or waiver in accordance with Section 10.1) of the following conditions precedent:

(a) Representations and Warranties. Subject to Section 1.5(c) and Section 2.25, each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects, in each case on and as of such date as if made on and as of such date, except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects).

(b) No Default. Subject to Section 1.5(c) and Section 2.25 to the extent applicable to the relevant extension of credit, no Default or Event of Default shall have occurred and be continuing on such date or shall occur immediately after giving effect to the extensions of credit requested to be made on such date.

(c) Borrowing Notice. The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.2 or Section 2.5, as applicable, a letter of credit application or such other request for borrowing as may be required under the terms hereof.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower under this Section 5.2 shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied (unless such condition was waived in accordance with Section 10.1 hereof).

SECTION 6 AFFIRMATIVE COVENANTS

Until the Facility Termination Date, Holdings and the Borrower shall and (to the extent relevant) shall cause each of the Restricted Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (which may be delivered to the Lenders via posting to the E-System to the extent provided in this Section 6.1):

(a) within 120 days after each fiscal year of the Borrower, commencing with the fiscal year ended January 31, 2018, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statement of operations, cash flows and changes in shareholder equity for such year, in each case commencing with the fiscal year ended January 31, 2018, setting forth in comparative form the figures as of the end of and for the previous year, reported on without qualification arising out of the scope of the audit or “going concern” or like qualification (except for any such qualification pertaining to the maturity of any Indebtedness occurring within the four fiscal quarter period following the relevant audit opinion or any actual anticipated breach of any financial covenant under any Indebtedness), by Kesselman & Kesselman, Certified Public Accountants (lsr.), a member firm of PricewaterhouseCoopers International Limited, or other independent certified public accountants of nationally recognized standing;

(b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, commencing with the fiscal quarter ending April 30, 2018, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statement of operations and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to customary year-end adjustments and the absence of footnotes); and

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.1(a) and 6.1(b) above, a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

All such financial statements set forth in Section 6.1(a) and (b) shall be prepared in reasonable detail and shall fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated therein and its operations and cash flows for the periods indicated therein in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountant and disclosed therein and except, in the case of the financial statements referred to in clause (b), for customary year-end adjustments and the absence of footnotes) (collectively, the “Financial Requirements”).

Documents required to be delivered pursuant to this Section 6.1 and Section 6.2 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or a representative thereof) posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 10.2; (ii) on which such documents are delivered by the Borrower (or a representative thereof) to the Administrative Agent for posting on Borrower’s behalf on an E-System to which each Lender and the Administrative Agent have access; or (iii) on which executed certificates or other documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); provided, that the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents pursuant to clause (i) above and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event, shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 6.1 and clause (c) of Section 6.2 may be satisfied with respect to any financial statements of Holdings and its consolidated Subsidiaries by furnishing to the Administrative Agent (A) the applicable financial statements of any Parent Company or (B) any Parent Company’s Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such clauses; provided, that with respect to financial information provided in respect of a Parent Company other than Holdings pursuant to each of clauses (A) and (B), (i) such financial statements shall be accompanied by consolidating information that summarizes in reasonable detail the differences between the information relating to such other Parent Company, on the one hand, and the information relating to Holdings and its consolidated Subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as having been fairly presented in all material respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 6.1(a), such statements shall be accompanied by a report of Kesselman & Kesselman, Certified Public Accountants (lsr.), a member firm of PricewaterhouseCoopers International Limited, or other independent certified public accountants of nationally recognized standing satisfying the applicable requirements set forth in Section 6.1(a).

6.2 Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender:

(a) concurrently with the delivery of any financial statements pursuant to Sections 6.1(a) and (b), a Compliance Certificate from a Responsible Officer of the Borrower (i) certifying that all such financial statements are consistent with the Financial Requirements, (ii) certifying that such Responsible Officer has obtained no knowledge of any existing Default or Event of Default except as specified in such certificate, (iii) setting forth a reasonably detailed calculation of Consolidated EBITDA of the Group Members for the Test Period ended as of the last day of the relevant fiscal quarter or fiscal year of the Borrower, as the case may be, and the Total Leverage Ratio, Secured Leverage Ratio and the

First Lien Leverage Ratio as of the last day of the relevant fiscal quarter or fiscal year of the Borrower, as the case may be, (iv) if such Compliance Certificate is being delivered in connection with financial statements delivered under Section 6.1(a), (x) a calculation of Excess Cash Flow with respect to the relevant fiscal year, and (y) calculation demonstrating the Available Amount and the Available Equity Amount, in each case, as of the last day of such reporting period and (v) listing of each Unrestricted Subsidiary as of the last day of such reporting period and of any new Subsidiary of the Borrower formed or acquired during such reporting period;

(b) no later than 90 days following the first day of each fiscal year of the Borrower, commencing with a budget for the fiscal year ending January 31, 2019, an annual budget (including forecasted balance sheets, statement of operations and statements of cash flows), together with such supporting information as the Administrative Agent may reasonably request, such projected financial budget to be prepared for such fiscal year (and, in the case of the statement of operations, on a quarterly basis) in form customarily prepared by the Borrower;

(c) promptly after the same are available, copies of (i) following a Qualifying IPO, all financial statements and reports that the Borrower or any Parent Company sent or made generally to such Person’s security holders acting in such capacity and (ii) all regular and periodic reports, filed by the Borrower or any Parent Company with the SEC, in each case of this Section 6.2(c), to the extent not already provided pursuant to Section 6.1 or any other clause of this Section 6.2;

(d) promptly, such additional financial and other information as the Administrative Agent (for its own account or upon the reasonable request from any Lender) may from time to time reasonably request regarding the financial condition or business of the Group Members, as well as any information required by the USA Patriot Act; provided, however, that no Group Member shall be required to disclose or provide any information (a) that constitutes non-financial trade secrets or non-financial proprietary information of such Person or any of its Subsidiaries or any of their respective customers and/or suppliers, (b) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable Law, (c) that is subject to attorney-client or similar privilege or constitutes attorney work product or (d) in respect of which such Group Member owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 6.2(d)); provided, further, that in the event that any Group Member does not provide information in reliance on the preceding clause (c) or (d) due to confidentiality or waiver concerns, such Group Member shall provide notice to the Administrative Agent that such information is being withheld and shall use its commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege.

Holdings and the Borrower each hereby acknowledge that (a) the Agents may, but shall not be obligated to, make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Holdings, the Borrower or their respective Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Holdings and the Borrower hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, Holdings and the Borrower shall be deemed to have authorized the Agents, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Holdings, the Borrower, their Subsidiaries or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information (as defined in Section 10.14), they shall be treated as set forth in Section 10.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Agents shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. The Borrower acknowledges and agrees that the list of Disqualified Institutions does not constitute material non-public information and may be provided to any Lender by the Administrative Agent upon request (including any updates thereto).

6.3 Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its federal and other (including foreign) material Taxes upon it or its Property, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of the applicable Group Member or (b) to the extent that failure to pay or satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.

6.4 Conduct of Business and Maintenance of Existence, etc.; Compliance with Laws. (a) Preserve, renew and keep in full force and effect (i) its legal existence and (ii) good standing (or the equivalent thereof) under the laws of the jurisdiction of its organization, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business and (c) comply with all Laws (including all Anti-Corruption Laws and applicable Sanctions) except, in each case referred to in clause (a) and (b), as otherwise permitted by Section 7.4, 7.5 or 7.11 and, in each case referred to in this Section 6.4 (other than clause (a)(i) with respect to Holdings and the Borrower), to the extent that failure to do any of the foregoing would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) Keep all Property material to the conduct of its business in reasonably good working order and condition, ordinary wear and tear excepted except where a failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain insurance with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed on all its material Property in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks as the Borrower believes (in the good faith judgment of the management of the Borrower) is reasonable and prudent in light of the size and nature of its business. The Borrower shall use commercially reasonable efforts to ensure that all such insurance shall, to the extent customary, provide that no cancellation thereof shall be effective until at least 30 days (or, in the case failure to pay any premiums thereunder, 10 days) after receipt by the Administrative Agent of written notice thereof. All such insurance shall, to the extent customary, name the Collateral Agent as additional insured or loss payee, as applicable.

(c) If any portion of any real property that is subject to a Mortgage is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as in effect on the Closing Date or thereafter or any successor act thereto), then Holdings shall, or shall cause each applicable Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent.

6.6 Books and Records; Inspection of Property; Discussions. (a) Keep proper books of records and account in which entries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in conformity with GAAP shall be made of all material dealings and transactions in relation to its business, assets and activities, (b) permit representatives of the Administrative Agent to visit and inspect any of its properties at which the principal financial records and executive officers of the Group Members are located (in the case of any real property lease, to the extent permitted in the relevant lease agreement) and examine and make copies and abstracts from any of its financial and accounting books and records, upon reasonable prior notice and during normal business hours, (c) permit representatives of the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial condition of the Group Members with Responsible Officers of the Group Members and their independent public accountants (provided, that a Responsible Officer of the Borrower shall be given notice and an opportunity to participate during such discussion with such independent public accountants) upon reasonable prior notice and during normal business hours; provided, that (i) excluding any such visits and inspections during the continuation of an Event of Default (x) the Administrative Agent shall not exercise the rights set forth in clauses (b) and (c) more than one time (in the aggregate) in any calendar year and (y) only one (in the aggregate) such visit set forth in clauses (b) and (c) shall be at the Borrower’s expense and (ii) that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (iii) no such visits or inspections may be made outside of the United States of America to the extent such financial and accounting books and records are available electronically or otherwise from within the United States of America. Notwithstanding anything to the contrary in this Section 6.6, no Group Member will be required to disclose or permit the inspection or discussion of, any document, information or other matter (1) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement not entered not in contemplation of avoiding such inspection and disclosure rights, (2) that is subject to attorney client or similar privilege or constitutes attorney work product, (3) in respect of which any Group Member owes confidentiality obligations to any third party not entered into in contemplation avoiding such inspection and disclosure or (4) that constitutes non-financial trade secrets or non-financial proprietary information of a Group Member or any Subsidiary thereof and/or any customers and/or suppliers of the foregoing; provided, that in the event that any Group Member does not provide any information requested in connection with an examination or a discussion permitted under this Section 6.6 in reliance on the preceding clause (2) or (3) due to confidentiality or waiver concerns, such Person shall provide notice to the Administrative Agent that such information is being withheld and shall use its commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege.

6.7 Notices. Promptly upon a Responsible Officer of any Loan Party obtaining knowledge thereof, give notice to the Administrative Agent (who shall promptly notify each Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding (including any (i) Environmental Claim or under Environmental Law and (ii) violation or alleged violation of any Anti-Corruption Laws and/or Sanctions) or any development or significant change with respect to such litigation, investigation or proceeding which may exist at any time between Holdings, the Borrower or any of its Subsidiaries and any other Person, which, in each case, would reasonably be expected to be adversely determined, and, if so determined, would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event or any Foreign Pension Plan Event that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and

(d) any other development or event that has had or would reasonably be expected to have a Material Adverse Effect.

In addition, the Borrower shall give notice to the Administrative Agent of any proposed change (i) in any Loan Party’s corporate or company name, (ii) in the jurisdiction of incorporation or organization of any Loan Party or (iii) any Loan Party’s organizational identification number, in each case, prior to the effectiveness thereof (or such later date as may be agreed by the Collateral Agent in its reasonable discretion); provided, that the Borrower shall not be required to provide notice with respect to any merger, consolidation, liquidation or dissolution of a Loan Party to the extent it is merging or consolidating with, or distributing its assets to, another Loan Party.

Each notice pursuant to clauses (a) through (d) of this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Group Members or the relevant Subsidiary proposes to take with respect thereto (or, in the case of any notice provided pursuant to clause (b), such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters).

6.8 Additional Collateral, Etc. (a) Subject to the terms herein, with respect to any personal property (including any Capital Stock) or Intellectual Property (in each case, other than assets expressly excluded from the Collateral pursuant to the Security Documents) acquired or created after the Closing Date by any Loan Party (other than Instruments, Certificated Securities, Securities (in each case as defined in the Guarantee and Collateral Agreement) and Chattel Paper, which are referred to in the last sentence of this clause (a)) as to which the Collateral Agent for the benefit of the Secured Parties does not have a perfected Lien, promptly, but in any case within sixty days (in each case, which period may be extended by the Administrative Agent in its reasonable discretion) or, in the case of any Intellectual Property, if later, concurrently with the delivery of the first Compliance Certificate after such acquisition or creation, (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably requests, if any, as are necessary to grant to the Collateral Agent for the benefit of the Secured Parties a security interest in such Property and (ii) take all actions reasonably requested by the Collateral Agent or required by the Security Documents to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents) in such property, including the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement and filing of intellectual property security agreements with the United States Copyright Office and United States Patent and Trademark Office, or as may be required by law or as may be reasonably requested by the Collateral Agent. Any Instrument, Certificated Security (other than in respect of the Capital Stock of any Subsidiary which is addressed in clause (c) below), Security (in each case as defined in the Guarantee and Collateral Agreement) or Chattel Paper in excess of $5 million shall be promptly, in any event, within sixty days of the receipt thereof (which period may be extended by the Administrative Agent in its reasonable discretion), delivered to the Collateral Agent indorsed in a manner reasonably satisfactory to the Collateral Agent to be held as Collateral pursuant to the relevant Security Document.

(b) With respect to any Material Real Estate acquired after the Closing Date by any Loan Party (i) within thirty days (which period may be extended by the Collateral Agent in its reasonable discretion) of such acquisition, give notice of such acquisition to the Collateral Agent and, if requested by the Collateral Agent, within ninety days (which period may be extended by the Collateral Agent in its reasonable discretion) thereafter, execute and deliver a Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties, covering such real property, (ii) if reasonably requested by the Collateral

Agent provide the Lenders with a lenders’ title insurance policy with extended coverage covering such real property in an amount reasonably specified by the Collateral Agent but not to exceed the market value thereof) as well as a current ALTA survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy) and such customary flood certificates and insurance and environmental reports as shall be reasonably required by the Collateral Agent, each in form and substance reasonably satisfactory to the Collateral Agent and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent a customary legal opinion with respect to the enforceability of such Mortgage, which opinion shall be in form and substance reasonably satisfactory to the Collateral Agent.

(c) With respect to (i) any new Domestic Subsidiary (other than an Excluded Subsidiary) that is created or acquired after the Closing Date by any Loan Party, (ii) any Unrestricted Subsidiary that is designated as a Restricted Subsidiary (other than an Excluded Subsidiary) and (iii) any formerly Excluded Subsidiary which ceases to be an Excluded Subsidiary or any Excluded Subsidiary which the Borrower designates to become a Guarantor, promptly, but in any case within sixty days of such creation, acquisition or change (which period may be extended by the Administrative Agent in its reasonable discretion), (A) give notice of such acquisition, creation or change to the Collateral Agent and, if requested by the Collateral Agent, execute and deliver to the Collateral Agent such amendments or joinders to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents) in the Capital Stock of such new Subsidiary that is owned by such Loan Party, (B) deliver to the Collateral Agent the certificates, if any, representing such Capital Stock (and any Capital Stock of its Subsidiaries required to be delivered by the Security Documents), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, (C) cause such Subsidiary (1) to become a party to the Guarantee and Collateral Agreement and (2) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents) in the Collateral described in the Guarantee and Collateral Agreement with respect to such Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions and intellectual property security agreements with the United States Copyright Office and United States Patent and Trademark Office as may be required by the Guarantee and Collateral Agreement and (iv) deliver such Lien searches, customary legal opinions, authorizing resolutions and other corporate documents relating to such Subsidiary as reasonably requested by the Collateral Agent.

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i) any Lien required to be granted from time to time pursuant to this Section 6.8 shall be subject to the exceptions and limitations set forth in the applicable Security Documents,

(ii) (A) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts (other than control of Pledged Securities) and (B) no blocked account agreement, deposit account control agreement or similar agreement shall be required for any deposit account or securities account,

(iii) no Loan Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement,

(iv) except as otherwise specifically requested by the Borrower, no action outside of the US shall be required in order to create or perfect any security interest in any asset of any Loan Party, and no non-US law security agreement, non-US law pledge agreement or non-US law Intellectual Property filing, search or schedule shall be required with respect to any asset of any Loan Party,

(v) in no event will the Collateral include any Excluded Asset,

(vi) no action shall be required to perfect any Lien with respect to (A) any vehicle, aircraft or other asset subject to a certificate of title, (B) letter-of-credit rights, and/or (C) fixtures, unless, in the case of clauses (A) and (B), to the extent that a security interest therein can be perfected by filing a UCC-1 financing statement and, in the case of clause (C), unless otherwise covered by a Mortgage required to be delivered hereunder,

(vii) any joinder or supplement to the Guarantee and Collateral Agreement and/or any other Loan Document executed by any Restricted Subsidiary that is required to become a Loan Party pursuant to Section 6.8(c) may, with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), include such schedules (or updates to schedules) as may be reasonably necessary to qualify any representation or warranty set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document,

(viii) if there is a conflict between any Security Document and this Agreement, then, to the extent permitted by law, the provisions of this Agreement will take priority over the provisions of such Security Document, and

(ix) the Administrative Agent shall not require the granting of a security interest, or require the perfection of a security interest granted in, those assets as to which the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby, as reasonably determined by the Borrower and the Administrative Agent.

6.9 Further Assurances. Subject to the limitations set forth herein and in the Security Documents, from time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent or the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Collateral Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including filing any financing or continuation statements or financing change statements under the Uniform Commercial Code (or other similar laws) in effect in any United States jurisdiction with respect to the security interests created by the Security Documents.

6.10 Use of Proceeds. The Borrower shall use (i) the proceeds of the Initial Term Loans on the Closing Date solely to (x) fund the Refinancing and Transaction Expenses, (y) fund cash on the balance sheet, which may be used, at the Borrower’s option, to fund any Appraisal Share Funding or for any other purpose not prohibited under this Agreement and (z) fund the repayment of the Mitel Promissory Note; (ii) the proceeds of the Revolving Loans after the Closing Date to finance the working capital needs and other general corporate purposes of Holdings and its Subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses and any other purpose not prohibited by the terms of the Loan Documents; (iii) Letters of Credit may be issued (x) on the Closing Date in the ordinary course of business and/or to replace cash collateral and (y) after the Closing Date, for general corporate purposes of the Borrower and its Subsidiaries and for any other purpose not prohibited by the Loan Documents; (iv) the proceeds of the Incremental Term Loans, if any, for general corporate purposes (including any transaction not prohibited by this Agreement) subject to any limitations specified in the applicable Incremental Agreement; and (v) the proceeds of any Additional/Replacement Revolving Loans for general corporate purposes (including any transaction not prohibited by this Agreement) subject to any limitations specified in the applicable Incremental Agreement and, in each case of this Section 6.10, in compliance with Section 4.11 and the last sentence of each of clauses (a) and (b) of Section 4.20.

6.11 Nature of Business. Fundamentally and substantively engage in the type of business, taken as a whole, as the business conducted by the Group Members, taken as a whole, on the Closing Date and other business activities similar, complementary, ancillary, incidental or reasonably related to the foregoing, and such other lines of business to which the Administrative Agent may consent.

6.12 End of Fiscal Year. Maintain a fiscal year end of January 31 of each year; provided, however, that any Group Member may, upon written notice to, and consent by, the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement and the other Loan Documents that are necessary in order to reflect such change in financial reporting.

6.13 Lender Calls. Upon the reasonable request of the Administrative Agent, following each delivery of financial statements pursuant to Section 6.1(a) and (b) commencing with the fiscal quarter ending July 31, 2018, the Borrower shall participate, and cause key management personnel of the Borrower to participate, in a conference call with the Administrative Agent and the Lenders to provide discussion and analysis with respect to the financial condition and results of operations of the Group Members at a time to which the Borrower and the Administrative Agent shall mutually agree.

6.14 Maintenance of Ratings. Use commercially reasonable efforts to maintain a public corporate credit rating of the Borrower and public rating of the Facilities from S&P and a public corporate family rating of the Borrower and public rating of the Facilities from Moody’s; provided, that in no event shall the Borrower be required to maintain any specific rating with any such agency.

6.15 Post-Closing Requirements. Complete, or cause its relevant Subsidiaries to complete, each of the actions described on Schedule 6.15 as soon as commercially reasonable and by no later than the respective dates set forth in Schedule 6.15 with respect to such action (as such dates may be extended (with respect to a given action or actions) at the sole discretion of the Administrative Agent or the Collateral Agent, as applicable).

6.16 Unrestricted Subsidiaries.

(a) The Loan Parties shall only designate or redesignate a Subsidiary as an Unrestricted Subsidiary after the Closing Date by written notice from the Borrower to the Administrative Agent if such designation or redesignation is in compliance with the following conditions: (i) immediately before and after such designation (or redesignation), (x) no Event of Default shall have occurred and be continuing or shall exist after giving effect to such designation and (y) the Borrower shall be in compliance with the Financial Condition Covenant on a Pro Forma Basis regardless of whether the Financial Covenant Condition is then in effect, (ii) no Subsidiary may be designated (or redesignated) as an Unrestricted

Subsidiary if, after such designation (or redesignation), it would be a “Restricted Subsidiary” for the purpose of any Specified Junior Debt Facility, any Incremental Facility or any Incremental Equivalent Debt, (iii) the designation (or redesignation) of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the applicable Group Members therein at the date of designation (or redesignation) in an amount equal to the Fair Market Value of the Group Members’ Investment therein, and (iv) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of the preceding clauses (i) through (iii).

(b) The Loan Parties shall only designate an Unrestricted Subsidiary as Restricted Subsidiary after the Closing Date by written notice from the Borrower to the Administrative Agent if (i) immediately before and after such designation, (x) no Event of Default shall have occurred and be continuing or shall exist after giving effect to such designation and (y) the Borrower shall be in compliance with the Financial Condition Covenant on a Pro Forma Basis regardless of whether the Financial Covenant Condition is then in effect, (ii) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time is permitted under Sections 7.2 and 7.3, respectively, and (iii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of the preceding clauses (i) and (ii).

SECTION 7 NEGATIVE COVENANTS

Until the Facility Termination Date, neither Holdings nor the Borrower shall, nor shall Holdings or the Borrower permit any Restricted Subsidiaries to, directly or indirectly:

7.1 Financial Covenant.

(a) Solely with respect to the Revolving Facility, commencing with the fiscal quarter ending October 31, 2018, permit the First Lien Leverage Ratio as of the last day of each fiscal quarter to be greater than 7.25:1.00.

Notwithstanding the foregoing, this Section 7.1 shall be in effect (and shall only be in effect) when (x) the aggregate principal amount of outstanding Revolving Loans and L/C Obligations (excluding up to $10 million in aggregate stated amount of undrawn Letters of Credit) in the aggregate exceed 35% of the aggregate Revolving Commitments of all Lenders as of the last day of such Test Period (such compliance to be determined on the basis of the financial information most recently delivered pursuant to Section 6.1(a) or Section 6.1(b)).

(b) Certain Cure Rights.

(i) Financial Condition Covenant. Notwithstanding anything to the contrary contained herein, in the event the Group Members fail to comply with the requirements of the covenant as set forth in Section 7.1(a) (the “Financial Condition Covenant”) as at the last day of any fiscal quarter (a fiscal quarter ending on such day, a “Curable Period”), at any time during such Curable Period and until the expiration of the 10th Business Day subsequent to the date the certificate calculating the Financial Condition Covenant is required to be delivered pursuant to Section 6.2(a) with respect to the Test Period ending on the last day of such Curable Period, the Borrower shall have the right (the “Cure Right”) to issue Permitted Cure Securities for cash or otherwise receive cash contributions in respect of Permitted Cure Securities (such proceeds received by the Borrower as a result of such issuance, or such other cash contributions, the “Cure Amount”). Upon the receipt by the Borrower of cash in an amount equal to the Cure Amount pursuant to the exercise of such Cure Right, the Financial Condition Covenant shall be recalculated giving effect to the following pro forma adjustments:

(A) Consolidated EBITDA for the Curable Period shall be increased, solely for the purpose of measuring the Financial Condition Covenant, and disregarded for any other purpose under this Agreement (including determining the Applicable Margin, the Applicable Commitment Fee Rate, the availability of any baskets and step-downs and for determining whether any financial ratio-based condition has been satisfied), by an amount equal to the Cure Amount; and

(B) if, after giving effect to the foregoing recalculations, the Group Members shall then be in compliance with the requirements of the Financial Condition Covenant, the Group Members shall be deemed to have satisfied the requirements of the Financial Condition Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Condition Covenant which had occurred (or would have occurred) shall be deemed cured for purposes of Section 7.1.

(ii) Limitations on Exercise of Cure Right, etc. Notwithstanding anything herein to the contrary, (A) in no event shall the Borrower be entitled to exercise the Cure Right more than twice in any consecutive four quarter period or more than five times during the term of this Agreement, (B) the Cure Amount shall be no greater than the amount which, if added to Consolidated EBITDA for the Curable Period, would cause the Group Members to be in compliance with the Financial Condition Covenant for the Test Period ending on the last day of such Curable Period; provided, that if the Cure Right is exercised prior to the date financial statements are required to be delivered for such Curable Period, then the Cure Amount shall be equal to the amount reasonably determined by the Borrower in good faith that is required for purposes of complying with the Financial Condition Covenant for such Test Period (the “Estimated Cure Amount”); provided, further, that at such time as the financial statements required to be delivered for such Curable Period are delivered in accordance with this Agreement, if the Estimated Cure Amount is less than the Cure Amount as would have been calculated in accordance with Section 7.1(b)(i) had the Cure Right been exercised on or after the date financial statements were required to be delivered, the Borrower shall issue Permitted Cure Securities for cash or otherwise receive cash contributions in respect of Permitted Cure Securities in an amount equal to the difference between the Cure Amount and the Estimated Cure Amount in order for the Cure Right to be properly exercised, (C) to the extent a fiscal quarter for which the Financial Condition Covenant is initially recalculated as a result of a Cure Right is included in the calculation of the Financial Condition Covenant in a subsequent fiscal period, the Cure Amount shall be included in the amount of Consolidated EBITDA for such fiscal quarter when calculating the Financial Condition Covenant for such subsequent fiscal period and (D) there shall be no pro forma or other reduction of Indebtedness by the Cure Amount for purposes of determining compliance with the Financial Condition Covenant for the fiscal quarter in respect of which such Cure Amount was made (other than, with respect to any future period, to the extent of any portion of such Cure Amount that is actually applied to repay Indebtedness). Upon the Administrative Agent’s receipt of a notice from the Borrower that it intends to exercise the Cure Right (the “Notice of Intent to Cure”), then, until the 10th Business Day subsequent to the date the certificate calculating such Financial Condition Covenant is required to be delivered pursuant to Section 6.2(a) to which such Notice of Intent to Cure relates, neither the Administrative Agent nor the Collateral Agent (nor, in each case, any sub-agent therefor) nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments, and neither the Administrative Agent nor the Collateral Agent (nor, in each case, any sub-agent therefor) nor any Lender shall exercise any right to foreclose on or take possession of the Collateral or exercise any other right or remedy under the Loan Documents, in each case, solely on the basis of a breach of the Financial Condition Covenant in respect of the period ending on the last day of such fiscal quarter and the ensuing Event of Default having occurred and being continuing under Section 8.1(c)(ii); provided, that without limiting the generality of Section 5.2, after the Administrative Agent’s receipt of a Notice of Intent to Cure, no Revolving Lender or Issuing Lender shall be required to make any Revolving Loan or issue, amend, renew or extend any Letter of Credit (other than any amendment, modification, renewal or extension of a Letter of Credit which does not increase the face amount thereof) any Letter of Credit hereunder if an Event of Default under Section 8.1(c)(ii) exists solely on the basis of a breach of the Financial Condition Covenant unless and until the Cure Amount is actually received.

7.2 Indebtedness. Create, issue, incur, assume, or suffer to exist any Indebtedness, except:

(a) (i) the Secured Obligations, (ii) any Indebtedness incurred to refinance, extend, renew, or replace the Obligations; provided, that the Refinancing Debt Requirements are satisfied (such Indebtedness, the “Credit Agreement Refinancing Debt”), (iii) Indebtedness under any Hedge Agreements (other than any Hedge Agreement entered into for speculative purposes), (iv) any Specified Junior Debt and (v) any “cash management obligations” or Indebtedness in respect of a “specified hedge agreement” (or, in each case, any equivalent term) under any Specified Junior Debt Facility.

(b) Indebtedness of any Group Member owing to Holdings or any other Group Member to the extent constituting an Investment permitted by Section 7.7; provided, that any Indebtedness of a Loan Party to any Restricted Subsidiary shall be subordinated to the Obligations pursuant to the Intercompany Subordination Agreement or otherwise on terms reasonably satisfactory to the Collateral Agent;

(c) Indebtedness listed on Schedule 7.2(c) and any Indebtedness incurred to refinance, extend, renew, or replace such Indebtedness; provided, that the Refinancing Debt Requirements are satisfied;

(d) Indebtedness consisting of Capital Lease Obligations and purchase money Indebtedness in an aggregate principal amount not to exceed the greater of (x) $26.5 million and (y) 25% of Consolidated EBITDA as of the last day of the most recently ended Test Period, at any one time outstanding;

(e) Guarantee Obligations of Indebtedness of any Group Member so long as such Indebtedness is permitted under this Section 7.2; provided, that (i) Guarantee Obligations by a Loan Party of Indebtedness of any Non-Guarantor Subsidiary shall be subject to Section 7.7, and (ii) Guarantee Obligations permitted under this clause (e) shall be subordinated to the Obligations to the same extent as the terms of the Indebtedness so guaranteed;

(f) Indebtedness of Holdings or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Restricted Subsidiary in the ordinary course of business against insufficient funds so long as such Indebtedness is promptly repaid;

(g) additional Indebtedness of a Group Member in an aggregate principal amount (for the Group Members) not to exceed the greater of (x) $37.1 million and (y) 35% of Consolidated EBITDA as of the last day of the most recently ended Test Period, at any one time outstanding;

(h) (i) (1) Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof and assumed in connection with a Permitted Acquisition or similar Investment permitted under this Agreement and (2) Indebtedness incurred to finance a Permitted Acquisition or similar Investment permitted under this Agreement, provided, that:

(A) in the case of the Indebtedness described in clause (1), such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary;

(B) after giving effect to such Permitted Acquisition or similar Investment and the related incurrence of such Indebtedness on a Pro Forma Basis and subject to Section 1.5(c), the Borrower will be in compliance with (I) if such Indebtedness is unsecured, at the Borrower’s option, either (x) the Total Leverage Ratio does not exceed 5.20:1.00 or (y) the Interest Coverage Ratio would not exceed 2.00:1.00, (II) if such Indebtedness is Parity Lien Debt, the First Lien Leverage Ratio does not exceed 4.95:1.00 and (III) if such Indebtedness is secured by a Lien that is junior to the Lien securing the Initial Facilities, the Secured Leverage Ratio does not exceed 4.95:1.00; provided, that the testing of any ratios under this sub-clause (x) shall be subject to Section 1.5(c);

(C) in the case of Indebtedness described in clause (2), the Additional Debt Requirements shall be satisfied;

(D) Subject to Section 1.5(c), no Event of Default exists or would result therefrom;

(E) the aggregate principal amount of Indebtedness incurred in reliance on this Section 7.2(h) by Non-Guarantor Subsidiaries (together with the aggregate amount of Indebtedness incurred by Non-Guarantor Subsidiaries pursuant to clause (i) below) shall not exceed the greater of (x) $37.1 million and (y) 35% of Consolidated EBITDA at any one time outstanding; and

(ii) any Indebtedness incurred to refinance, extend, renew, or replace Indebtedness incurred under clause (i) above; provided, that the Refinancing Debt Requirements are satisfied;

(i) (i) additional Indebtedness of the Group Members; provided, that (1) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, (A) if such Indebtedness is Parity Lien Debt, the First Lien Leverage Ratio does not exceed a First Lien Leverage Ratio of 4.70:1.00, (B) if such Indebtedness is secured by a Lien that is junior to the Lien securing the Initial Facilities, the Secured Leverage Ratio does not exceed a Secured Leverage Ratio of 4.70:1.00 and (C) if such Indebtedness is unsecured, at the election of the Borrower, either (x) the Total Leverage Ratio does not exceed 4.95:1.00 or (y) the Interest Coverage Ratio would not exceed 2.00:1.00, (2) the Additional Debt Requirements are satisfied and (3) the aggregate principal amount of Indebtedness incurred in reliance on this Section 7.2(i) by Non-Guarantor Subsidiaries (together with the aggregate amount of Indebtedness incurred or assumed by Non-Guarantor Subsidiaries pursuant to clause (h) above) shall not exceed the greater of (A) $37.1 million and (B) 35% of Consolidated EBITDA at any one time outstanding; and (ii) any Indebtedness incurred to refinance, extend, renew, or replace Indebtedness incurred under clause (i) above; provided, that the Refinancing Debt Requirements are satisfied and the testing of any ratios under sub-clause (1) shall be subject to Section 1.5(c);

(j) Indebtedness incurred by a Group Member in the form of customary obligations under indemnification, incentive, non-compete, deferred compensation, or other similar arrangements in the ordinary course of business (including in connection with any Permitted Acquisition or any other Investment permitted hereunder or any acquisition consummated prior to the Closing Date and including to any current or former Employees of the Borrower or any Parent Company);

(k) Indebtedness in respect of (i) statutory obligations, tenders, bids, leases, licenses, governmental contracts, trade contracts, performance, surety, stay, customs, appeal, performance and/or return of money bonds, completion guarantees and similar obligations not in connection with money borrowed, in each case, provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice and (ii) letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments to support any of the foregoing;

(l) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities or surety bonds, performance bonds or similar instruments entered into or incurred in the ordinary course of business in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims or similar obligations;

(m) Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements and in respect of incentive, supplier finance or similar programs, in each case, in the ordinary course of business;

(n) Indebtedness in respect of any bankers’ acceptances, bank guarantees, letters of credit or similar instruments or facilities entered into in the ordinary course of business;

(o) Indebtedness of a Group Member consisting of (i) obligations to pay insurance premiums, (ii) take or pay obligations contained in supply agreements, (iii) liabilities in respect of product guarantees in respect of products of Group Members (including with respect to the portion of such product manufactured, provided or otherwise produced by a third party supplier or subcontractor) and (iv) obligations to reacquire assets or inventory in connection with customer financing arrangements, in each case, in the ordinary course of business;

(p) Indebtedness incurred in connection with any Permitted Sale Leaseback Transaction in an aggregate principal amount not to exceed the greater of (x) $30 million and (y) 28.3% of Consolidated EBITDA as of the last day of the most recently ended Test Period, at any one time outstanding;

(q) Indebtedness of Non-Guarantor Subsidiaries in an aggregate principal amount for all such Indebtedness not to exceed the greater of (x) $50 million and (y) 47.1% of Consolidated EBITDA as of the last day of the most recently ended Test Period, at any one time outstanding;

(r) Incremental Equivalent Debt;

(s) Indebtedness supported by a letter of credit in a principal amount not to exceed the face amount of such letter of credit;

(t) Guarantee Obligations incurred in the ordinary course of business in respect of obligations to or of suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners to the extent constituting an Investment permitted under Section 7.7(l);

(u) Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with any Disposition permitted hereunder, any acquisition permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of a Group Member pursuant to any such agreement;

(v) Indebtedness consisting of promissory notes issued by a Group Member to any equityholder of Holdings or any Parent Company or any current or former Employee of the Borrower, any Subsidiary of Holdings or of any Parent Company (or any affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any such Employee) to finance the purchase or redemption of Capital Stock of Holdings or any Parent Company permitted by Section 7.6(b);

(w) (i) Indebtedness of any Receivables Subsidiary under Receivables Facilities and (ii) Guarantee Obligations or other Indebtedness of any Group Member that is not a Receivables Subsidiary arising from customary repurchase obligations or liabilities relating to customary ineligibility requirements for Dispositions of Receivables Assets (as determined by the Borrower in good faith and including, to the extent applicable, in connection with the delivery of a “true sale”/“absolute transfer” opinion with respect to any Disposition of Receivables Assets by Holdings or any of its Subsidiaries) in connection with Indebtedness of any Receivables Subsidiary under immediately preceding clause (i) and/or any other factoring or discounting arrangement with respect to Receivables Assets entered into in the ordinary course of business to facilitate the collection of such Receivable Assets (including the IBM Agreement);

(x) in the case of any Group Member organized under the laws of the Netherlands, any liability as a result of a fiscal unity (fiscale eenheid);

(y) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Group Members and their Subsidiaries in the ordinary course of business to the extent that the unfunded amounts, obligations and/or liabilities would not, individually or in the aggregate (and when taken together with other events) cause an Event of Default under Section 8.1(g); and

(z) Indebtedness equal to the amount of cash contributions received by Holdings after the Closing Date (other than any Excluded Contributions and Specified Equity Contributions).

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness with the same terms as the underlying Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.2. Premiums, interest, fees and expenses incurred in connection with an obligation described in clauses (a) through (y) above shall not, themselves, be deemed to be included as Indebtedness for purposes of calculating the baskets set forth above.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for Taxes, assessments or governmental charges or claims, which (i) are not yet due, (ii) are being contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves are maintained on the books of such Group Member to the extent required by GAAP or (iii) would not reasonably be expected to have a Material Adverse Effect;

(b) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens, in each case, arising in the ordinary course of business which (i) are not overdue for a period of more than sixty days, (ii) are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Group Members, as the case may be, to the extent required by GAAP or (iii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(c) Liens arising out of pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability insurance carriers under insurance or self-insurance arrangements;

(d) pledges, deposits and other Liens to secure (i)(x) the performance of bids, tenders, contracts (other than for Indebtedness), licenses, leases, subleases, statutory obligations, surety and appeal bonds, performance bonds, government contracts and other obligations of a like nature, in each case, incurred in the ordinary course of business (y) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to the Group Members and (z) public utility agreements in the ordinary course of business and (ii) letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments to support any of the foregoing;

(e) easements, zoning restrictions, minor defects or irregularities in title, rights-of-way, licenses, covenants, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Group Members, taken as a whole;

(f) Liens (i) in existence on the date hereof listed on Schedule 7.3(f) and any modification, replacement, refinancing, renewal or extension thereof; provided, that (x) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.2 and (B) proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 7.2(d) or (p) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (y) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if the same constitute Indebtedness, is permitted by Section 7.2 and (ii) securing Indebtedness permitted by Sections 7.2(a)(ii) and (iii);

(g) Liens securing Indebtedness of a Group Member incurred pursuant to Section 7.2(d) or (p); provided, that (x) such Liens shall be created within 270 days after the acquisition of the assets financed by such Indebtedness and (y) such Liens do not at any time encumber any Property of the Group Members other than the Property financed by such Indebtedness and the proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 7.2(d) or (p) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(h) Liens securing Indebtedness permitted under (i) Section 7.2(a)(i) and (a)(ii) and (ii) Section 7.2(a)(iv) and (v); provided, that in the case of clause (ii) of this Section 7.3(h), such Liens are subject to the terms of an Acceptable Intercreditor Agreement, as applicable;

(i) any interest or title of a licensor, sublicensor, lessor or sublessor under any license or lease entered into by a Group Member in the ordinary course of its business and covering only the assets so leased or licensed, and any financing statement filed in connection with any such lease or license so long as such Liens do not interfere in any material respects with the business of the Group Members, taken as a whole;

(j) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 8.1(h) and any pledge and/or deposit securing any settlement of litigation;

(k) Liens on (i) property or assets acquired pursuant to an acquisition permitted under Section 7.7 (and the proceeds thereof) and not created in contemplation thereof (so long as such Lien attaches only to such property or assets so acquired and initially subject to such Lien and such Lien secures only that Indebtedness permitted under Section 7.2(h)(i)(1) and (h)(ii) (with respect to Indebtedness pursuant to (h)(i)(1)) (it being understood that individual financings of the type permitted under Section 7.2(d) or (p) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates)) and (ii) securing Indebtedness permitted under Section 7.2(h)(i)(2) and (h)(ii) (with respect to Indebtedness pursuant to (h)(i)(2)); provided, that any Lien incurred in reliance on this clause (k)(ii) is subject to an Acceptable Intercreditor Agreement;

(l) Liens arising out of customary conditional sales, installment sales, title retention, consignment or similar arrangements for the sale or purchase by a Group Member of goods through third parties in the ordinary course of business or by operation of law under Article 2 of the UCC (or any similar Law under any jurisdiction);

(m) licenses of Intellectual Property granted by a Group Member in the ordinary course of business that do not constitute a disposition of all substantial rights in such Intellectual Property;

(n) rights of setoff, bankers’ liens or other similar liens of banks or other financial institutions where the Group Members maintain deposits in the ordinary course of business, including, in the case of any Group Member organized under the laws of the Netherlands, any security interest or set-off arrangements entered into by such Group Member in the ordinary course of its banking arrangements which arise from the general banking conditions (algemene bankvoorwaarden);

(o) ground leases in respect of real property on which facilities owned or leased by the Group Members are located;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Group Members to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Group Members or (iii) relating to purchase orders and other agreements entered into with customers of the Group Members in the ordinary course of business;

(r) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(s) Liens securing Indebtedness of any Non-Guarantor Subsidiary incurred pursuant to Section 7.2(q); provided, that such Liens do not at any time encumber Property of any Loan Party (other than the Capital Stock of such Non-Guarantor Subsidiary owned by a Loan Party);

(t) other Liens with respect to obligations the principal amount of which do not exceed the greater of (x) $37.1 million and (y) 35% of Consolidated EBITDA as of the last day of the most recently ended Test Period, at any one time outstanding;

(u) Liens securing Indebtedness permitted under Section 7.2(i) and/or Section 7.2(r), in each case, to the extent subject to an Acceptable Intercreditor Agreement; provided, that in the case of Liens securing Indebtedness permitted under Section 7.2(i), an Acceptable Intercreditor Agreement shall only be required if and to the extent such Indebtedness is guaranteed or incurred by a Loan Party;

(v) Liens in favor of a Receivables Subsidiary or a Person that is not a Subsidiary of Holdings on Receivables Assets or the Capital Stock of a Receivables Subsidiary, in each case granted in connection with a Receivables Facility solely to secure obligations owing to such Receivables Subsidiary or other Person that is not a Subsidiary of Holdings under such Receivables Facility;

(w) precautionary or purported Liens evidenced by the filing of UCC financing statements or similar financing statements under applicable Law relating solely to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business and/or (ii) accounts receivable sold in the ordinary course of business as permitted under this Agreement and pursuant to arrangements that are non-recourse to Holdings or any Group Member (except for customary representations, warranties, reporting and receivables servicing covenants and indemnities in connection therewith);

(x) (i) Liens on Capital Stock of joint ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(y) Liens disclosed in any mortgage policy delivered pursuant to Section 6.8(b) with respect to any Material Real Estate and any replacement, extension or renewal thereof; provided, that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof);

(z) Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(aa) Liens solely on any cash earnest money deposits or escrow arrangements made by the Group Members in connection with any letter of intent or purchase agreement permitted hereunder;

(bb) Liens on securities that are the subject of repurchase agreements constituting Investments permitted under Section 7.7 arising out of such repurchase transaction;

(cc) Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party, in each case of the foregoing clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 7.2; and

(dd) Liens relating to non-assignment provisions under service contracts;

(ee) Liens granted pursuant to a declaration of joint and several liability used for the purpose of Section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to Section 2:404(2) of the Dutch Civil Code).

7.4 Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a) (i) any Restricted Subsidiary may be merged, amalgamated, liquidated or consolidated with or into the Borrower (provided, that the Borrower (including any Successor Borrower pursuant to the last paragraph of this Section 7.4) shall be the continuing or surviving corporation) or (ii) any Subsidiary may be merged, amalgamated, liquidated or consolidated with or into any Restricted Subsidiary (provided, that if one of the parties to such merger, amalgamation or consolidation is a Subsidiary Guarantor, either (x) such Subsidiary Guarantor shall be the continuing or surviving corporation or (y) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.8 in connection therewith);

(b) any Non-Guarantor Subsidiary that is a Foreign Subsidiary or FSHCO may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary, and any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(c) any Non-Guarantor Subsidiary that is a Foreign Subsidiary or FSHCO may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to any Loan Party or to any other Non-Guarantor Subsidiary, and any Non-Guarantor Subsidiary that is a Domestic Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation dissolution, winding-up or otherwise) to any Loan Party or to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(d) any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Section 7.5 (or, in the case of any such business, discontinued), shall be transferred to, or otherwise owned or conducted by, a Loan Party after giving effect to such liquidation or dissolution;

(e) any Subsidiary Guarantor may (i) merge, amalgamate or consolidate with or into any other Subsidiary Guarantor, (ii) merge, amalgamate or consolidate with or into any Non-Guarantor Subsidiary; provided, that if such Subsidiary Guarantor is not the surviving entity, such merger, amalgamation or consolidation shall be deemed to be an “Investment” permitted to be made pursuant to Section 7.7 and (iii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Subsidiary Guarantor; and

(f) any merger, amalgamation, dissolution, liquidation or consolidation or Disposition of all or substantially all of the Property or business of a Group Member, the purpose of which is to effect (i) any Disposition permitted under Section 7.5 (other than in reliance on clause (c) thereof), (ii) any Investment permitted under Section 7.7 (other than in reliance on clause (k) thereof), (iii) any merger permitted by the last paragraph of Section 7.11 or (iv)(A) the conversion of the Borrower or any Restricted Subsidiary into another form of entity or (B) any reorganization or reincorporation of (1) the Borrower or any Domestic Subsidiary in another jurisdiction in the United States or (2) any Foreign Subsidiary in the United States or any other jurisdiction; provided, that in the case of this clause (v), (x) no Event of Default has occurred and is continuing or would result therefrom, (y) such conversion, reorganization or reincorporation does not adversely affect the aggregate value of the guarantee of the Secured Obligations or the Collateral or the Secured Parties’ rights and remedies (taken as a whole) under the Loan Documents (in each case, as reasonably determined by the Borrower in consultation with the Administrative Agent) and (z) if reasonably requested by the Administrative Agent, customary legal opinions, authorizing resolutions and other corporate documents as reasonably requested by the Agents shall have been delivered to the Administrative Agent.

Notwithstanding anything herein to the contrary, the Borrower may merge or consolidate with or into any other Person other than Holdings so long as: (i) the Borrower shall be the continuing or surviving corporation or, in the case of a merger or consolidation in which the Borrower is not the continuing or surviving Person, the Person formed by or surviving any such merger shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such other Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Event of Default has occurred and is continuing at the date of such merger or consolidation or would result from such merger or consolidation, (iv) Holdings and each Subsidiary Guarantor, unless such Subsidiary Guarantor is the other party to such merger or consolidation, shall have by a supplement to the Guarantee and Collateral Agreement in form reasonably satisfactory to the Administrative Agent confirmed that its obligation under the Guarantee and Collateral Agreement shall apply to the Successor Borrower’s obligations under this Agreement, (v) the Successor Borrower shall, immediately following such merger or consolidation, directly or indirectly own all Subsidiaries owned by the Borrower immediately prior to such merger or consolidation (together with any Subsidiaries acquired by it pursuant to such merger or consolidation), (vi) the Secured Parties’ rights and remedies under the Loan Documents, including their rights and remedies with respect to any Collateral owned by the Successor Borrower, and the Successor Borrower’s obligations under the Guarantee and Collateral Agreement will not be impaired in any manner as a result of such merger or consolidation and, (vii) if reasonably requested by the Administrative Agent, customary legal opinions, authorizing resolutions and other corporate documents as reasonably requested by the Agents shall be required to be provided; provided, that if the foregoing are satisfied, the Successor Borrower (if other than the existing Borrower) will succeed to, and be substituted for, the Borrower under this Agreement provided, further, that the Borrower agrees to provide any documentation and other information regarding the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

7.5 Dispositions of Property. Dispose of any of its owned Property (including receivables) whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) (i) the Disposition of surplus, obsolete or worn out property, vehicles and other assets in the ordinary course of business and (ii) the Disposition, abandonment, cancellation or lapse of Intellectual Property which, in the reasonable, good faith determination of the Borrower, are no longer economical to prosecute or maintain in light of their respective materiality, use or application in the ordinary course of business;

(b) (i) the sale of inventory, goods and/or services in the ordinary course of business, (ii) the cross-licensing or licensing of Intellectual Property, in the ordinary course of business that does not constitute a disposition of all substantial rights in such Intellectual Property and does not materially interfere with the business of the Group Members, taken as a whole, and (iii) the contemporaneous exchange of Property for Property of a like kind (other than as set forth in clause (ii)), including Dispositions of equipment to the extent such equipment is exchanged for credit against the purchase price of similar replacement equipment, to the extent that the Property received in such exchange is of a value substantially equivalent to or greater than the value of the Property exchanged (provided, that after giving effect to such exchange, the value of the Property of the Borrower or any Subsidiary Guarantor subject to perfected first priority Liens in favor of the Collateral Agent under the Security Documents is substantially equivalent or greater than the value of the Property of the Borrower and the Subsidiary Guarantors immediately prior to such exchange);

(c) Dispositions permitted by Section 7.4 (other than clause (d)(ii) or clause (f)(i) thereof);

(d) the sale or issuance of (i) any Restricted Subsidiary’s Capital Stock to Holdings or any Subsidiary Guarantor or (ii) any Non-Guarantor Subsidiary’s Capital Stock held by a Non-Guarantor Subsidiary to another Non-Guarantor Subsidiary;

(e) the Disposition of other assets for Fair Market Value after the Closing Date; provided, that (i) with respect to any Disposition pursuant to this clause (e) for a purchase price in excess of the greater of (x) $7.5 million and (y) 7.1% of Consolidated EBITDA as of the last day of the most recently ended Test Period, at least 75% of the consideration received in respect of such Disposition shall be cash or Cash Equivalents; provided, further that for purposes of the foregoing requirement, (1) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to a Group Member) of the Group Members (as shown on the most recent balance sheet or statement of financial position (or in the notes thereto)) that are assumed by the transferee of any such assets and for which the Group Members have been validly released by all relevant creditors in writing, (2) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (3) any securities received by the Group Members from the transferee that are converted into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (4) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (4) that is at that time outstanding, not in excess of the greater of $30 million and 28.3% of Consolidated EBITDA as of the last day of the most recently ended Test Period, in each case, shall be deemed to be cash), (ii) no Event of Default has occurred and is continuing or would result therefrom at the time of entering into the definitive sale agreement therefor and (iii) the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith;

(f) the Dispositions listed on Schedule 7.5(f);

(g) any Recovery Event; provided, that the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith;

(h) the leasing, occupancy agreements or sub-leasing of Property that would not materially interfere with the required use of such Property by Holdings or its Restricted Subsidiaries;

(i) foreclosures or transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned same (whether by deed in lieu of condemnation or otherwise) and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(j) Dispositions (including of Capital Stock) among the Group Members (upon voluntary liquidation or otherwise); provided, that (x) any such Disposition made by any Loan Party to any Person that is not a Loan Party shall be (i) for Fair Market Value with at least 75% of the consideration for such Disposition consisting of cash or Cash Equivalents at the time of such Disposition or (ii) treated as an Investment and otherwise made in compliance with Section 7.7 (other than in reliance on clause (k) thereof), (y) any such Disposition from a Non-Guarantor Subsidiary to the Borrower or any Subsidiary Guarantor shall be for no more than Fair Market Value;

(k) Liens permitted by Section 7.3;

(l) Restricted Payments permitted by Section 7.6;

(m) Investments permitted by Section 7.7 (other than in reliance on clause (k) thereof);

(n) the sale or issuance of the Capital Stock of any Foreign Subsidiary (other than a Loan Party) to any other Foreign Subsidiary or a FSHCO including in connection with any tax restructuring activities not otherwise prohibited hereunder;

(o) Dispositions of cash and Cash Equivalents and/or other assets that were Cash Equivalents when the relevant original Investment was made in the ordinary course of business;

(p) Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business or in any situation of a work-out or financial distress, in each case, of the Person owing such accounts receivable;

(q) terminations or the unwinding of any Hedge Agreement permitted hereunder;

(r) any Foreign Subsidiary may issue Capital Stock to qualified directors where required by applicable law or to satisfy other requirements of applicable law with respect to ownership of Capital Stock in Foreign Subsidiaries;

(s) Dispositions of property pursuant to Permitted Sale Leaseback Transactions to the extent any Indebtedness incurred in connection therewith is permitted under Section 7.2(p);

(t) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(u) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(v) the Disposition of the Capital Stock in, Indebtedness of, or other securities issued by, an Unrestricted Subsidiary;

(w) Dispositions and/or terminations in the ordinary course of business of leases, subleases, licenses or sublicenses, (i) the Disposition or termination of which will not materially interfere with the business of the Group Members or (ii) which relate to closed facilities or the discontinuation of any product line;

(x) the expiration of any option agreement in respect of real or personal property and any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(y) Dispositions of non-core assets and sales of fee-owned real property, in each case acquired in any acquisition permitted hereunder which, within 180 days of the date of such acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Group Members or any of their respective businesses; provided, that no Event of Default exists on the date on which the definitive agreement governing the relevant Disposition is executed;

(z) Dispositions of assets that do not constitute Collateral for Fair Market Value;

(aa) Dispositions of fee-owned real property and related assets in the ordinary course of business in connection with relocation activities for Employees of any Group Member or any Parent Company;

(bb) Dispositions made to comply with any order of any Governmental Authority or any applicable Law;

(cc) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(dd) other Dispositions of assets of which the aggregate Fair Market Value does not exceed the greater of $15 million and 14.2% of Consolidated EBITDA as of the last day of the most recently ended Test Period; and

(ee) Dispositions of Receivables Assets to a Receivables Subsidiary or a Person that is not a Subsidiary of Holdings in connection with any Receivables Facility permitted hereunder or any Disposition of Receivables Assets in the ordinary course of business for cash at Fair Market Value; and

(ff) the transactions contemplated by the LER Steps Plan;

provided further that any Sale Leaseback Transaction that is consummated substantially simultaneously with a Permitted Acquisition and relates to assets acquired in such Permitted Acquisition shall not be restricted by this Section 7.5 and shall not constitute an Asset Sale.

To the extent that any Collateral is Disposed of as expressly permitted by this Section 7.5 to any Person other than a Loan Party, such Collateral shall be disposed of free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such disposition; it being understood and agreed that the Administrative Agent and the Collateral Agent shall be authorized to take, and shall take, without recourse or warranty, any actions reasonably requested by the Borrower in order to effect the foregoing in accordance with Section 9 hereof.

7.6 Restricted Payments. Make or pay directly or indirectly, any Restricted Payment, except:

(a) Holdings may make such Restricted Payments to any Parent Company:

(i) [reserved];

(ii) the proceeds of which shall be used to pay any such Parent Company’s (unless such direct parent is the Sponsor) operating costs and expenses incurred in the ordinary course of business, other overhead costs and expenses and fees (including insurance premiums, administrative, legal, accounting, reporting and similar expenses provided by third parties) as well as trustee, directors and general partner fees which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Group Members and their respective Subsidiaries (including any reasonable and customary indemnification claims made by directors or officers attributable to the direct or indirect ownership or operations of the Group Members and their Subsidiaries);

(iii) the proceeds of which shall be used to pay franchise and excise taxes and other fees, taxes and expenses, required to maintain any such Parent Company’s existence;

(iv) to finance any Investment permitted to be made pursuant to Section 7.7; provided, that (x) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (y) the applicable Parent Company shall, immediately following the closing thereof, cause all property acquired (whether assets or Capital Stock) to be held by or contributed to Group Member;

(v) the proceeds of which shall be used to pay customary costs, fees and expenses (other than to Affiliates) related to any equity or debt offering, refinancing, issuance, incurrence, Disposition, acquisition or Investment permitted by this Agreement (including Section 7.11 hereof) (in each case, whether or not consummated) and, following the consummation of a Qualifying IPO or the issuance of public debt securities, Public Company Costs; and

(vi) the proceeds of which shall be used to pay customary salary, bonus, severance and other benefits payable to current and former Employees of the Group Members or any Parent Company to the extent such salaries, bonuses, severance and other benefits are attributable to the ownership or operation of the Group Members;

(b) repurchases, retirements or other acquisitions or retirements for value of Capital Stock (or any options or warrants or stock appreciation or similar rights issued with respect to any of such Capital Stock) of any Parent Company held by any future, present or former Employee (or any affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any such Employee) of any Parent Company, any Group Member or any Subsidiary thereof pursuant to any employee, management or director equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement (including any stock option or stock appreciation or similar rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement) with any such Employee; provided, that such payments, measured at the time made, do not exceed (i) the greater of (A) $5 million and (B) 4.7% of Consolidated EBITDA, in any fiscal year, plus (ii) all net proceeds obtained by a Group Member during such calendar year from the sale of Qualified Capital Stock of any Parent Company not included in Consolidated Net Income for purposes of calculating the Available Amount and not utilized to increase the Available Equity Amount, the Available Excluded Contribution Amount (unless designated for such purpose), as a Cure Amount or for any other purpose (including to increase any available basket) under this Agreement plus (iii) all net cash proceeds obtained from any key-man life insurance policies received by the Group Members during such calendar year minus (iv) the amount of Restricted Payments previously made with the proceeds described in clauses (ii) or (iii) of this clause (b) during such calendar year; provided, further, that any unused portion of the preceding basket in clause (i) for any fiscal year may be carried forward to the immediately succeeding fiscal year (but no other subsequent fiscal year); and

provided, further, that cancellation of Indebtedness owing to any Parent Company from Employees of Holdings, the Group Members or any of their respective Subsidiaries in connection with a repurchase of Capital Stock of any Parent Company will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(c) (i) Holdings may make Restricted Payments (including to any Parent Company) to pay cash in lieu of fractional shares in connection with any exercise of warrants, options, or other securities convertible into or exchangeable for Capital Stock of Holdings (or such Parent Company), as applicable, or in connection with any other dividend, split or combination thereof or any Permitted Acquisition, in each case, otherwise permitted hereunder and (ii) Holdings may repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise;

(d) (i) Holdings may (or may make Restricted Payments to permit any Parent Company to) redeem in whole or in part any Capital Stock of such Parent Company for another class of Qualified Capital Stock of such Parent Company or rights to acquire Qualified Capital Stock of such Parent Company or with proceeds from substantially concurrent equity contributions or issuances of new Capital Stock of such Parent Company (the proceeds of which are not included in Consolidated Net Income for purposes of calculating the Available Amount and not utilized to increase the Available Equity Amount, the Available Excluded Contribution Amount (unless designated for such purpose) or as a Cure Amount or for any other purpose (including to increase any available basket) under this Agreement; provided, that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Qualified Capital Stock is at least as advantageous to the Lenders as those contained in the Capital Stock redeemed thereby and (ii) Holdings may declare and make any Restricted Payment payable solely in the Qualified Capital Stock of Holdings or any Parent Company;

(e) Restricted Payments to satisfy payment obligations owing by any Parent Company in respect of the Mitel Promissory Note;

(f) the payment by Holdings of dividends on the common stock or common equity interests of any Parent Company following the first Qualifying IPO of such common stock or common equity interests, in an amount not to exceed 6.00% of the proceeds received by or contributed to Holdings in or from such Qualifying IPO;

(g) Holdings may make additional Restricted Payments, in an amount equal to (i) the Available Excluded Contribution Amount at such time, plus (ii) the Available Equity Amount at such time, plus (iii) so long as no Event of Default shall have occurred and is continuing, the Total Leverage Ratio, calculated on a Pro Forma Basis after giving effect thereto as of the last day of the most recently ended Test Period, is less than 4.70:1.00, the Available Amount at such time;

(h) so long as no Event of Default shall have occurred and is continuing or would result therefrom, Holdings may make additional Restricted Payments in an aggregate amount not to exceed the greater of (x) $26.5 million and (y) 25% Consolidated EBITDA minus the amount of Restricted Debt Payments made in reliance on Section 7.8(a)(v)(B), minus the outstanding amount of Investments made in reliance on Section 7.7(q)(i);

(i) so long as no Event of Default shall have occurred and is continuing or would result therefrom, Holdings may make additional Restricted Payments; provided, that after giving effect thereto on a Pro Forma Basis, the Total Leverage Ratio for the most recently ended Test Period would not exceed 2.20:1.00;

(j) to the extent constituting Restricted Payments, Holdings and its Subsidiaries may enter into and consummate transactions expressly permitted by Section 7.4, 7.5 (other than in reliance on clause (l) thereof), 7.7 (other than in reliance on clause (k) thereof) and 7.9;

(k) Holdings may (or may make Restricted Payments to allow any Parent Company to) make Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable with respect to any present or former Employee (or any affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any repurchases of Capital Stock in consideration of such payments including deemed repurchases in connection with the exercise of stock options; and

(l) Restricted Payments made to effectuate the Appraisal Share Funding.

7.7 Investments. Make any Investments, except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents and/or other assets that were Cash Equivalents at the time made;

(c) Investments (i) by any Loan Party in any other Loan Party (it being understood and agreed that any Investments by any Loan Party in any Non-Guarantor Subsidiary that is part of a series of simultaneous Investments by Holdings and any Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the intercompany Investment being substantially simultaneously invested in any Loan Party shall be permitted pursuant to this clause (i)), (ii) by any Restricted Subsidiary in any Loan Party, (iii) by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary (other than any Unrestricted Subsidiary), (iv) by any Loan Party in any Non-Guarantor Subsidiary (other than any Unrestricted Subsidiary); provided, that Investments pursuant to clause (iv) shall not, in the aggregate exceed (measured at the time such Investment is made, as valued at the Fair Market Value and including all related commitments for future Investments), in each case, after the Closing Date, the greater of (x) $26.5 million and (y) 25% of Consolidated EBITDA as of the last day of the most recently ended Test Period, at any time outstanding, (v) by any Loan Party in any Non-Guarantor Subsidiary (x) pursuant to the LER Steps Plan so long as such Investment shall be cashless and (vi) in Holdings, Restricted Subsidiary or other Subsidiary to the extent of such Investment existing on the Closing Date;

(d) subject to Section 1.5(c), (i) Permitted Acquisitions consummated after the Closing Date and (ii) any Investment in any Non-Guarantor Subsidiary in an amount required to permit such Non-Guarantor Subsidiary to consummate a Permitted Acquisition or other similar permitted Investment, which amount is actually applied by such Non-Guarantor Subsidiary to consummate such Permitted Acquisition or other similar permitted Investment substantially concurrently with the making of such Investment;

(e) loans and advances of payroll payments or other compensation to present or former Employees of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than the Group Members and/or their subsidiaries)), Holdings and/or any Subsidiary in the ordinary course of business;

(f) Investments (i) in existence on, or contractually committed to or contemplated as of, the Closing Date and listed on Schedule 7.7 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof or as otherwise permitted by this Section 7.7;

(g) Investments of Holdings or any Restricted Subsidiary under Hedge Agreements permitted hereunder;

(h) (i) Investments of Holdings or any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, any Group Member after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 7.7, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) above so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 7.7;

(i) Investments made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary, so long as such Investments were not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary;

(j) Subsidiaries of a Group Member may be established or created (but not capitalized unless otherwise permitted under this Section 7.7);

(k) Investments consisting of (or resulting from) Indebtedness permitted under Section 7.2 (other than Indebtedness permitted under clause (b) or (e)), Permitted Liens, mergers, consolidations, amalgamations, liquidations, windings up, dissolutions permitted under Section 7.4 (other than in reliance on clause (e) or (f)), Dispositions permitted by Section 7.5 (other than in reliance on clause (m)), Restricted Payments permitted under Section 7.6 (other in reliance on clause (j)) and Restricted Debt Payments permitted under Section 7.8;

(l) (i) Guarantees of leases (other than Capital Leases) of Group Members or of other obligations of Group Members not constituting Indebtedness and (ii) guarantees of obligations of suppliers, customers, franchisees and licensees of the Borrower and/or its Restricted Subsidiaries, in each case, in the ordinary course of business;

(m) Investments received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in satisfaction or partial satisfaction of accounts receivable or notes receivable from financially troubled account debtors, including Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(n) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(o) loans and advances to any Parent Company in lieu of, and not in excess of the amount of, dividends permitted to be made to such Parent Company in accordance with Section 7.6;

(p) loans or advances to present or former Employees (or any of their respective affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees) of any Parent Company, any Group Member or any Subsidiary or joint venture of any Group Member to the extent permitted by applicable Law, in connection with such Person’s purchase of Capital Stock of any Parent Company, either (i) non-cash, (ii) in an aggregate principal amount not to exceed $1 million at any one time outstanding or (iii) so long as the proceeds of such loan or advance are substantially contemporaneously contributed to a Group Member for the purchase of such Capital Stock;

(q) additional Investments (including Investments in minority investments, Investments in Unrestricted Subsidiaries, Investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries, Investments constituting acquisitions and Investments in Restricted Subsidiaries that are not, and do not become, Subsidiary Guarantors); provided, that the aggregate amount of such additional Investments at any one time outstanding shall not exceed the sum of (x) the greater of $50 million and 47.1% of Consolidated EBITDA as of the last day of the most recently ended Test Period and (y) the sum of:

(i) the greater of $26.5 million and 25% of Consolidated EBITDA as of the last day of the most recently ended Test Period, minus (A) the amount of Restricted Payments made by the Group Members in reliance on Section 7.6(h), minus (B) the amount of Restricted Debt Payments made by the Group Members in reliance on Section 7.8(a)(v)(B); plus

(ii) the greater of $37.1 million and 35% of Consolidated EBITDA as of the last day of the most recently ended Test Period, minus the amount of Restricted Debt Payments made by the Group Members in reliance on Section 7.8(a)(v)(A); plus

(iii) in the event that (A) any Group Member makes any Investment after the Closing Date in any Person that is not a Restricted Subsidiary and (B) such Person subsequently becomes a Restricted Subsidiary, an amount equal to 100% of the Fair Market Value of such Investment as of the date on which such Person becomes a Restricted Subsidiary;

(r) purchases of inventory, supplies and materials in the ordinary course of business;

(s) intercompany loans to effectuate the Transactions on the Closing Date;

(t) advances to Employees for travel, moving and relocation expenses in the ordinary course of business;

(u) Investments received in lieu of cash in connection with any Disposition permitted by Section 7.5;

(v) Investments to the extent that payment therefor is made solely with Capital Stock of any Parent Company to the extent not resulting in a Change of Control;

(w) [reserved];

(x) Investments in Group Members in connection with internal reorganizations and/or restructurings and activities related to tax planning; provided, that after giving effect to any such reorganization, restructuring or activity, neither the guaranties provided by the Guarantors, taken as a whole, nor the security interest of the Collateral Agent in the Collateral, taken as a whole, is materially impaired;

(y) Investments consisting of the licensing of Intellectual Property pursuant to joint marketing arrangements with other Persons entered into in the ordinary course of business;

(z) Investments made in joint ventures as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements entered into in the ordinary course of business;

(aa) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable Law;

(bb) Investments in Holdings, any Group Member, any Subsidiary of any Group Member and/or any joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(cc) Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Group Members;

(dd) Investments made after the Closing Date in an aggregate amount at any time outstanding amount not to exceed (i) so long as no Event of Default shall have occurred and is continuing, and, after giving effect thereto on a Pro Forma Basis, the Total Leverage Ratio would not exceed 4.70:1.00 as of the last day of the most recently ended Test Period, the Available Amount at such time, plus, (ii) the Available Excluded Contribution Amount at such time, plus, (iii) the Available Equity Amount at such time;

(ee) additional Investments so long as, after giving effect thereto on a Pro Forma Basis, the Total Leverage Ratio would not exceed 2.50:1.00 as of the last day of the most recently ended Test Period;

(ff) [reserved];

(gg) the purchase of Term Loans by Holdings or any of its Subsidiaries pursuant to “Dutch auctions” or open market purchases permitted hereunder (or similar transactions permitted under the documents governing any Parity Lien Debt, and solely to the extent permitted by Section 7.8, any Restricted Debt);

(hh) additional Investments in the form of customary repurchase obligations or liabilities related to customary ineligibility requirements in connection with obligations of any Group Member that is not a Receivables Subsidiary pursuant to Section 7.2(w)(ii);

(ii) Investments in Immaterial Subsidiaries in an aggregate amount not to exceed the greater of $21.2 million and 20% of Consolidated EBITDA as of the last day of the most recently ended Test Period; and

(jj) Investments in Persons who are not Restricted Subsidiaries not to exceed the greater of $10.6 million and 10% of Consolidated EBITDA at any time outstanding.

7.8 Optional Payments of Certain Indebtedness; Modifications of Certain Agreements and Instruments. (a) Pay, prepay, redeem, purchase, defease or otherwise satisfy for value prior to the scheduled maturity thereof any amount owing with respect to any Restricted Debt (collectively, “Restricted Debt Payments”), except for:

(i) payments of regularly scheduled interest and payments of fees, expenses and indemnification obligations as and when due (other than payments with respect to Subordinated Debt that are prohibited by the subordination provisions thereof);

(ii) the refinancing thereof (in whole or part) with the Net Cash Proceeds of any Indebtedness (to the extent such Indebtedness constitutes Permitted Refinancing Debt and, in any case, is permitted to be incurred pursuant to Section 7.2);

(iii) (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of any Parent Company and/or any capital contribution in respect of Qualified Capital Stock of any Parent Company, (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Restricted Debt into Qualified Capital Stock of any Parent Company and (C) to the extent constituting a Restricted Debt Payment, payment in kind interest with respect to any Restricted Debt;

(iv) additional Restricted Debt Payments in an amount equal to (A) the Available Excluded Contribution Amount at such time, plus (B) the Available Equity Amount at such time, plus (C) so long as no Event of Default shall have occurred and is continuing, and, the Total Leverage Ratio, calculated on a Pro Forma Basis after giving effect thereto as of the last day of the most recently ended Test Period, is less than 4.70:1.00, the Available Amount at such time;

(v) so long as no Event of Default shall have occurred and is continuing or would result therefrom, additional Restricted Debt Payments in an aggregate amount not to exceed the sum of (A) greater of $37.1 million and 35% of Consolidated EBITDA as of the last day of the most recently ended Test Period, minus the outstanding amount of Investments made in reliance on Section 7.7(q)(ii) plus (B) the greater of $26.5 million and 25% of Consolidated EBITDA as of the last day of the most recently ended Test Period minus the outstanding amount of Restricted Payments made in reliance on Section 7.6(h) and Investments made in reliance on Section 7.7(q)(i);

(vi) so long as no Event of Default shall have occurred and is continuing or would result therefrom, additional Restricted Debt Payments; provided, that after giving effect thereto on a Pro Forma Basis, the Total Leverage Ratio as of the last day of the most recently ended Test Period would not exceed 2.20:1.00;

(vii) to the extent necessary to prevent such Indebtedness from being an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code; and

(viii) mandatory prepayments of any Specified Junior Debt Facility (and related payments of interest) made with Retained Declined Proceeds;

(b) Amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change in, the terms of any Restricted Debt (or the documentation governing any Restricted Debt) if, taken together with all other amendments or modifications, waivers and other changes, the effect thereof is materially adverse to the interests of the Lenders (in their capacities as such) other than to the extent permitted by the terms of any applicable intercreditor or subordination agreement; provided, that for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Permitted Refinancing Debt or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Restricted Debt, in each case, that is permitted under the Loan Documents.

(c) Amend, modify or otherwise change their respective Organizational Documents in a manner materially adverse to the Lenders (in their capacities as such) without obtaining the prior written consent of the Administrative Agent; provided, that for purposes of clarity, it is understood and agreed that any Group Member may, without the prior consent of the Administrative Agent or any other Person, effect a change to its organizational form and/or consummate any other transaction that is permitted under Section 7.4.

7.9 Transactions with Affiliates. Enter into any transaction involving payment in excess of $5 million with any of their respective Affiliates, whether or not in the ordinary course of business, other than:

(a) (i) transactions between or among Loan Parties and Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction which transaction is not otherwise prohibited hereunder and (ii) transactions approved by a majority of disinterested directors;

(b) transactions on terms substantially as favorable to the Group Members as would be obtainable by such Group Member at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c) [Reserved];

(d) (i) so long as no Event of Default under Sections 8.1(a) or 8.1(f) then exists or would result therefrom, the payment of management, monitoring, consulting, advisory and similar fees to any Investor in an aggregate amount in any fiscal year not to exceed the amount permitted to be paid pursuant to the Sponsor Management Agreement as in effect on the Closing Date and (ii) related indemnities and reasonable expenses to the extent set forth in the Sponsor Management Agreement as in effect on the Closing Date; provided, that upon the occurrence and during the continuance of an Event of Default under Sections 8.1(a) or 8.1(f) such amounts under clause (i) may accrue, but not be payable in cash during such period, but all such accrued amounts (plus accrued interest, if any, with respect thereto) may be payable in cash upon the cure, termination or waiver of such Event of Default (notwithstanding the cap set forth in clause (i));

(e) Restricted Payments permitted under Section 7.6;

(f) loans, Investments and other transactions to the extent permitted under Section 7.2(b), (c), (e) and (v), Section 7.4, Section 7.5(d), (j), (n), (r) and (u) and Section 7.7(c)(i), (e), (j), (o), (p), (t), (u), (w), (x) and (bb);

(g) employment and severance or termination arrangements between any Group Member and any of the Group Members’ respective Employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former Employees and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or otherwise permitted under this Agreement;

(h) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.9 or any amendment thereto to the extent such an amendment, taken as a whole, is not adverse to the Lenders in any material respect;

(i) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, Employees of the Group Members or of any Parent Company in the ordinary course of business to the extent attributable to the ownership or operation of the Group Members;

(j) customary payments by any Group Member to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved, as applicable pursuant to requirements of law or the relevant constituent documents of such Group Member;

(k) any issuance of Capital Stock of any Parent Company or of the Borrower to Holdings, or other payments, awards or grants in cash, securities, Capital Stock of Holdings or any other Parent Company pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of any Parent Company or the Borrower; and

(l) transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Group Members in the good faith determination of the board of directors (or similar governing body) of the Borrower or the senior management thereof or (ii) on terms at least as favorable as might reasonably be obtained from a Person other than an Affiliate.

7.10 Restrictive Agreements. Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or limits (a) the ability of the Borrower or any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Secured Obligations or its obligations under the Guarantee and Collateral Agreement or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Capital Stock or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary, other than (i) this Agreement and the other Loan Documents (ii) the documentation governing Indebtedness permitted under Section 7.2(a)(ii), (a)(iv), (g), (h), (i), (q), and (r), (iii) with respect to clause (a) only, any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets secured thereby and the proceeds thereof), (iv) with respect to clause (a) only, Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on such Contractual Obligation, (v) prohibitions and limitations in effect on the date hereof and listed on Schedule 7.10, (vi) with respect to clause (a) only, customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (vii) customary restrictions and conditions contained in any agreement relating to a Disposition permitted by Section 7.5; provided, that such restrictions and conditions apply only to the asset or Person to be sold, (viii) customary provisions in joint venture agreements and other similar agreements (including charter restriction) applicable to joint ventures or any other non-Wholly Owned Subsidiary permitted under Section 7.7 and applicable solely to such joint venture or such non-Wholly Owned Subsidiary and entered into in the ordinary course of business, (ix) any prohibition or limitation that exists pursuant to any applicable Law, (x) with respect to clause (a) only, restrictions on pledges or other deposits expressly permitted by Section 7.3 imposed by agreements entered into in the ordinary course of business, (xi) restrictions on cash or other deposits or net worth imposed by suppliers, landlords, customers, insurance and surety or bonding companies under contracts entered into in the ordinary course of business, and (xii) with respect to clause (a) only, provisions restricting the granting of a security interest in Intellectual Property contained in licenses or sublicenses by the Borrower and its Restricted Subsidiaries of such Intellectual Property, which licenses and sublicenses were entered into in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property).

7.11 Limitation on Activities of Holdings. In the case of Holdings only, notwithstanding anything to the contrary in this Agreement or any other Loan Document:

(a) conduct, transact or otherwise engage in any business or operations other than (i) those incidental to its ownership of the Capital Stock of its Subsidiaries and those incidental to other Investments by or in Holdings (including the issuance of preferred Capital Stock (other than Disqualified Capital Stock) in consideration for the purchase of its Capital Stock from present or former Employees (and their spouses, former spouses, heirs, estates and assigns) of any Group Member or pursuant to any equity subscription, shareholder, employment or other agreement), (ii) activities incidental to the maintenance of its existence and compliance with applicable Laws and legal, tax and accounting matters related thereto, (iii) activities relating to the performance of obligations under the Loan Documents and any Specified Junior Debt Facility to which it is a party or in respect of which Holdings is a guarantor or any other Indebtedness otherwise permitted hereunder for which Holdings provides a guarantee, (iv) the receipt and payment by Holdings of Restricted Payments permitted under Section 7.6, (v) preparing reports to Governmental Authorities and to its shareholders, (vi) effecting any initial public offering of its Capital Stock, (vii) providing indemnification for its Employees, (viii) making payments of the type permitted under Section 7.9 and the performance of its obligations under any document, agreement and/or Investment contemplated by the Transactions or Investments consisting of Guarantee Obligations (other than in respect of Indebtedness) entered into in the ordinary course of business, (ix) the other transactions expressly permitted under this Section 7.11 and (x) activities incidental to any of the foregoing;

(b) incur, create, assume or suffer to exist any Indebtedness or any Liens on its assets, except (i) the Indebtedness incurred by Holdings under the Loan Documents (and any Permitted Refinancing Debt in respect of the Indebtedness thereunder) and any Specified Junior Debt Facility or otherwise in connection with the Transactions, (ii) Guarantee Obligations or other obligations of the Group Members that are otherwise permitted hereunder, (iii) the Liens created under the Security Documents to which it is a party (and, in each case, under the security documents entered into in connection with any Permitted Refinancing Debt in respect thereof) and, subject to the applicable Acceptable Intercreditor Agreement, any security documents relating to any Specified Junior Debt Facility, (iv) Permitted Liens on the Collateral that are secured on a pari passu or junior basis with the Secured Obligations, (v) Permitted Liens arising in the ordinary course of business or by operation of Law and (vi) the other transactions expressly permitted under this Section 7.11;

(c) own, lease, manage or otherwise operate or transfer any properties or assets (including cash other than (i) the ownership of shares of Capital Stock of its Subsidiaries and de minimis amounts of other assets incidental to its business, (ii) (A) cash, Cash Equivalents and other assets received in connection with Restricted Payments permitted under Section 7.6 received from, or permitted Investments or permitted Dispositions made by, any of its Subsidiaries or permitted contributions to the capital of, or proceeds from the issuance of Capital Stock of, Holdings pending the application thereof and (B) the proceeds of Indebtedness permitted by Section 7.2, (iii) the other transactions expressly permitted under this Section 7.11 and (iv) assets temporarily held by Holdings pending contribution to its Subsidiaries);

(d) consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business; or

(e) change its fiscal year from January 31; provided, however, that Holdings may, upon written notice to, and consent by, the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case Holdings and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement and the other Loan Documents that are necessary in order to reflect such change in financial reporting.

Notwithstanding anything herein to the contrary, Holdings may merge or consolidate with or into any other Person (other than the Borrower) or, in connection with a Qualifying IPO, liquidate into the issuing entity so long as: (i) Holdings shall be the continuing or surviving corporation or, in the case of a merger or consolidation in which Holdings is not the continuing or surviving Person or where Holdings has been so liquidated, the Person formed by or surviving any such merger or consolidation or the Person into which Holdings has been so liquidated shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (Holdings or such Person, as the case may be, being herein referred to as the “Successor Holdings”), (ii) the Successor Holdings (if other than Holdings) shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Event of Default has occurred and is continuing at the date of such merger, consolidation or liquidation or would result from such merger, consolidation or liquidation, (iv) each Subsidiary Guarantor, unless it is the other party to such merger or consolidation, or unless the Successor Holdings is Holdings, shall have by a supplement to the Guarantee and Collateral Agreement in form reasonably satisfactory to the Administrative Agent confirmed that its obligation under the Guarantee and Collateral Agreement shall apply to the Successor Holdings’ obligations under this Agreement, (v) the Successor Holdings shall, immediately following such merger, consolidation or liquidation directly or indirectly own all Subsidiaries owned by Holdings immediately prior to such merger, consolidation or liquidation; (vi) the Secured Parties’ rights and remedies under the Loan Documents, taken as a whole, including their rights and remedies with respect to any Collateral owned by the Successor Holdings, and the Successor Holdings’ obligations under the Guarantee and Collateral Agreement, will not be impaired in any manner as a result of such merger, consolidation or liquidation and (vii) if reasonably requested by the Administrative Agent, an opinion of counsel shall be required to be provided to the effect that such merger, consolidation or liquidation does not violate this Agreement or any other Loan Document; provided, that if the foregoing are satisfied, the Successor Holdings (if other than Holdings) will succeed to, and be substituted for, Holdings under this Agreement; provided, further, that the Borrower agrees to provide any documentation and other information regarding the Successor Holdings as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

SECTION 8 EVENTS OF DEFAULT

8.1 Events of Default.

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay (i) any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof or (ii) any interest owed by it on any Loan or regularly scheduled fees hereunder or under any other Loan Document within five (5) Business Days after any such interest or regularly scheduled fees become due in accordance with the terms hereof or thereof or (iii) any other amount payable by it hereunder or under any other Loan Document within thirty (30) days after any such other amount becomes due in accordance with the terms hereof or thereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate required to be delivered in connection herewith or therewith shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished, and such inaccurate representation or warranty, to the extent capable of being cured, shall continue to be inaccurate or otherwise unremedied for a period of thirty (30) days; or

(c) Any Loan Party shall default in the observance or performance of any agreement contained in (i) any of Section 6.4(a)(i) (solely with respect to Holdings and the Borrower), Section 6.7(a), Section 6.10, Section 6.11, Section 6.12, Section 6.15 or Section 7 (other than Section 7.1(a)) or (ii) Section 7.1(a); provided, that the Borrower’s failure to comply with Section 7.1(a) shall not constitute an Event of Default with respect to any Term Loans or Term Commitments unless and until the Majority Facility Lenders for the Revolving Facility have actually terminated the Revolving Commitments and declared all Obligations with respect to the Revolving Facility to be immediately due and payable pursuant as a result of such failure to comply (and such declaration has not been rescinded as of the applicable date) (a “Financial Covenant Event of Default”); provided, further, that an Event of Default under Section 7.1(a) is subject to a cure pursuant to Section 7.1(b); or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in clause (a) or (c) of this Section 8.1), and such default shall continue unremedied for a period of thirty days after receipt by Borrower of written notice from the Administrative Agent; or

(e) (1) Holdings or any Group Member shall (i) default in making any payment of any principal of, interest on, or any other amount payable with respect to, any Indebtedness (excluding the Obligations and any Hedge Agreement) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, in each case, beyond the period of grace, if any, provided in the applicable instrument or agreement, the effect of which event of default described in clauses (i) or (ii) of this clause (e)(1) is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due (or redeemable) prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder prior to its stated maturity; provided, that (A) a default, event or condition described in this clause (e)(1) shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this clause (e)(1) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $30 million, (B) a default, event or condition described in this clause (e)(1) shall not at any time constitute an Event of Default unless, at such time such default or event or condition is unremedied and is not waived by the holders of such Indebtedness, and (C) this clause (e)(1) shall not apply to (I) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness if such sale, transfer, destruction or other disposition and the prepayment of such secured Indebtedness are permitted hereunder or (II) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by Holdings or any Group Member and remain unpaid after any applicable grace period permitted following demand for the payment thereof; or (2) there occurs under any Hedge Agreement an early termination date resulting from any event of default under such Hedge Agreement as to which Holdings or any Group Member is the defaulting party and the net swap termination value owned by Holdings or such Group Member as a result thereof is greater than $30 million; or

(f) (i) Holdings or any Group Member (other than Immaterial Subsidiaries) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings or any Group Member (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings or any Group Member (other than any Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief by a court of competent jurisdiction or any such adjudication or appointment or (B) remains undismissed, undischarged or unstayed pending appeal for a period of 60 consecutive days; or (iii) Holdings or any Group Member (other than any Immaterial Subsidiary) shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) the occurrence of any ERISA Event that, when taken together with other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, (ii) the occurrence of any Foreign Pension Plan Event that, when taken together with other Foreign Pension Plan Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, or (iii) any other similar event shall occur with respect to a Commonly Controlled Plan that would result in a Material Adverse Effect; or

(h) One or more final judgments or decrees of a court of competent jurisdiction shall be entered against Holdings or any Group Member or any of their respective assets involving for Holdings, any Group Member or their respective assets, taken as a whole, for the payment of money (in any case, to the extent not adequately covered by self-insurance, if applicable, or not paid or covered by insurance as to which the applicable third party insurance company has not disputed coverage) of $30 million or more, and such judgments or decrees shall have remained unpaid, unvacated, undischarged, unstayed or unbonded pending appeal for a period of sixty (60) consecutive days from the entry thereof; or

(i) (i) Any of the material Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.15) to be in full force and effect or shall be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interests purported to be created by any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected, security interest in a material portion of the Collateral covered thereby, except to the extent that any such loss of perfection results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Guarantee and Collateral Agreement or to file UCC continuation statements after notice from the Borrower to file the same, due to a release of such Collateral in accordance with the terms hereof or thereof or the occurrence of the Facility Termination Date or any other termination of such Security Document in accordance with the terms thereof, (iii) any material Guarantee Obligations pursuant to the Guarantee and Collateral Agreement by any Loan Party of any of the Secured Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations (other than as a result of the discharge of such Loan Party in accordance with the terms thereof), or (iv) the Intercompany Subordination Agreement or any other subordination agreement (or subordination provisions incorporated in any Restricted Debt), any intercreditor agreement ceases to be valid and enforceable against any Holder of Indebtedness (the outstanding principal amount of which Indebtedness exceeds $30 million) party thereto or any Loan Party shall so assert in writing; or

(j) A Change of Control occurs;

then, and in any such event, (A) if such event is an Event of Default specified in Section 8.1(f) with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), together with accrued interest thereon and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; provided, that if the only Events of Default then having occurred and continuing are pursuant to Section 7.1(a), then, unless a Financial Covenant Cross Default has occurred and is continuing, the Administrative Agent shall only take such actions at the request (or with the consent) of the Majority Facility Lenders under the Revolving Facility and only with respect to the Revolving Commitments, Revolving Loans, Letters of Credit and Obligations under the Revolving Facility. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of (x) an acceleration pursuant to this paragraph or (y) the occurrence of the Revolving Termination Date, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the Minimum Collateral Amount. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been backstopped or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations of the Borrower in respect of such Letters of Credit shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 8.1 or otherwise in any Loan Document, presentment, demand and protest of any kind are hereby expressly waived by Holdings and the Borrower.

SECTION 9 THE AGENTS

9.1 Appointment. Each Lender and each Issuing Lender hereby irrevocably appoints Goldman Sachs (or any successor appointed pursuant hereto) to act on its behalf as each Agent hereunder and under the other Loan Documents and authorizes such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Sections 9.1, 9.8(a), 9.9 and 9.11 and the first sentence of Section 9.12) are solely for the benefit of the Agents and the Lenders (including the Swingline Lenders and the Issuing Lenders) and the Borrower shall not have rights as a third party beneficiary of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each Issuing Lender shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Lender shall have all of the benefits and immunities (a) provided to the Agents in this Article with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article and the definition of “Agent-Related Person” included such Issuing Lender with respect to such acts or omissions, and (b) as additionally provided herein with respect to each Issuing Lender.

9.2 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent (other than a Disqualified Institution). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective

Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as such Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.3 Exculpatory Provisions. (a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent shall: (i) be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing; (ii) have any duty to take any discretionary action or exercise any discretionary powers, except (in the case of any Agent) discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.

(b) No Agent shall be liable to any other Secured Party for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8 and Section 10.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless and until such Agent shall have received written notice from a Lender, an Issuing Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”

(c) No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien purported to be granted by the Security Documents, (vi) the value or sufficiency of any Collateral, or (vii) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than (in the case of the Administrative Agent) to confirm receipt of items expressly required to be delivered to it.

(d) No Agent, in its capacity as such, shall have any responsibility, duty or liability for monitoring or enforcing the list of Disqualified Institutions or for any assignment of any Loan or Commitment or for the sale of any participation, in either case, to a Disqualified Institution.

(e) No Agent shall be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

9.4 Reliance by the Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, E-System, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Borrowing or any draft under any Letter of Credit that by its terms shall be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to any such Borrowing or Letter of Credit draft. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agents hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender and each Issuing Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender and each Issuing Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the applicable Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Each of the Lenders acknowledges and agrees that outside legal counsel to the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Loan Documents is acting solely as counsel to the Administrative Agent and is not acting as counsel to any Lender (other than the Administrative Agent and its Affiliates) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of either Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.6 Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand each Agent-Related Person, any Issuing Lender, any Swingline Lender or any Related Party with respect to such Person (in each case, to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligations of any Loan Party to do

so) on a pro rata basis (determined as of the time that the applicable payment is sought based on each Lender’s ratable share of the sum of the Total Outstandings and unused Commitments at such time (or if such payment is sought after the date on which the Loans have been paid in full and the Commitments have terminated, in accordance with such Lender’s ratable share of the sum of the Total Outstandings and unused Commitments immediately prior to the date on which the Loans are paid in full and the Commitments have terminated)) and hold harmless each Agent-Related Person, any Issuing Lender, any Swingline Lender or any Related Party with respect to such Person against any and all Indemnified Liabilities incurred by it (including any such unpaid Indemnified Liabilities in respect of a claim asserted by such Lender); provided, that (a) no Lender shall be liable for payment to any Agent-Related Person, any Issuing Lender, any Swingline Lender or any Related Party with respect to such Person of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from such Agent-Related Person’s, any Issuing Lender’s, Swingline Lender’s or Related Party’s own gross negligence or willful misconduct (and no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.6) and (b) to the extent any Issuing Lender or Swingline Lender is entitled to indemnification under this Section 9.6) solely in its capacity and role as an Issuing Lender or as a Swingline Lender, as applicable, only the Revolving Lenders shall be required to indemnify such Issuing Lender or such Swingline Lender, as the case may be, in accordance with this Section 9.6) (determined as of the time that the applicable payment is sought based on each Revolving Lender’s Revolving Percentage thereof at such time). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.6 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent or the Collateral Agent in connection with preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights and responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent is not reimbursed for such costs or expenses by or on behalf of the Borrower.

To the extent required by any applicable Law, the Administrative Agent (or any sub-agent thereof) may withhold from any payment to any Lender an amount equivalent to any U.S. federal income tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent (or any sub-agent thereof) did not properly withhold U.S. federal income tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, U.S. federal income tax ineffective or for any other reason, or if the Administrative Agent (or any sub-agent thereof) reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent (or its sub-agent, if applicable) fully for all amounts paid, directly or indirectly, by the Administrative Agent (or its sub-agent, if applicable) as Tax or otherwise, including any penalties or interest and together with all reasonable costs and out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred in connection therewith.

This Section 9.6 shall survive the occurrence of the Facility Termination Date and the resignation of the Administrative Agent (or its sub-agent, if applicable).

9.7 Agent in Its Individual Capacity. Any Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent hereunder, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.8 Successor Agents; Resignations.

(a) The Administrative Agent may resign as Administrative Agent upon thirty days’ notice to the Lenders, the Issuing Lenders and the Borrower. If the Person serving as Administrative Agent and Collateral Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon ten days’ notice, remove the Administrative Agent and Collateral Agent. Upon receipt of any such notice of resignation or delivery of any such notice of removal, the Required Lenders shall appoint a successor Administrative Agent and Collateral Agent (which shall be a commercial bank or trust company with offices in the U.S. having combined capital and surplus in excess of $1 billion) with the consent of the Borrower at all times other than during the existence of an Event of Default under Section 8.1(a) or Section 8.1(f) (with respect to the Borrower), which consent shall not be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days following the resignation or removal of the Administrative Agent and Collateral Agent, then (a) in the case of any resignation, the resigning Administrative Agent and Collateral Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent and Collateral Agent meeting the qualifications set forth above (including, for the avoidance of doubt, the consent of the Borrower to the extent required above) or (b) in the case of a removal, the Borrower may, after consulting with the Required Lenders, appoint a successor Administrative Agent and Collateral Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation or removal shall become effective in accordance with such notice on such effective date, where (i) the retiring or removed Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent and Collateral Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent or Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent or Collateral Agent shall instead be made by or to each Lender and Issuing Lender directly (and each Lender and each Issuing Lender will cooperate with the Borrower to enable the Borrower to take such actions), until such time, if any, as the Required Lenders or the Borrower, as applicable, appoint a successor Administrative Agent and Collateral Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent and Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent, and the retiring or removed Administrative Agent and Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (other than its obligations under Section 10.14 hereof). The fees payable by the Borrower to a successor Administrative Agent and Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed among the Borrower and such successor. After an Administrative Agent’s and Collateral Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent and Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent and Collateral Agent was acting as Administrative Agent and Collateral Agent. Notwithstanding anything to the contrary herein, no Disqualified Institution (nor any Affiliate thereof) may be appointed as a successor Administrative Agent or Collateral Agent.

(b) Any resignation by, or removal of, Goldman Sachs, as Administrative Agent pursuant to this Section 9.8 shall also constitute its resignation as an Issuing Lender and Swingline Lender. If Goldman Sachs resigns as an Issuing Lender, it shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto, including the right to require the Lenders to make Loans or fund risk participations in unreimbursed amounts pursuant to Section 3.4. If Goldman Sachs resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.7. Upon the appointment by the Borrower of a successor Issuing Lender or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swingline Lender, as applicable and (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents.

(c) Any Issuing Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Revolving Lenders and the Borrower; provided, that an Issuing Lender may only deliver such notice if at the time of its proposed resignation it will also no longer be a Revolving Lender; provided, further, that an Issuing Lender that has not issued any Letters of Credit at the time which it will no longer be a Revolving Lender shall not be required to provide such advance notice and may instead resign concurrently with its ceasing to be a Revolving Lender hereunder. After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

9.9 Authorization to Execute other Loan Documents; Collateral.

(a) Each Lender (and each other Secured Party by accepting the benefits of the Collateral) authorizes the Administrative Agent and/or the Collateral Agent to enter into each of the Loan Documents (including any intercreditor or subordination agreement contemplated by the terms hereof, each Joinder Agreement and each Extension Agreement) (other than this Agreement) and to take all action contemplated by such Loan Documents and agrees that it shall be bound by such Loan Documents as if a signatory thereto. Each Lender (and each other Secured Party by accepting the benefits of the Collateral) agrees (except to the extent provided in Section 9.8(a) following the resignation of the Administrative Agent and Collateral Agent) that no Secured Party, other than the Administrative Agent and/or the Collateral Agent acting on behalf of all Secured Parties, shall have the right individually to seek to realize upon the security granted by any Loan Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent and/or the Collateral Agent for the benefit of the Secured Parties, upon the terms of the Loan Documents.

(b) Each Lender (and each other Secured Party by accepting the benefits of the Collateral) hereby authorizes and instructs the Collateral Agent to release any Lien or Guarantee Obligation granted to or held by the Collateral Agent upon any Collateral and to subordinate any Lien on any Collateral granted to or held by the Collateral Agent under any Loan Document as contemplated by Section 10.15 hereof. Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations pursuant to this Section 9.9.

(c) No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall any Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.10 Lead Arrangers. None of the Lead Arrangers or Bookrunners identified on the cover page of this Agreement shall have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender, a Swingline Lender or an Issuing Lender hereunder. Without limiting any other provision of this Article, none of the Lead Arrangers or Bookrunners in their respective capacities as such shall have or be deemed to have any fiduciary relationship with any Lender (including any Swingline Lender or any Issuing Lender) or any other Person by reason of this Agreement or any other Loan Document.

9.11 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any such Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, all L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders, the Administrative Agent and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders, the Administrative Agent, the other Secured Parties and their respective agents and counsel and all other amounts due to the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.9 and 10.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each Issuing Lender and each other Secured Party accepting the benefits of the Collateral to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders and the other Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.9 and 10.5.

The parties hereto and each other Secured Party accepting the benefits of the Collateral hereby irrevocably authorize the Administrative Agent, based upon the instruction of the Required Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Section 363 of the Bankruptcy Code of the United States or any

similar Laws in any other jurisdictions to which a Loan Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the Administrative Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of the Administrative Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Secured Parties whose Secured Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Secured Obligations credit bid in relation to the aggregate amount of Secured Obligations so credit bid) in the asset or assets so purchased (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such purchase). Upon request by the Administrative Agent, the Collateral Agent or the Borrower at any time, the Secured Parties will confirm in writing the Collateral Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 9.11.

9.12 Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein, no holder of Cash Management Obligations or Hedge Counterparty that obtains the benefit of the provisions of Section 2.18(f), the Guarantee and Collateral Agreement or any Collateral by virtue of the provisions hereof or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guarantee and Collateral Agreement or any Security Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 9 to the contrary, no Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Cash Management Obligations and Specified Hedge Agreements except to the extent expressly provided herein and unless the such Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable holder of Cash Management Obligations or Hedge Counterparty, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Cash Management Documents and Specified Hedge Agreements in the case of a Facility Termination Date.

9.13 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

9.14 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, (I) unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) if such subclause (i) is not true with respect to a Lender and such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Administrative Agent or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising in-dependent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or any Lead Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 10 MISCELLANEOUS

10.1 Amendments and Waivers.

(a) Except as otherwise expressly set forth in this Agreement, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended (including this Section 10.1), supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent (or the Collateral Agent if it (but not the Administrative Agent) is a party thereto) and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Agents, the Swingline Lender, the Issuing Lenders, the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent and/or the Collateral Agent, as applicable, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) (A) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date or reduce the amount of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee or other amounts payable hereunder (except that any amendment or modification of defined terms used in the financial ratios in this Agreement or waiver of post-default rates of interest shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof (in each case other than any extension for administrative convenience as agreed by the Administrative Agent), (B) increase the amount (other than an increase with respect to any Incremental Facility agreed to by such Lender), (C) extend the expiration date of any Lender’s Commitment and (D) extend the date of payment of fees, cost or expenses owed or owing to the Lenders hereunder, in each case without the written consent of each Lender directly and adversely affected thereby (but, in the case of clauses (A), (B), (C) and (D) not the Required Lenders) (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an extension or increase of any Loan or Commitment hereunder);

(ii) eliminate or reduce the voting rights of any Lender under this Section 10.1, or of any provision of this Agreement or any other Loan Document that requires the consent of all Lenders or all affected Lenders, in each case without the written consent of such Lender (but not the Required Lenders);

(iii) reduce any percentage specified in the definition of “Required Lenders” or, except as expressly permitted hereunder, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case, without the written consent of all Lenders,

(iv) except as expressly permitted by Sections 7.4 and 7.5, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, as applicable, in each case, without the written consent of all Lenders;

(v) amend, modify or waive any provision of Section 9 or other term of this Agreement which would adversely affect the Agents without the written consent of the Agents directly and adversely affected thereby;

(vi) amend, modify or waive any provision of Section 2.6 or 2.7 or otherwise directly affect the rights of the Swingline Lender without the written consent of the Swingline Lender,

(vii) amend, modify or waive any provision of Section 3 or otherwise directly affect the rights of the Issuing Lenders without the written consent of the Issuing Lenders;

(viii) without the consent of the “Majority Facility Lenders” of the respective Facility affected thereby, amend the definition of Majority Facility Lenders or eliminate any provision of this Agreement or the other Loan Documents that requires the consent of the Majority Facility Lenders;

(ix) amend, modify or waive the pro rata sharing provisions of Section 2.18 or Section 10.7 or the waterfall provisions of Section 2.18(f) without the consent of each Lender directly and adversely affected thereby;

(x) amend, waive or otherwise modify Section 7.1 or any definition related thereto or used therein (solely in respect of the use of such defined terms in the Financial Condition Covenant or any other provision of Section 7.1) or waive any Default or Event of Default resulting from a failure to perform or observe the Financial Covenant (including any waiver of a Default or Event of Default solely with respect to the Revolving Facility pursuant to Section 7.1) without the written consent of the Majority Facility Lenders under the Revolving Facility; provided, however, that the amendments, waivers and other modifications described in this clause (x) shall not require the consent of the Required Lenders or any Lenders other than the Majority Facility Lenders under the Revolving Facility; or

(xi) amend, modify or waive any provision of Section 2.17(b) without the written consent of the Administrative Agent;

(xii) provided, further, that, (v) the Fee Letter may be amended only by the parties thereto, (w) only the consent of the applicable Issuing Lender and the Administrative Agent shall be required with respect to any amendment that changes such Issuing Lender’s L/C Commitment, (x) no amendment or waiver shall, unless signed by the Majority Facility Lenders in respect of the Revolving Facility (or by the Administrative Agent with the consent of the Majority Facility Lenders in respect of the Revolving Facility) in addition to the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) (A) amend or waive compliance with the conditions precedent to the obligations of any Revolving Lender to make any Revolving Loan (or of any Issuing Lender to issue any Letter of Credit) in Section 5.2, (B) amend or waive compliance with any provision of Sections 2.4, 2.5, 2.6, 2.7, 2.9(a), 2.10, 2.19(f) (to the extent pertaining to Revolving Loans or Swingline Loans) or Section 3 or (C) amend or waive this clause (x) without the consent of the Majority Facility Lenders under the Revolving Facility (it being understood that the consent of the Required Lenders or any other Lender shall not be required) and (y) the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to effect the provisions of Sections 2.25, 2.28, 10.23 or, except as expressly set forth in the definition of Refinancing Debt Requirements, Section 7.2(a)(ii).

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender) and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(b) Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party shall entitle any Loan Party to any notice or demand in the same, similar or other circumstances. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(c) Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent on any such subsequent or other Default or Event of Default.

(d) In addition, notwithstanding anything in this Section 10.1 to the contrary, if the Administrative Agent and the Borrower shall have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical changes, in each case, in any provision of the Loan Documents, then the Administrative Agent and/or the Collateral Agent, as applicable, and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five Business Days following receipt of notice thereof.

(e) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably (or less than ratably) in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and/or the Majority Facility Lenders, as applicable.

(f) Upon notice thereof by the Borrower to the Administrative Agent with respect to the inclusion of any Previously Absent Financial Maintenance Covenant and/or any other “more restrictive” term contemplated by Sections 2.25, 2.28 or the definition of Additional Debt Requirements or Refinancing Debt Requirements, this Agreement shall be amended by an agreement in writing entered into by the Borrower and the Administrative Agent without the need to obtain the consent of any Lender to include such more restrictive term and/or Previously Absent Financial Maintenance Covenant on the date of the incurrence of the applicable Indebtedness to the extent required by the terms of such definition or section.

(g) Notwithstanding anything to the contrary contained in this Section 10.1 or any other provision of this Agreement or any provision of any other Loan Document:

(i) the Borrower and any Agent may, without the input or consent of any Lender, amend, supplement and/or waive any Security Document executed in connection with this Agreement to (A) comply with any Law or (B) cause any such Security Document to be consistent with this Agreement and/or the relevant other Loan Documents, and

(ii) the Administrative Agent and the Borrower may amend, restate, amend and restate or otherwise modify any intercreditor, subordination, collateral trust agreement or similar agreement, in each case, as set forth in such agreement.

10.2 Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or, subject to the last sentence of this Section 10.2, email notice, when received, addressed as follows in the case of the Borrower, the Agents, and as set forth in an Administrative Questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Mavenir Systems, Inc., 1700 International Parkway Richardson, Texas 75081 Attention: Walter Loh E-mail: walter.loh@mavenir.com

With a copy to:	Siris Partners III, L.P. 601 Lexington Ave., 59th Floor New York, NY 10022 Attention: Stephen Catera E-mail: catera@siriscapital.com

With a copy to:	Sidley Austin LLP 2021 McKinney Avenue Suite 2000 Dallas, Texas 76092 Attention: Kelly M. Dybala Facsimile: (214) 981-3400 E-mail: kdybala@sidley.com

Administrative Agent or Collateral Agent:	Goldman Sachs Lending Partners LLC 200 West St New York, NY 10282 Attention: Wesley Winkelmann Email: Wesley.Winkelmann@ny.ibd.email.gs.com Telephone: 801-212-7376

With a copy to:

Goldman Sachs Lending Partners LLC

2001 Ross Ave, 29th Floor

Dallas, TX 75201

Attention: SBD Operations

Fax: 972-368-3499

Email for Notices of Borrowing and interest election requests:

gs-sbdagency-borrowernotices@ny.email.gs.com

gs-dallas-adminagency@ny.email.gs.com

With a copy (which shall not constitute notice) to:	Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Attention: Daniel S. Dokos, Esq. Fax No: (212) 310-8007 Email: Daniel.Dokos@weil.com

Issuing Lender:	Goldman Sachs Lending Partners LLC 2001 Ross Ave, 29th Floor Dallas, TX 75201 Attention: Letter of Credit Email for Letter of Credit Requests: gs-loc-business@gs.com

Swingline Lender:

Goldman Sachs Lending Partners LLC

2001 Ross Ave, 29th Floor

Dallas, TX 75201

Attention: SBD Operations

Fax: 972-368-3499

gs-sbdagency-borrowernotices@ny.email.gs.com

gs-dallas-adminagency@ny.email.gs.com

provided, that any notice, request or demand to or upon the Agents, the Lenders, Holdings, or the Borrower shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agents; provided, that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Agents. Each of the Agents may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it and communicated to the Borrower; provided, that approval of such procedures may be limited to particular notices or communications.

(b) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, any sub-agent of the Administrative Agent or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s, the Administrative Agent’s or any sub-agent of the Administrative Agent’s transmission of Borrower Materials through the Internet; provided, that the foregoing indemnity will not, as to any Agent Party, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the willful misconduct, bad faith or gross negligence of, or material breach of this Agreement by such Agent Party in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(c) Change of Address, Etc. The Borrower, the Agents, the Issuing Lender and the Swingline Lender may change its address, facsimile or telephone number for notices and other communications hereunder by written notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by written notice to the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Borrower or its securities for purposes of United States Federal or state securities laws.

(d) Reliance by Administrative Agent, Issuing Lender and Lenders. The Administrative Agent, the Issuing Lender and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify, in accordance with Section 10.5(b), the Administrative Agent, any sub-agent of the Administrative Agent, the Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder. Such representations and warranties have been or will be relied upon by the Agents and each Lender regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any credit extension, and shall continue in full force and effect as long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.5 Payment of Expenses; Indemnification.

(a) The Borrower agrees (i) to pay or reimburse each Agent and the Lead Arrangers for all their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment or waiver thereto, and, as to the Agents only, the administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements and other charges of counsel to the Agents (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if reasonably necessary, of one local counsel in any relevant jurisdiction to such Persons, taken as a whole) in connection with all of the foregoing, and (ii) to pay or reimburse each Lender, each Issuing Lender, the Agents and the Lead Arrangers for all their documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole (and, in the case of an actual or perceived conflict of interest, one additional firm of counsel for all similarly affected Persons) and, if reasonably necessary, of one local counsel in each relevant jurisdiction to such Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest, one additional firm of local counsel in each relevant jurisdiction for all similarly affected Persons)) in connection with enforcement proceedings. Other than to the extent required to be paid on the Closing Date, all amounts due under this clause (a) shall be payable by the Borrower within 30 days of receipt of an invoice relating thereto, setting forth such expenses in reasonable detail and together with backup documentation supporting such reimbursement requests. Except with respect to stamp, recording and similar Other Taxes (and, in any event, excluding any such Other Taxes in respect of any assignments or participations), this Section 10.5(a) shall not apply with respect to Taxes, which shall be governed by Sections 2.19 and 2.20 other than Taxes arising as a result of a payment made pursuant to this Section 10.5.

(b) The Borrower agrees to indemnify or reimburse each Lender, each Issuing Lender, each Agent, the Lead Arrangers and their respective affiliates, and their respective officers, directors, employees, advisors, agents and other representatives (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other losses, claims, damages, liabilities or related expenses arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents including any of the foregoing relating to the use of proceeds of the Loans or the actual or alleged violation of or noncompliance with or liability under, any Environmental Law, any Environmental Claim related to the operations of Holdings, the Borrower, or any of its Subsidiaries and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings regarding the foregoing (limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of a single firm of counsel for all Indemnitees, taken as a whole (and, in the case of an actual or reasonably perceived conflict of interest, one additional firm of counsel for all similarly affected Indemnitees), and, if reasonably necessary, by a single firm of local counsel in each relevant jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or reasonably perceived conflict of interest, one additional firm of local counsel in each relevant jurisdiction for similarly affected Indemnitees)) (all the foregoing in this clause (b), collectively, the “Indemnified Liabilities”) regardless of whether any such Indemnitee is a party thereto, whether or not such proceedings are brought by Holdings, the Borrower, any Subsidiaries, Affiliates, equity holders, or creditor of the Borrower, Holdings or any other person; provided, that the Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach by such Indemnitee of its obligations hereunder or any other Loan Document (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any proceeding between and among Indemnitees (other than any claims against an Indemnitee in its capacity as an Agent or Lead Arranger) that does not involve an act or omission by Holdings, the Borrower or any other Subsidiary of the Borrower. Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Borrower pursuant to this Section 10.5(b) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof. All amounts due under this clause (b) shall be payable by the Borrower within 30 days (x) after written demand thereof, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt of an invoice relating thereto, setting forth such expenses in reasonable detail and together with backup documentation supporting such reimbursement requests. Statements payable by the Borrower pursuant to this Section 10.5(b) shall be submitted to the Borrower at the address thereof set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. This Section 10.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) The Borrower shall not be liable for any settlement of any proceeding effected without its consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if any proceeding is settled with the Borrower’s written consent, or if there is a final judgment by a court of competent jurisdiction in a non-appealable decision against any Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth in Section 10.5(b) above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.

(d) To the extent permitted by applicable Law, no party to this Agreement shall assert, and each party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated herein or therein, any Loan or any Letter of Credit or the use of proceeds thereof, except, in the case of a claim by any Indemnitee against the Borrower, to the extent such damages would otherwise be subject to indemnification pursuant to the terms of Section 10.5(b). No party to this Agreement shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including any E-System) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent any such damages arise from the gross negligence, bad faith or willful misconduct of, or material breach of this Agreement or the other Loan Documents by, such party or its Affiliates, as applicable, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction.

The agreements in this Section 10.5) shall survive the Facility Termination Date.

10.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder in a manner not permitted by Section 7.4 without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by such Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.

(b) (i) Subject to the conditions set forth below and Section 10.6(j), any Lender may assign to one or more assignees (other than (x) a natural person, (y) any Disqualified Institution, (z) except as permitted under Section 10.6(c), the Borrower or any of its Affiliates or (iv) a Defaulting Lender) (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided, that no consent of the Borrower shall be required (x) for an assignment of (1) Term Loans to a Lender, an Affiliate of a Lender, or an Approved Fund (as defined below) or (2) the Initial Revolving Facility or any unfunded Commitments with respect to any other Facility if such assignment is to a Lender with an existing Commitment in respect of such Facility or (y) if an Event of Default under Section 8.1(a) or 8.1(f) (with respect to Holdings or the Borrower) has occurred and is continuing, for an assignment to any Assignee; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for (x) an assignment of Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund or (y) an assignment of the Initial Revolving Facility or any unfunded Commitments with respect to any other Facility if such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender with an existing Commitment in respect of such Facility (provided, that the Administrative Agent shall acknowledge any such assignment referenced in clause (x) or (y)); and

(C) in the case of an assignment under any Revolving Facility, each Issuing Lender and the Swingline Lender;

Any such assignment by any Lender need not be ratable as among the Facilities.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the “trade date” (if any) specified in such Assignment and Assumption) shall not be less than $5 million in the case of any assignment in respect of the Revolving Facility, or $1 million in the case of any assignment in respect of a Term Facility, unless the Borrower and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided, that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds;

(C) no Revolving Commitment or Revolving Loans may be assigned to any Investor Affiliated Lender or Purchasing Borrower Party and Term Loans may not be assigned to any Investor Affiliated Lender or Purchaser Borrower Party except as provided in clause (c) below; and

(D) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required under Section 2.20.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised, sub-advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises, sub-advises or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall, subject to the Borrower’s rights under Section 10.6(j), be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 10.6.

(iv) The Administrative Agent, acting as a non-fiduciary agent of the Borrower solely for tax purposes, and solely with respect to the actions described in this Section 10.6(b) and Section 2.8, shall establish and maintain at its address referred to in Section 10.2 (A) a record of ownership complying with the requirements of Section 5f.103-1(c) of the United States Treasury Regulations (the “Register”) that identifies each Lender, including the Administrative Agent, that owns Loans or a Commitment and (B) accounts in the applicable Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the Issuing Lenders, as applicable (and each change thereto pursuant to Section 2.24 and Section 10.6), (2) the Commitments of each applicable Lender, (3) the amount of each Loan and, for Eurodollar Loans, the Interest Period applicable thereto, (4) the amount of any principal and stated interest due and payable or paid with respect to Loans recorded in the applicable Register, (5) the amount of the Reimbursement Obligations due and payable or paid and (6) any other payment received by the Administrative Agent (for the account of the Lenders) from the Borrower and its application to the Obligations. The parties intend for all Obligations to be in registered form for Tax purposes.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 10.6 and any written consent to such assignment required by clause (b) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(vi) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) (i) Notwithstanding anything else to the contrary contained in this Agreement (but subject to Section 10.6(b)(ii)(B) and (D) in the case of assignments to an Investor Affiliated Lender or Debt Fund Affiliate), any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party or any Investor Affiliated Lender (collectively, “Affiliated Lenders”) on a non-pro rata basis (A) through “Dutch auctions” open to all Lenders holding the relevant Term Loans, on a pro rata basis or (B) through open market purchases, in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent or any other Person; provided, that:

(A) with respect to any assignment to a Purchasing Borrower Party, no Event of Default has occurred or is continuing at the time of acceptance of bids for the “Dutch auction” or entry into a binding agreement with respect to open market purchases;

(B) the assigning Lender and Affiliated Lender purchasing such Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment and assumption agreement substantially in the form of Exhibit L hereto or such other form as reasonably approved by the Administrative Agent (an “Affiliated Lender Assignment Agreement”) in lieu of an Assignment and Assumption;

(C) for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Affiliated Lender;

(D) any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(E) no Purchasing Borrower Party may use the proceeds from Revolving Loans or Swingline Loans to purchase any Term Loans;

(F) no Term Loan may be assigned to any Investor Affiliated Lender pursuant to this Section 10.6(c) or otherwise, if after giving effect to such assignment, Investor Affiliated Lenders in the aggregate would own in excess of 25% of the Term Loans of any Class then outstanding (determined as of the time of such purchase and after giving effect to any simultaneous cancellations thereof) and any assignments to Investor Affiliated Lenders that would cause the Investor Affiliated Lenders to hold in excess of 25% of the aggregate principal amount of the Term Loans of any Class then outstanding shall be deemed void ab initio and the Register shall be modified to reflect a reversal of such assignment;

(G) (x) any purchases or assignments of Loans by an Affiliated Lender made through “Dutch auctions” shall be conducted pursuant to procedures to be established by the Administrative Agent that are consistent with this Section 10.6(c)(i) and are otherwise reasonably acceptable to the Borrower and (y) in the case of any “Dutch auctions” conducted by any Group Member, no Event of Default shall have occurred and be continuing at the time of acceptances of bids or entry into a binding agreement with respect to open market purchases, as applicable;

(H) by its acquisition of Term Loans, each relevant Affiliated Lender shall be deemed to have acknowledged and agreed that the Term Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lender, Majority Facility Lender or other Lender vote (and the Term Loans held by such Affiliated Lender shall be deemed to be voted pro rata along with the other Lenders that are not an Affiliated Lender); provided, that (x) such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be, and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without the consent of such Affiliated Lender; and

(I) no Affiliated Lender shall be required to represent or warrant that it is not in possession of material non-public information with respect to any Parent Company, the Borrower and/or any Subsidiary thereof and/or their respective securities in connection with any assignment or purchase permitted by this Section 10.6(c).

(ii) Notwithstanding anything to the contrary in this Agreement, no Investor Affiliated Lender shall have any right to (I) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (II) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives or (III) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents (other than, in the case of this clause (III), in respect of any failure to pay such Affiliated Lender any payment required to be made by the Administrative Agent or such Lender to it (in its capacity as a Lender) under this Agreement).

(iii) Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans or Revolving Commitments to any Debt Fund Affiliate, and any Debt Fund Affiliate may, from time to time, purchase Term Loans or Revolving Commitments (x) on a non-pro rata basis through “Dutch auctions” open to all applicable Lenders or (y) on a non-pro rata basis through open market purchases without the consent of the Administrative Agent or any other Person, in each case, notwithstanding the requirements set forth in subclauses (A) through (I) of clause (c)(i) above; provided, that the Term Loans and unused commitments and other Loans of all Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders or Majority Facility Lenders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to the immediately succeeding clause, any plan of reorganization pursuant to the Bankruptcy Code, (B) otherwise acted on any matter related to any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document. Any Term Loans acquired by any Debt Fund Affiliate and/or Investor Affiliated Lender may (but shall not be required to) be contributed to the Borrower for purposes of cancelling such Indebtedness (it being understood that any Term Loans so contributed shall be retired and cancelled immediately upon the contribution thereof); provided, that upon any such cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.8(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Term Loans so contributed and cancelled.

(d) [Reserved.]

(e) Each Investor Affiliated Lender hereby agrees that if any Loan Party or any of their assets shall be subject to any voluntary or involuntary proceeding commenced under the Bankruptcy Code (each, a “Bankruptcy Proceeding”), (i) such Investor Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Investor Affiliated Lender’s claim with respect to its Term Loans (“Term Loan Claim”) (including objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition (including under 363 of the Bankruptcy Code), compromise, or plan of reorganization) so long as such Investor Affiliated Lender is treated in connection with such exercise or action the same or better terms as the other Lenders holding Term Loans and (ii) with respect to any matter requiring the vote of Lenders holding Term Loans during the pendency of a Bankruptcy Proceeding (including voting on any plan of reorganization), the Loans held by such Investor Affiliated Lender (and any Term Loan Claim with respect thereto) shall be deemed to be voted in the same proportion as the allocation of voting with respect to such matter by Lenders holding Term Loans who are not Investor Affiliated Lenders, so long as such Investor Affiliated Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders holding Term Loans. Each Investor Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Investor Affiliated Lender’s attorney-in-fact with full authority in the place and stead of such Investor Affiliated Lender and in the name of such Investor Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (e).

(f) Upon any contribution of Term Loans to the Borrower or any Subsidiary and upon any purchase of Term Loans by a Purchasing Borrower Party, subject to Section 10.6(c)(i)(C), (A) the aggregate principal amount (calculated on the face amount thereof) of such Term Loans shall automatically be cancelled and retired by the Borrower on the date of such contribution or purchase (and, if requested by the Administrative Agent, with respect to a contribution of Term Loans, any applicable contributing Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in such Loans to the Borrower for immediate cancellation) and (B) the Administrative Agent shall record such cancellation or retirement in the Register.

(g) In no event shall the Administrative Agent (or any sub-agent thereof), in its capacity as such, be obligated to ascertain, monitor or inquire as to whether any Lender is an Investor Affiliated Lender or Debt Fund Affiliate nor shall Administrative Agent (or any sub-agent thereof) be obligated to monitor the number of Investor Affiliated Lenders or Debt Fund Affiliates or the aggregate amount of Term Loans held by Investor Affiliated Lenders or Debt Fund Affiliates.

(h) Any Lender may, without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities (other than to any natural person or Disqualified Institution) (a “Participant”), but in any event not to a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.6 with respect to any payments made by such Lender to its Participants. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) is described in the first proviso of Section 10.1(a), and (2) directly affects such Participant. Subject to clause (h)(i) of this Section 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the obligations under, Sections 2.19, 2.20, 2.21, 2.23 and 2.24 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.6. To the extent permitted by law each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender; provided, that such Participant agrees to be subject to Section 10.7(a) as though it were a Lender.

(i) A Participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender and their respective successors and assigns would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s consent to such participation (acknowledging the possibility of payment of such greater payment) and in the case of Section 2.20 except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. No Participant shall be entitled to the benefits of Section 2.20 unless such Participant complies with Section 2.20(d) or (e), as (and to the extent) applicable, as if such Participant were a Lender;

provided, that any documentation under those sections shall be provided by the Participant to the Participating Lender rather than to the Borrower or the Administrative Agent, and such documentation shall be provided on or before the date such Participant acquired the relevant participation.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i) Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to (i) a Federal Reserve Bank or any other central bank or (ii) any holder of, or trustee for the benefit of the holders of, such Lender’s Capital Stock, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, and all warrants, options and other rights to acquire the foregoing, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this clause (i).

(j) Disqualified Institutions.

(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date that is two (2) Business Days prior to the date on which the assigning or participating, as applicable, Lender entered into a binding agreement to sell and assign or participate in all or a portion of its rights and obligations under this Agreement to such Person (the “Trade Date”) (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), such assignee shall not retroactively be disqualified from becoming a Lender. Any assignment in violation of this clause (j)(i) shall not be void, but the other provisions of this clause (j) shall apply.

(ii) If any assignment or participation is made to any Disqualified Institution or its Affiliates without the Borrower’s prior written consent in violation of clause (j)(i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution or Affiliate and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution or Affiliate and repay all obligations of the Borrower owing to such Disqualified Institution or Affiliate in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions or their respective Affiliates, purchase or prepay such Term Loan by paying the lowest of (x) the principal amount thereof, (y) the amount that such Disqualified Institution or its Affiliates paid to acquire such interests, rights and obligations of such Term Loans and (z) the most recently available quoted price of such Term Loans (as determined in good faith by the Borrower), in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution or Affiliate to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.6), all of its interest, rights and obligations under this Agreement to one or more eligible Assignees at the lowest of (x) the principal amount thereof, (y) the amount that such Disqualified Institution or its Affiliates paid to acquire such interests, rights and obligations of such Term Loans and (z) the most recently available quoted price of such Term Loans (as determined in good faith by the Borrower), in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder; provided, that if any Lender (including any Disqualified Institution or Affiliate thereof that becomes a Lender) does not execute and deliver an Assignment and Assumption to the Administrative Agent within ten Business Days after having received a request therefor, such Lender (including any Disqualified Institution or Affiliate thereof that becomes a Lender) hereby grants to the Borrower an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Assumption necessary to effectuate any assignment in full of such Lender’s interests hereunder and the Borrower shall notify the Administrative Agent in advance of any exercise of such power of attorney.

(iii) Notwithstanding anything to the contrary contained in this Agreement (but subject to Section 10.6(k)), (A) Disqualified Institutions will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution, will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws, each Disqualified Institution or Affiliate thereof, as applicable, which is a party hereto hereby agrees (1) not to vote on such plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws, (2) if such Disqualified Institution or Affiliate thereof, as applicable, does vote on such plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) Upon the request of any Lender in connection with any assignment or participation, the Administrative Agent shall make available to such Lender the list of Disqualified Institutions and such Lender may provide the list to any potential assignee or participant for the purpose of verifying whether such Person is a Disqualified Institution.

(k) The Administrative Agent (and its sub-agents) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, any other Lender’s compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent (and its sub-agents), in such capacity and not in its capacity as a Lender, if applicable, shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), other than in connection with assignments hereunder, in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, with the consent of the Administrative Agent, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts, employee benefit accounts, payroll, petty cash, tax and withholding accounts and the like), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile (or other electronic) transmission (including by electronic mail as a “.pdf” or “.tif” attachment) shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.9, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Lender or any Swingline Lender, as applicable, then such provision shall be deemed to be in effect only to the extent not so limited.

10.10 Integration; Survival. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof. The provisions of Section 2.19, Section 2.20, Section 2.21 and Section 10.5, Section 10.14 and Section 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission to Jurisdiction; Waivers. Each party to this Agreement hereby irrevocably and unconditionally:

(a) agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in a forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or any other Loan Document shall affect (i) any right that any Agent may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document in any other jurisdiction to realize on the Collateral or any other security for the Secured Obligations or to enforce a judgment or other court order in favor of the Collateral Agent or the Administrative Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment or (iii) if all such New York courts decline jurisdiction over any Person or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding from being brought with respect thereto in another court having jurisdiction;

(b) waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (a) of this Section 10.12. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

10.13 Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Agents nor any Lender has any fiduciary relationship with or duty to any of Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

10.14 Confidentiality. Each of the Agents, the Lead Arrangers, each Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a “need to know” basis solely in connection with the Transactions and the administration of this Agreement and the other Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, and such Person shall be responsible for its Affiliates’ compliance with this Section 10.14), (b) to the extent requested by any regulatory or self-regulatory authority (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent practicable and permitted by law, (i) inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Person shall (i) to the extent practicable and permitted by law, inform the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.14, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (in each case, other than a Disqualified Institution), (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.14 or (ii) becomes available to any Agent, any Lead Arrangers, any Issuing Lender or any Lender on a non-confidential basis from a source not known by such Person to be bound by any confidentiality obligations owing to the Investors, any Parent Company or any Group Member, (i) subject to an agreement containing provisions substantially the same as those of this Section 10.14, to any credit insurance provider or direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement; or (j) on a confidential basis to (i) any rating agency in connection with rating any Parent Company, the Borrower or their Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities. In addition, (i) the Agents and the Lenders may disclose the summary terms of the transactions contemplated hereby with its existing or prospective investors (including a description of the business of the Borrower and the other Group Members, the aggregate principal amount of funded Indebtedness incurred by the Borrower and the other Group Members in connection with the Transactions, material economic terms and the maturity date) and (ii) each Loan Party consents to the publication by the Administrative Agent or any Lender of any press releases, tombstones, marketing, advertising or other promotional materials (including via any electronic transmission) relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark; provided, however, the Sponsor’s prior written consent shall be required for any such publication. For the purposes of this Section 10.14, “Information” means all information received from or on behalf of the Investors, any Parent Company, any Group Member or any of their representatives relating to any Parent Company or any Group Member and their respective businesses, the Investors or the Transactions (including any information obtained by any Agent, any Issuing Lender, any Lender or any Lead Arrangers, or any of their respective Affiliates, based on a review of the books and records relating to the Borrower and/or any of their Subsidiaries and their respective Affiliates from time to time, including prior to the date hereof). For the avoidance of doubt, in no event shall any disclosure of any Information be made to a Person that is a Disqualified Institution at the time of disclosure.

10.15 Release of Collateral and Guarantee Obligations; Subordination of Liens.

(a) The Lenders and each Agent (and each other Secured Party by accepting the benefits of the Collateral) hereby irrevocably agree that the Liens granted to the Secured Parties by the Loan Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the Disposition of such Collateral to any Person other than another Loan Party, to the extent such Disposition is permitted hereunder (and the Administrative Agent and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Loan Party by a Person that is not a Loan Party, upon the execution and delivery of any Capital Lease otherwise permitted hereunder (as to the Property subject to such Capital Lease, only to the extent required by the lessor thereunder) or otherwise upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its Guarantee Obligations under the Guarantee and Collateral Agreement so long as such Guarantor is no longer a Loan Party hereunder, and (vi) to the extent such Collateral ceases to be Collateral (including by virtue of becoming or constituting an Excluded Asset). Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders (and each other Secured Party by accepting the benefits of the Collateral) hereby irrevocably agree that the Guarantors shall be released from the guarantees upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary, or otherwise becoming an Excluded Subsidiary, in each case, solely to the extent such Subsidiary ceasing to constitute a Restricted

Subsidiary or otherwise becoming an Excluded Subsidiary is not prohibited by this Agreement (and any consents required pursuant to Section 10.1(a)(iv), if applicable, shall have been obtained (it being understood and agreed that such release shall not give rise to any additional consent requirements other than those explicitly set forth in Section 10.1)), or, in the case of a Successor Holdings, the prior Holdings shall be released in accordance with the conditions set forth in Section 7.11; provided, that with respect to any release of a Guarantor pursuant to clause (a) of the definition of Excluded Subsidiary to the extent any Loan Party retains a direct or indirect interest in such Subsidiary after such release transaction, (A) immediately before and after such release, (x) no Event of Default shall have occurred and be continuing and (y) the Borrower shall be in compliance with the Financial Condition Covenant on a Pro Forma Basis regardless of whether the Financial Covenant Condition is then in effect, (B) the release of any such Excluded Subsidiary shall constitute an Investment by the applicable Group Members therein at the date of release in an amount equal to the Fair Market Value of the Group Members’ Investment therein, and (C) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of the preceding clauses (A) and (B). The Lenders (and each other Secured Party by accepting the benefits of the Collateral) hereby authorize the Administrative Agent and the Collateral Agent, as applicable, at the expense of the Borrower, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this clause (a), all without the further consent, joinder or acknowledgement of any Lender and without any recourse to or warranty by the Administrative Agent or Collateral Agent. Any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated solely with respect to such Collateral or Guarantor.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, upon the Facility Termination Date, upon request of the Borrower, the Administrative Agent and/or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions, at the expense of the Borrower, as shall be reasonably requested to evidence termination or release of its security interest in all Collateral, and to release all obligations under any Loan Document. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) The Lenders (and each other Secured Party by accepting the benefits of the Collateral) hereby agree that the Agents are authorized to, at the request of the Borrower, enter into subordination, intercreditor and/or similar agreements to subordinate the Liens of the Collateral Agent in the Collateral to Permitted Liens with respect to Indebtedness to the extent such Indebtedness is expressly permitted hereunder to have senior Liens on the Collateral.

10.16 Waivers of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA PATRIOT ACT. The Administrative Agent, the Collateral Agent and each Lender and Issuing Lender hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or Issuing Lender or the Administrative Agent or Collateral Agent, as applicable, to identify such

Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent, the Collateral Agent or any Lender or Issuing Lender in order to assist the Administrative Agent, the Collateral Agent and the Lenders and Issuing Lenders in maintaining compliance with the Patriot Act.

10.18 Lender Action. Each Lender (and each other Secured Party by accepting the benefits of the Collateral) agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Specified Hedge Agreements or the Cash Management Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent.

10.19 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Secured Obligations. To the extent that any Loan Party makes a payment or payments to any Agent or Lenders (or to an Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.20 Interest Rate Limitation. Notwithstanding anything herein to the contrary, the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Interest Charges”), shall not exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law. If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. To the extent permitted by applicable Law, the Interest Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.20 shall be cumulated and the Interest Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in this Agreement, unless and until the rate of interest again exceeds the Maximum Rate, and at that time this Section 10.20 shall again apply.

10.21 No Advisory or Fiduciary Relationship. In connection with all aspects of the transactions contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Holdings and the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Lenders and the Lead Arrangers are arm’s-length commercial transactions between Holdings, the Borrower and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Lead Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agents, the Lenders and the Lead Arrangers are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither any Agent nor any Lender or Lead Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, each Lender and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings, the Borrower and their Affiliates, and neither the Agents nor any Lender or any Lead Arrangers has any obligation to disclose any of such interests to Holdings, the Borrower or any of their Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against any Agent, any Lender or any Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.22 Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document (but excluding any intercreditor agreement or any subordination agreement), in the event of any conflict or inconsistency between this Agreement and any other Loan Document (excluding any intercreditor agreement or any subordination agreement), the terms of this Agreement shall govern and control; provided, that in the case of any conflict or inconsistency between any intercreditor agreement or any subordination agreement and any other Loan Document, the terms of such intercreditor agreement or such subordination agreement shall govern and control.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MAVENIR SYSTEMS, INC., as the Borrower

By:	/s/ Roy S. Luria
Name: Roy S. Luria
Title: Executive Vice President, General Counsel and Corporate Secretary

MAVENIR PRIVATE HOLDINGS II LTD, as Holdings

By:	/s/ Walter Loh
Name: Walter Loh
Title: Authorized Signatory

Signature page to Mavenir Credit Agreement

GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent and Collateral Agent

By:	/s/ Thomas M. Manning
Name: Thomas M. Manning
Title: Authorized Signatory

Signature page to Mavenir Credit Agreement

GOLDMAN SACHS LENDING PARTNERS LLC, as an Issuing Lender and a Lender

By:	/s/ Thomas M. Manning
Name: Thomas M. Manning
Title: Authorized Signatory

Signature page to Mavenir Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as an Issuing Lender and a Lender

By:	/s/ Alicia Shug
Name: Alicia Shug
Title: Vice President

By:	/s/ Marguerite Sutton
Name: Marguerite Sutton
Title: Vice President

Signature page to Mavenir Credit Agreement

JPMORGAN CHASE BANK, N.A., as an Issuing Lender and a Lender

By:	/s/ Justin B. Kelley
Name: Justin B. Kelley
Title: Executive Director

Signature page to Mavenir Credit Agreement

ROYAL BANK OF CANADA, as an Issuing Lender and a Lender

By:	/s/ Theodore Brown
Name: Theodore Brown
Title: Authorized Signatory

Signature page to Mavenir Credit Agreement